SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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VIOQUEST PHARMACEUTICALS, INC.

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VIOQUEST PHARMACEUTICALS, INC.
7 Deer Park Drive, Suite E
Monmouth Junction, New Jersey 08852
_______________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On
_______, 2005

_______________

Notice is hereby furnished to the shareholders of VioQuest Pharmaceuticals, Inc., a Minnesota corporation (the “Company”), of a special meeting of shareholders (the “Meeting”), to be held at __:00 _.m. on __________, 2005, at __________________________________, to consider and act upon a proposal to merge the Company with and into VioQuest Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with VioQuest Delaware, Inc. remaining as the surviving corporation.

The Company recently announced that it has entered into an Agreement and Plan of Merger with Greenwich Therapeutics, Inc., pursuant to which a wholly-owned subsidiary of the Company would merge into Greenwich and Greenwich would remain as the surviving corporation and a wholly-owned subsidiary of the Company. Greenwich is a privately-held, New York-based biotechnology company that holds exclusive license rights to develop and commercialize two pharmaceutical drug candidates for use in the treatment of cancer. Dr. Lindsay A. Rosenwald and certain trusts established for the benefit of Dr. Rosenwald and his family collectively hold approximately 48 percent of Greenwich’s capital stock. Together, Dr. Rosenwald and such trusts also beneficially own approximately 16 percent of the Company’s common stock. Because of such cross-ownership, the proposed acquisition of Greenwich is prohibited under the Minnesota Business Corporation Act, to which we are subject as a Minnesota corporation. However, the same transaction would be permissible if the Company were incorporated under the laws of the State of Delaware. Accordingly, the primary purpose of the proposal to reincorporate the Company under the Delaware law is to allow the Company to complete the Company’s proposed acquisition of Greenwich.

The Board of Directors of the Company has approved the foregoing proposal and recommends that the shareholders of the Company vote in its favor.

Only shareholders of record as of the close of business on July 11, 2005, or their legal representatives, are entitled to notice and to vote at the Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Meeting.

A Proxy and Proxy Statement are enclosed herewith. You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of the Company, and to return it in the envelope provided.

By Order of the Board of Directors,

President and Chief Executive Officer

July ___, 2005

PROXY STATEMENT
OF
VIOQUEST PHARMACEUTICALS, INC.
7 Deer Park Drive, Suite E
Monmouth Junction, New Jersey 08852

For a Special Meeting of Shareholders
To Be Held __________, 2005

This Proxy Statement is furnished to the shareholders of VioQuest Pharmaceuticals, Inc. (referred to as “we,”“us,”“our” or the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the special meeting of the Company’s shareholders or any adjournment thereof (the “Special Meeting”), to be held at __:00 _.m. on _________, 2005, at ______________________________________. This Proxy Statement and the accompanying proxy were first mailed on approximately _________, 2005, to the Company’s shareholders of record as of the close of business on July 11, 2005. The Company intends to mail this Proxy Statement and the accompanying Notice of Special Meeting on or about July ___, 2005 to all shareholders entitled to vote at the Special Meeting.

As indicated in the accompanying Notice of Special Meeting, the only matter to be considered at the Meeting is a proposal to reincorporate the Company under the laws of the State of Delaware by merging the Company with and into VioQuest Delaware, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary, with VioQuest Delaware, Inc. remaining as the surviving corporation (the “Reincorporation”). The accompanying Proxy authorizes the appointees named in the Proxy, acting at the request of the management of the Company, to vote the shares indicated in the Proxy for or against the Reincorporation and, in their discretion, to vote on other matters incidental to the Special Meeting.

A form of proxy is enclosed for your use. Please date, sign and return the proxy at your earliest convenience. Prompt return of your proxy will be appreciated. The solicitation of proxies from the shareholders is being made by the Board of Directors and management of the Company who will not be specially compensated for such solicitation.

TABLE OF CONTENTS

Questions and Answers About the Reincorporation, the Merger and the Special Meeting	3
Summary	6
Risk Factors	9
Shareholder Proposal: Reincorporation Under Delaware Law	17
The Merger	30
Certain Information Regarding VioQuest	36
Information Regarding Greenwich Therapeutics	42
Certain Transactions and Relationships	51
Summary of Dissenters’ Rights	51
Principal Shareholders	54
Pro Forma Financial Information	56
Index to Appendices to Proxy Statement	62

QUESTIONS AND ANSWERS ABOUT THE REINCORPORATION,
THE MERGER AND THE SPECIAL MEETING

Who is entitled to vote?

The holders of record of the Company’s common stock as of the close of business on July 11, 2005 may vote at the Meeting. As of July 11, 2005, there were 17,827,924 shares of our common stock outstanding.

What are you voting on?

The only matter to be voted upon at the Meeting is the proposed Reincorporation. The shareholders will not be directly voting on the proposed Merger with Greenwich Therapeutics, Inc., although completion of the Reincorporation is necessary to complete the Merger. Shareholders will also be voting on such other matters incidental to conducting the Meeting.

What is the purpose of the Reincorporation?

The Reincorporation is being proposed to facilitate the acquisition of Greenwich Therapeutics pursuant to the Merger Agreement. A copy of the Merger Agreement without schedules is included in this Proxy Statement as Appendix A. In the Merger, the stockholders of Greenwich Therapeutics are to receive a number of our common shares and warrants to purchase common shares, such that, following completion of the Merger, they will collectively own approximately 47 percent of our outstanding common stock on a fully-diluted basis (i.e., assuming the issuance of all shares issuable under outstanding options and warrants).

Will the Merger proceed if the Reincorporation proposal is defeated?

Very unlikely. A vote against the proposed Reincorporation is essentially a vote against the Merger. Currently, as a Minnesota corporation, we are subject to the Minnesota Business Corporation Act, which prohibits us from completing a “business combination” (as that term is defined under the act) transaction with Greenwich. If we were a Delaware corporation, however, the proposed transaction with Greenwich would be permissible. Unless the ownership structure of either or both of our company and/or Greenwich changes, the Merger with Greenwich cannot be completed without the proposed Reincorporation.

Will the Merger with Greenwich proceed if the Reincorporation proposal is approved?

Very likely. The proposed Reincorporation is a condition to completing the Merger. The Merger Agreement, however, has conditions other than the Reincorporation of the Company, which, if not satisfied, may allow either us or Greenwich to terminate the Merger Agreement. These include conditions requiring that:

•	the warranties and representations of the parties made in the Merger Agreement are true as of the time of the Merger;

•	the Merger be accomplished by August 31, 2005;

•	the Merger qualify as a tax free reorganization; and

•	the Merger is approved by the stockholders of Greenwich.

What will happen if the proposed Reincorporation is approved, but the Merger is not completed?

If that were to occur, we would likely still effect the Reincorporation.

Do you have statutory rights of appraisal if you oppose the Reincorporation?

Yes. Under Minnesota law, a shareholder asked to approve a merger of that shareholder’s corporation has the right to dissent from the transaction and receive the fair value of his or her shares in cash. Since the proposed Reincorporation involves merging the Company into a Delaware corporation, you are entitled to receive the fair value of shares under Minnesota law.

How does the Board recommend you vote on the proposals?

The Board recommends you vote your shares FOR the proposed Reincorporation.

Who will be soliciting your vote?

The Board of Directors is soliciting your vote by mail through this Proxy Statement. Your vote may also be solicited in person or by telephone by officers of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of our common stock, and will be reimbursed for their expenses in connection with that activity. The cost of all of this solicitation is being paid for by the Company.

How can I vote?

If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by completing and mailing the form of proxy provided to you. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How do I vote by mail?

You can vote by mail by following the instructions on the accompanying form of proxy, signing the proxy and mailing it to the address noted on the form of proxy or by using the accompanying envelope provided for that purpose. The individuals named as proxies on the form of proxy will vote your shares in accordance with your instructions. If you sign and submit your proxy without giving instructions, the proxies named on the form of proxy will vote your shares as recommended by the Board of Directors.

How can you revoke your proxy after mailing it?

If you are a shareholder of record, you can revoke your proxy by:

•	Submitting a new form of proxy with a later date on it;

•	Giving written notice before the Meeting to the Company’s Secretary, at 7 Deer Park Drive, Suite E, Monmouth Junction, New Jersey 08852, stating that you are revoking your proxy; or

•	Attending the Meeting and voting your shares in person.

Merely attending the Meeting without voting will not revoke your proxy. If you are a street name shareholder, you may revoke your proxy only as instructed by the bank, broker or other nominee holding your shares.

How do I sign the proxy?

Sign your name exactly as it appears on the form of proxy. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney-in-fact or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign, not the minor or other beneficiary. If the shares are held in joint ownership, both owners must sign.

What does it mean if you receive more than one proxy or voting instruction form?

It means your shares are registered differently or are in more than one account. Please complete, sign and return all proxy forms you receive to ensure all your shares are voted.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid meeting of our shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting. Shareholders who send in their proxy but abstain from voting and broker non-votes are counted as present for establishing a quorum.

How many votes are needed for approval of the Reincorporation?

The proposed Reincorporation requires the affirmative vote of at least a majority of the issued and outstanding shares of the Company. Abstentions and broker non-votes are counted as shares present at the Meeting. Accordingly, an abstention from voting on any proposal or a broker non-vote is the same as a vote against that proposal.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy form that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

How can I attend the Meeting?

If you are a shareholder of record on July 11, 2005, you can attend the Meeting by presenting acceptable identification at the Meeting. If you are a street name shareholder you may attend the Meeting by presenting acceptable identification along with evidence of your beneficial ownership of the Company’s common stock. As a street name shareholder, however, you will not be able to vote your shares unless the organizations through which you hold your shares provide proxies giving you authority to vote the shares held for you. This may require more than one proxy, as the record owner of your shares is usually not the organization providing you the account in which your shares are held.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including the appendices to this proxy statement, to understand fully the proposed Reincorporation and proposed acquisition of Greenwich. A copy of the Agreement and Plan of Merger dated July 1, 2005 by and among VioQuest, Greenwich and VQ Acquisition Corp. is attached as Appendix A to this proxy statement.

The Reincorporation Proposal

Our management has called the Meeting, and is asking our shareholders to approve a proposal to reincorporate VioQuest under the laws of the State of Delaware (the “Reincorporation”). The Reincorporation is being proposed to facilitate our proposed acquisition of Greenwich Therapeutics, Inc. (“Greenwich”). On July 1, 2005, we entered into an Agreement and Plan of Merger with Greenwich (the “Merger Agreement”) pursuant to which Greenwich will merge with and into our wholly-owned subsidiary, VQ Acquisition Corp., a Delaware corporation, with Greenwich remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). The business of Greenwich and the terms of the Merger are discussed elsewhere in this proxy statement. Dr. Lindsay A. Rosenwald and certain trusts established for the benefit of Dr. Rosenwald (collectively, the “Rosenwald Trusts”) collectively own approximately 48 percent of the outstanding stock of Greenwich and approximately 16 percent of our outstanding common stock. The Minnesota Business Corporation Act (the “MBCA”), to which the Company is currently subject as a Minnesota corporation, prohibits a business combination transaction between the Company and Dr. Rosenwald, including an entity of which Dr. Rosenwald owns at least 10 percent of its outstanding stock. The General Corporation Law of Delaware (the “DGCL”), which governs Delaware corporations, would not prohibit the proposed Merger with Greenwich. Accordingly, the Company can complete the proposed Merger by reincorporating under Delaware law prior to completion of the transaction.

The Reincorporation would be effected by merging VioQuest with and into VioQuest Delaware, Inc., a wholly-owned subsidiary of VioQuest formed for the specific purpose of the Reincorporation. The outstanding shares of VioQuest’s common stock and each outstanding option and warrant to purchase VioQuest common stock would convert into the same number of shares of VioQuest Delaware’s common stock and the right to purchase the same number of shares of VioQuest Delaware common stock, respectively. VioQuest Delaware would remain as the surviving corporation in this merger and the separate existence of VioQuest would cease. The name of VioQuest Delaware will be changed to “VioQuest Pharmaceuticals, Inc.”

If a sufficient number of our shareholders do not approve the Reincorporation, the Merger cannot occur as currently structured. Accordingly, voting on the Reincorporation has the practical effect of voting on the Merger itself.

Right to Dissent. Under Minnesota law, VioQuest shareholders have the right to dissent from the proposed Reincorporation and obtain payment for the fair value of their shares of VioQuest common stock. A full disclosure of these dissenters’ rights is included on pages 51 to 53 and the provisions of the MBCA relating to dissenters’ rights is attached as Appendix E to this proxy statement.

Description of the Merger with Greenwich Therapeutics

Terms of the Merger

General. On July 1, 2005, we entered into the Merger Agreement pursuant to which Greenwich will merge with and into our wholly-owned subsidiary, VQ Acquisition Corp., a Delaware corporation, with Greenwich remaining as the surviving corporation and a wholly-owned subsidiary of the Company. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware. Assuming all conditions to the Merger are met or waived by the appropriate party or parties, it is anticipated that the Merger will be completed within one week after the date of the Special Meeting.

Conversion of Greenwich Shares. As consideration for their shares of Greenwich common stock, VioQuest will issue to Greenwich’s stockholders aggregate consideration consisting of (i) a number of shares of VioQuest common stock (the “Merger Shares”) such that, immediately following the completion of the Merger, the Greenwich stockholders will hold approximately 49 percent of the issued and outstanding shares of VioQuest common stock, and (ii) warrants to purchase an additional 4,000,000 shares of VioQuest common stock (the “Merger Warrants”).

Escrow of Merger Shares and Warrants. One-half of the Merger Shares and the Merger Warrants will be deposited with an escrow agent pursuant to an escrow agreement to be entered into among VioQuest, Greenwich and a representative appointed by the stockholders of Greenwich. The escrowed securities will be released, if ever, upon the completion of certain milestones relating to the clinical development of Greenwich’s two product candidates. If the milestones are not achieved on or before June 30, 2008, then the escrow shall terminate and all of the Merger Shares and Merger Warrants remaining in the escrow will be returned to VioQuest for cancellation.

Registration Rights; Lock-Up Agreement. The Merger Shares and Merger Warrants are being issued to Greenwich’s stockholders in reliance upon certain exemptions from the registration requirements of the Securities Act of 1933, as amended. VioQuest will grant to the Greenwich stockholders “piggy-back” registration rights. This means that VioQuest will register the resale of the Merger Shares and the shares issuable upon exercise of the Merger Warrants in the next registration statement filed by VioQuest under the Securities Act. Under the terms of the Merger Agreement, however, the Greenwich stockholders will be required to enter into a lockup agreement providing that they will not sell or transfer (subject to certain exceptions) the Merger Shares or shares issuable upon exercise of the Merger Warrants for a period of one year following the effective date of the Merger.

Voting Agreements. Pursuant to the terms of the Merger Agreement, the holders of more than 50 percent of Greenwich’s issued and outstanding common stock have entered into a voting agreement with VioQuest. The voting agreements impose on the Greenwich stockholders an obligation to vote in favor of the Merger in connection with any stockholder action taken by Greenwich in connection with the Merger and grant an irrevocable proxy to vote the stockholders’ shares in such a manner.

Conditions to the Merger. The obligation of the parties to complete the Merger are subject to the satisfaction of certain conditions, including without limitation:

•	the accuracy of each party’s representations and warranties contained in the Merger Agreement;
•	the absence of any material adverse change in the financial condition of the parties;
•	receipt by VioQuest of a fairness opinion from its financial advisor to the effect that the transaction is fair to VioQuest from a financial point of view;
•	approval of the Merger by Greenwich’s stockholders and approval of the proposed Reincorporation by VioQuest’s shareholders; and
•	the receipt by Greenwich of an opinion of its counsel that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

Market Price Data

No established trading market exists for Greenwich common stock. VioQuest’s common stock trades on the OTC Bulletin Board® under the symbol “VQPH.” The closing price per share of VioQuest common stock, as reported on the OTC Bulletin Board® on July 1, 2005, the last full trading day prior to the execution of the Merger Agreement was $0.70.

The Special Meeting

Record Date; Voting Power

You are entitled to vote at the Special Meeting if you owned shares of VioQuest common stock as of the close of business on July 11, 2005, the record date for the Special Meeting. On that date, there were 17,827,924 shares of VioQuest common stock issued and outstanding. VioQuest has no other shares of voting stock outstanding. Each VioQuest shareholder will have one vote for each share of VioQuest common stock owned at the record date.

Meeting Quorum; Votes Required

Under the Minnesota Business Corporation Act and VioQuest’s bylaws, a majority of the shares of common stock outstanding on the record date must be present in person or represented by proxy to establish a quorum for transaction of business at the Special Meeting. The affirmative vote of a majority of the outstanding shares of VioQuest common stock is required to approve the proposed Reincorporation. Accordingly, based on the number of shares outstanding as of the record date, in order for the Reincorporation to be approved, the proposal must receive the affirmative vote of at least 8,913,963 shares.

Risk Factors

In considering whether to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, you should carefully review and consider the information contained below under the caption “Risk Factors.”

RISK FACTORS

Information or statements provided by VioQuest from time to time, including statements contained in this proxy statement, may contain certain "forward-looking statements," including comments regarding anticipated future operations, market opportunities, operating results and financial performance of VioQuest. VioQuest’s future operating performance and share price are influenced by many factors, including factors which may be treated in forward-looking statements. You are cautioned that any forward-looking statements made in this proxy statement or in any other reports, filings, press releases, speeches or other comments, are not a guarantee of future performance. Any such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those which may be projected on the basis of such forward-looking statements. Furthermore, VioQuest assumes no obligation to update such forward-looking statements, except as otherwise required by law. Among the risks and uncertainties which may affect future performance are those described below. In deciding to approve the proposed Reincorporation, you are urged to consider the following risk factors:

Risks Relating to the Merger

We may not realize the anticipated benefits of the Merger.

Although our Board of Directors believes that the Merger is in the best interests of our company and our shareholders, Greenwich is a very early-stage company with no operating history on which to evaluate its business and prospects. We are proposing to acquire Greenwich because it has rights to develop and commercialize two oncology drug candidates, both of which are in the early stages of development. The drug development business is very risky and there is no assurance either of these drug candidates will ever be successfully developed. Accordingly, there can be no assurance that, following the Merger, we will be successful in developing Greenwich’s product candidates or that the Merger will enhance the Company’s profitability or otherwise benefit its stockholders, including the former stockholders of Greenwich who receive shares of the Company’s common stock in the Merger. In the event that the benefits of the Merger fail to materialize, the market price of the Company’s common stock may be materially adversely affected.

The Merger will significantly dilute your percentage ownership in the Company.

If the Merger is completed, we will issue to the stockholders of Greenwich a number of shares of our common stock, including warrants to purchase additional shares of our common stock, that will represent up to approximately 47 percent of our outstanding common shares on a fully-diluted basis. Accordingly, the Merger will result in substantial dilution to your current ownership and voting interests in our company.

The Merger will result in a significant dilution in the book value of your shares.

As of March 31, 2005, we had a net tangible book value of $2,012,000 or approximately $0.11 per share. As of that date, Greenwich’s liabilities exceeded its tangible assets by $668,000. If the Merger were to have occurred on March 31, 2005, it would have resulted in a dilution, on a per share net tangible book value basis, to our current shareholders of approximately $0.11 per share.

Following the Merger, a small group of persons will be able to exert significant control over our company.

Following the Merger, our current officers and directors will beneficially own or control approximately 17.7% of our issued and outstanding common stock. Individually and in the aggregate, these persons will have significant influence over the management of our business, the election of directors and all matters requiring shareholder approval. In particular, this concentration of ownership may have the effect of facilitating, delaying, deferring or preventing a potential acquisition of the Company and may adversely affect the market price of our common stock. Following the Merger, Dr. Lindsay A. Rosenwald will beneficially own 8.1% of our outstanding common stock, and several trusts for the benefit of Dr. Rosenwald and his family will beneficially own 28.9% of our outstanding common stock. Dr. Rosenwald does not have the legal authority to exercise voting power or investment discretion over the shares held by those trusts; however, as a result of the foregoing, Dr. Rosenwald may have the ability to exert significant influence over our Company.

Risks Relating to Greenwich’s Operations

Greenwich has no meaningful operating history on which to evaluate its business or prospects.

Greenwich was formed on October 28, 2004 and only acquired the licenses to its two product candidates in February 2005 and April 2005, respectively. Greenwich has only a limited operating history on which you can base an evaluation of its business and prospects. Accordingly, its business prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the fine chemical, pharmaceutical and biotechnology markets.

Greenwich’s management anticipates experiencing a significant negative cash flow for the foreseeable future and may never become profitable.

Because drug development takes several years and is extremely expensive, Greenwich expects that it will incur substantial losses and negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability, even if it succeeds in acquiring, developing and commercializing one or more drug candidates. Greenwich expects to incur significant operating and capital expenditures and anticipates that its expenses will increase substantially in the foreseeable future as it:

•	undertakes pre-clinical development and clinical trials for its drug candidates;

•	seeks regulatory approvals for its drug candidates;

•	implements additional internal systems and infrastructure;

•	leases additional or alternative office facilities; and

•	hires additional personnel.

Greenwich’s drug development business may not be able to generate revenue or achieve profitability. Greenwich’s failure to achieve or maintain profitability could negatively impact the value of our Common Stock.

Following the Merger, we will require substantial additional financing in order to fund the development of Greenwich’s products. Such financing may not be available on acceptable terms, or even at all.

We will require substantial additional capital, both in the near future and long term, in order to fund the development of Greenwich’s product candidates. Greenwich’s combined capital requirements will depend on numerous factors, including costs for clinical trials, the extent of regulatory approval processes, the purchase of capital equipment to build its infrastructure; fluctuating real estate markets; the costs associated with hiring necessary personnel; and the cost of defending and enforcing patent claims and other intellectual property rights and the outcome of any potentially related litigation or other dispute. We cannot be sure that we will be able to obtain the necessary financing at the times when we need it and on acceptable terms. If we do not have sufficient capital available to us to fund development of these product candidates, we may be forced to slow down or cease all together our development efforts, which will significantly reduce the value of Greenwich’s product candidates to our company.

Greenwich’s success depends upon license agreements.

Greenwich does not directly own the rights to its product candidates, but rather has certain exclusive rights to develop and commercialize the product candidates pursuant to license agreements with The Cleveland Clinic Foundation (“CCF”) and the University of South Florida Research Foundation, Inc. (“USF’). Currently, Greenwich’s commercial success depends entirely on this licensed technology. In the event Greenwich materially breaches the license agreements, CCF or USF may have the right to terminate the licenses. Since, following the Merger, our drug development business will depend entirely on the availability of Greenwich's license rights, the termination of the licenses would significantly reduce the value of our company.

Greenwich needs to create and grow its scientific, sales and support operations.

Greenwich (and following the Merger, VioQuest) will need to create and substantially grow its direct and indirect sales operations, both domestically and internationally, in order to create and increase market awareness and sales of its products and services. The sale of Greenwich’s products and services will require the engagement of sophisticated and highly knowledgeable sales personnel. Similarly, the anticipated complexity of Greenwich’s products and services and the difficulty of customizing them will require Greenwich to hire research and development personnel, and customer service and support personnel, highly trained in chemistry and chemical engineering. Competition among Greenwich and others to retain qualified sales personnel, chemists and chemical engineers is intense due to the limited number of available qualified candidates for such positions. Many of Greenwich’s competitors are in a financial position to offer potential employees of Greenwich greater compensation and benefits than those which may be offered by Greenwich. Failure to recruit and retain such persons will have a material adverse effect on Greenwich’s business operations.

Our future success is dependent on the hiring management of our potential growth.

Following the Merger, the future success of our company depends upon our ability to grow our business. Such growth, if it occurs, will require us to establish management and operating systems, hire additional support technical and sales personnel, and establish and maintain its own independent office, research and production facilities. Failure to manage that growth efficiently could have a material adverse affect on our business.

If we are not able to obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidates, we will not be able to sell those products.

We will need FDA approval to commercialize any drug candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize any product candidates in those jurisdictions. In order to obtain FDA approval of a drug candidate, we will be required to first submit to the FDA for approval an Investigational New Drug Application, or an IND, which will set forth plans for clinical testing of a particular drug candidate.

When the clinical testing for the product candidates is complete, we will then be required to submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration will require significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during the regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, a drug candidate;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may still ultimately reject an NDA. Failure to obtain FDA approval of a drug candidate will severely undermine our business development by reducing our ability to recover the development costs expended in connection with a drug candidate and realize any profit from commercializing a drug candidate.

In foreign jurisdictions, we will be required to obtain approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Following completion of the Merger, we will be required to expend significant time, effort and money to conduct human clinical trials necessary to obtain regulatory approval of the product candidates we will acquire from Greenwich. Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. Clinical trials of any product candidate are estimated to take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow Greenwich’s clinical protocols.

In addition, we or the FDA may suspend clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the IND submissions or the conduct of these trials.

The results of any clinical trial may not support the results of pre-clinical studies relating to Greenwich’s product candidates, which may delay development of any product candidate or cause us to abandon development altogether.

Even if any clinical trials we undertake with respect to Greenwich’s product candidates, we cannot be certain that the results will support the findings of pre-clinical studies upon which a development plan would be based. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that the product candidates are safe and effective for indicated uses. This failure may cause us to delay the development of a product candidate or even to abandon clinical development of a product candidate altogether. Such failure may also cause delay in other product candidates. Any delay in, or termination of, the clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize Greenwich’s product candidates and generate product revenues.

If physicians and patients do not accept and use Greenwich’s drugs after regulatory approvals are obtained, we will not realize sufficient revenue from such product to cover our development costs.

Even if the FDA approved any of Greenwich’s product candidates, physicians and patients may not accept and use them. Acceptance and use of the product candidates will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of Greenwich’s drugs;

•	cost-effectiveness of the product relative to competing products;

•	availability of reimbursement for the products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by US and our licensees and distributors, if any.

our drug development business plan contemplates that substantially all of any future revenues realized will result from sales of product candidates developed, the failure of any of the drugs to find market acceptance would significantly and adversely affect our ability to generate cash flow and become profitable.

We will rely exclusively on third parties to formulate and manufacture its product candidates.

We do not currently have, and has no current plans to develop, the capability to formulate or manufacture drugs. Rather, we intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies that will be needed for any clinical trials undertaken.  If we received FDA approval for any product candidate, we would rely on one or more third-party contractors to manufacture the drugs. Our anticipated future reliance on a limited number of third-party manufacturers will expose us to the following risks:

•
We may be unable to identify manufacturers on commercially reasonable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of the products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture the drugs in the volume and of the quality required to meet clinical and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply the clinical trials or to successfully produce, store and distribute the products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for the products, we may not own, or may have to share, the intellectual property rights to the innovation.

If, following the Merger, we are not able to successfully compete against other drug companies, our drug development business will fail.

The market for new drugs is characterized by intense competition and rapid technological advances. If any drug candidate that we develop, including the drug candidates acquired from Greenwich, receives FDA approval, we will likely compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost or with fewer side-effects. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will be competing against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drug candidates already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

If we fail to adequately protect or enforce Greenwich’s intellectual property rights or secure rights to patents of others, the value of those intellectual property rights would diminish.

Our success, competitive position and future revenues in connection with its drug development business will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. Neither we nor Greenwich are aware of any third party infringing on any of Greenwich's intellectual property rights.

To date, through Greenwich’s license agreements for SSG and TCN, it holds certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications. Greenwich also has patent applications pending in several foreign jurisdictions. Greenwich anticipates filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford Greenwich against competitors, including whether third parties will find ways to invalidate or otherwise circumvent its licensed patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by Greenwich’s licensed patents and patent applications; or

•	whether Greenwich will need to initiate litigation or administrative proceedings which may be costly whether Greenwich wins or loses.

Following the Merger, our success will also depend upon the skills, knowledge and experience of scientific and technical personnel, consultants and advisors as well as licensors and contractors. To help protect proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we intend to rely on trade secret protection and confidentiality agreements. To this end, we currently require, and will continue to require in the future, all of our employees to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. We intend to require new employees hired in connection with our drug development business to also enter into such agreements. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

To date, to the best of its knowledge, Greenwich has not received any threats, claims or other notices from third parties alleging that Greenwich’s product candidates or methods infringe their rights. If following the merger, it is determined that Greenwich’s products, methods, processes and other technologies infringe on the proprietary rights of other parties, however, we could incur substantial costs and may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of the product candidates acquired from Greenwich;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose.

SHAREHOLDER PROPOSAL:
REINCORPORATION UNDER DELAWARE LAW

General

The Board of Directors has unanimously approved and recommended for shareholder approval a proposal to reincorporate the Company under the laws of the State of Delaware (the “Reincorporation”). The Reincorporation would be effected by merging the Company into VioQuest Delaware, Inc., a Delaware corporation and wholly owned subsidiary of the Company. The Reincorporation will be effected pursuant to the terms of agreement and plan of merger. The Company anticipates that the Reincorporation will become effective as soon as practicable following shareholder approval. However, the Reincorporation may be abandoned by the Board of Directors before the effective date of the Reincorporation, either before or after shareholder approval.

Reasons for the Reincorporation - Condition to Completing Merger with Greenwich

The primary purpose of the proposed Reincorporation is to allow VioQuest to complete the Merger with Greenwich. As a Minnesota corporation, VioQuest is subject to the Minnesota Business Corporation Act (“MBCA”), which prohibits “business combinations” with “interested shareholders.” Under the MBCA, an “interested shareholder” includes any person that beneficially owns, directly or indirectly, 10 percent or more of an issuing public corporation’s outstanding voting stock. For purposes of this definition, a person is deemed the “beneficial owner” of shares held by a relative or spouse residing in such person’s home, and any estate or trust in which the person owns 10 percent or more of the total beneficial interest. A “business combination” includes the merger of an issuing public corporation or any subsidiary of such corporation with an interested shareholder or another corporation that is an affiliate (a person or entity that controls, is controlled by or is under common control with a specified person) or associate (including a corporation of which the interested shareholders beneficially owns more than 10 percent of the voting stock) of the interested shareholder. Such business combinations are prohibited under the MBCA for a period of four years after the interested shareholder first became an interested shareholder unless the shareholders of the issuing public corporation approved the business combination transaction prior to the date the interested shareholder first became an interested shareholder.

Lindsay A. Rosenwald, M.D. is an “interested shareholder” of VioQuest because, since February 2003, he and various trusts established for his benefit have collectively owned approximately 16 percent of VioQuest’s outstanding common stock. Dr. Rosenwald is deemed to beneficially own (as defined under the MBCA) the shares held by the trusts because he is generally the sole beneficiary of the trust assets, although the power to dispose of those assets rests with a third party trustee. Dr. Rosenwald and such trusts also own approximately 48 percent of Greenwich’s outstanding voting stock, which makes Greenwich an associate (and perhaps an affiliate) of Dr. Rosenwald. As a result, the proposed Merger is a “business combination” under the MBCA because Dr. Rosenwald is an “interested shareholder” of VioQuest and because Greenwich is an associate and/or an affiliate of Dr. Rosenwald. Since it has not yet been four years since Dr. Rosenwald became an interested shareholder, the proposed Merger with Greenwich is not permitted under the MBCA.

Although the General Corporation Law of Delaware (“DGCL”), which sets forth corporate laws applicable to companies incorporated under Delaware law, contains a provision similar to the MBCA concerning business combinations with interested stockholders, the DGCL provision contains certain exceptions that would exempt the Merger from the restrictions of the business combination provision if VioQuest were a Delaware corporation. For example, the DGCL’s business combination provision does not apply to corporations that do not have a class of voting stock (i) listed on a national securities exchange, (ii) quoted on the NASDAQ Stock Market, or (iii) held of record by more than 2,000 stockholders. VioQuest is neither listed on a national securities exchange (e.g., the New York Stock Exchange or the American Stock Exchange) or on the NASDAQ Stock Market, and the number of holders of record of VioQuest common stock was only approximately 1,500 as of the record date for the Special Meeting. Accordingly, if VioQuest were a Delaware corporation, the proposed Merger with Greenwich would not be a prohibited “business combination.”

Other Reasons for the Reincorporation

VioQuest also believes reincorporating under Delaware law is advisable because Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs. Delaware has also established a specialized court, the Court of Chancery, having exclusive jurisdiction over matters relating to the DGCL. The Chancery Court has no jurisdiction over criminal and tort cases, and corporate cases are heard by judges, without juries, who have many years of experience with corporate law issues. Traditionally, this has meant that the Delaware courts are able in most cases to process corporate litigation relatively quickly and effectively. As a result, Delaware courts have developed considerable expertise in dealing with corporate illegal issues and produced a substantial body of case law construing Delaware corporate laws. Because our legal system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to VioQuest by allowing our board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. For these reasons, most public corporations have chosen to incorporate under the laws of Delaware or have, like VioQuest’s proposes, reincorporated under Delaware law.

Reincorporation from Minnesota to Delaware may also make it easier to attract future candidates willing to serve on VioQuest’s board of directors since many of such candidates are already familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience.

Effect on VioQuest Stock

The proposed Reincorporation will be effected by completing a merger transaction in which VioQuest would merge with and into VioQuest Delaware. Prior to the proposed Reincorporation, VioQuest and VioQuest Delaware will enter into an agreement and plan of merger, which will provide, as follows:

•	VioQuest will be merged with and into VioQuest Delaware, with VioQuest Delaware remaining as the surviving corporation and VioQuest’s separate existence as a Minnesota corporation will cease;

•
each holder of VioQuest common stock, par value $.01 per share, will receive one share of VioQuest Delaware common stock, par value $.001 per share, for each share of VioQuest common stock owned by such holder;

•	certificates formerly representing shares of VioQuest common stock will thereafter represent shares of VioQuest Delaware common stock;

•
all outstanding options, warrants and other rights to purchase shares of VioQuest common stock will automatically convert into an option, warrant or other right to purchase the same number of shares of VioQuest Delaware common stock;

•	the certificate of incorporation of VioQuest Delaware, substantially in the form attached to this proxy statement as Appendix D, will replace VioQuest’s existing articles of incorporation; and

•	the name of VioQuest Delaware, as the surviving corporation, will be changed to “VioQuest Pharmaceuticals, Inc.”

It will not be necessary for shareholders of VioQuest to exchange their existing stock certificates for stock certificates of VioQuest Delaware; outstanding certificates of VioQuest common stock should not be destroyed or sent to VioQuest. Following the Reincorporation, delivery of previously outstanding stock certificates of VioQuest will constitute “good delivery” in connection with sales through a broker, or otherwise, of shares of VioQuest Delaware.

Increase in Authorized Capital Stock

The Reincorporation will also have the effect of increasing the number of shares of the Company’s authorized capital stock. Currently, the Company’s articles of incorporation authorize the issuance of 50,000,000 shares of undesignated capital stock. VioQuest Delaware’s certificate of incorporation, however, authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company currently has outstanding approximately 17,800,000 shares of common stock and options and warrants to acquire an additional approximately 6,200,000 shares of common stock. In connection with the Merger, we will be required to issue approximately 17,200,000 shares of common stock to Greenwich’s stockholders, plus warrants to purchase an additional 4,000,000 shares. Accordingly, following the Merger we expect to have outstanding approximately 35,000,000 shares of common stock and options and warrants to purchase an additional 10,200,000 common shares. Without the increased number of authorized shares resulting from the Reincorporation, the Company will have very few additional authorized shares remaining for issuance and would likely need to seek shareholder approval in the near future. The increased number of authorized shares resulting from the Reincorporation will provide the Company will flexibility to raise additional capital in the future by selling shares of its stock.

Comparative Rights of VioQuest Stockholders and VioQuest Delaware Stockholders

If the Reincorporation is approved by the requisite vote of the shareholders at the Special Meeting, the holders of VioQuest common stock, whose rights are currently governed by the MBCA and VioQuest’s Articles of Incorporation and Bylaws, will become stockholders of VioQuest Delaware, which is a Delaware corporation. Accordingly, following Reincorporation, their rights will be governed in accordance with the DGCL and VioQuest Delaware’s Certificate of Incorporation, in substantially the form attached hereto as Appendix D, and Bylaws, which will be substantially identical to VioQuest’s existing bylaws. Certain differences in the rights of shareholders arise from distinctions between the MBCA and the DGCL, as well as from VioQuest’s charter instruments as compared to VioQuest Delaware’s charter instruments. The following is a brief description of those differences. This discussion is not intended to be a complete statement of the differences, but rather a summary of the more significant differences affecting the rights of such shareholders and certain important similarities. The identification of certain provisions or differences is not meant to indicate that other equally or more significant differences do not exist. The following summary discussion is qualified in its entirety by reference to the MBCA, DGCL, VioQuest’s Articles of Incorporation and Bylaws and VioQuest Delaware’s Certificate of Incorporation and Bylaws, to which you are referred.

Shareholders’ Action Without a Meeting

Under Minnesota law, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on such action, and a publicly-held company cannot provide for a lower threshold in its articles of incorporation. This power cannot be restricted by a corporation’s articles of incorporation. In contrast, Delaware law permits such an action to be taken if the written consent is signed by the holders of shares that would have been required to effect the action at a meeting of the stockholders. Stockholders who do not sign the written consent must be notified promptly following the effectiveness of a written consent. Generally, holders of a majority of the Company’s outstanding shares may take action by written consent in lieu of a shareholder meeting. However, Delaware law also provides that a corporation’s certificate of incorporation may restrict or prohibit stockholders’ action without a meeting. VioQuest Delaware’s Certificate does not contain any such restriction, so actions may be adopted by a written consent signed by the holders of shares that would have been required to vote in favor of the proposed action at a meeting of stockholders.

Anti-Takeover Legislation

 Both the MBCA and the DGCL contain provisions intended to protect shareholders from individuals or companies attempting a takeover of a corporation in certain circumstances. The anti-takeover provisions of the MBCA and the DGCL differ in a number of respects, and it is not practical to summarize all of the differences. However, the following is a summary of certain significant differences.

The Minnesota control share acquisition statute establishes various disclosure and shareholder approval requirements that must be satisfied by individuals or companies attempting a takeover. Delaware has no comparable provision. The Minnesota statute applies to an “issuing public corporation.” An “issuing public corporation” is a publicly-held corporation which is incorporated under or governed by the MBCA and has at least fifty shareholders. The Company is subject to the statute; VioQuest Delaware, because it is a Delaware corporation, will not be subject to the statute. The Minnesota statute requires disinterested shareholder approval for acquisitions of shares of an “issuing public corporation” which result in the “acquiring person” owning more than a designated percentage of the outstanding shares of such corporation. Accordingly, shareholders who acquire shares without shareholder approval and in excess of a designated percentage of outstanding shares lose their voting rights and are subject to certain redemption privileges of the corporation. Such shares regain their voting rights only if the acquiring person discloses certain information to the corporation and such voting rights are granted by the shareholders at an annual or special meeting of the shareholders. The Minnesota control share acquisition statute applies unless the “issuing public corporation” opts out of the statute in its articles of incorporation or bylaws. The Company has not opted out of such provisions.

While there is no Delaware statute comparable to the Minnesota control share acquisition statute, both Minnesota and Delaware have business combination statutes that are intended primarily to deter takeover bids which propose to use the target’s assets as collateral for the offeror’s debt financing and to liquidate the target, in whole or in part, to satisfy financing obligations. Proponents of the business combination statute argue that such takeovers have a number of abusive effects when the target is broken up, such as adverse effects on the community and employees. Further, proponents argue that if the offeror can wholly finance its bid with the target’s assets, that fact suggests that the price offered was not fair in relation to the value of the company, regardless of the current market price.

The Minnesota business combination statute provides that an issuing public corporation (as described above with respect to the Minnesota control share acquisition statute) may not engage in certain business combinations with any person that acquires beneficial ownership of 10% or more of the voting stock of that corporation (i.e., an interested shareholder) for a period of four years following the date on which the person became a 10% shareholder (the share acquisition date) unless, before that share acquisition date, a committee of the corporation’s disinterested directors approve either the business combination or the acquisition of shares. Only specifically defined types of “business combinations” are prohibited by the Minnesota statute. In general, the definition includes: any merger or exchange of securities of the corporation with the interested shareholder; certain sales, transfers, or other disposition of assets of the corporation to an interested shareholder; transfers by the corporation to interested shareholders of shares that have a market value of 5% or more of the value of all outstanding shares, except for a pro rata transfer made to all shareholders; any liquidation or dissolution of, or reincorporation in another jurisdiction of, the corporation which is proposed by the interested shareholder; certain transactions proposed by the interested shareholder or any affiliate or associate of the interested shareholder that would result in an increase in the proportion of shares entitled to vote owned by the interested shareholder; and transactions whereby the interested shareholder receives the benefit of loans, advantages, guarantees, pledges, or other financial assistance or tax advances or credits from the corporation. For purposes of selecting a disinterested committee, a director or person is “disinterested” if the director or person is neither an officer nor an employee of the issuing public corporation or a related corporation, nor has been an officer or employee within five years preceding the formation of the committee of the issuing public corporation or a related corporation. The disinterested committee must consider and act on any written, good faith proposal to acquire shares or engage in a business combination. The disinterested committee must consider and take action on the proposal and within 30 days render a decision in writing regarding the proposal.

In contrast to the Minnesota statute, the Delaware statute provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, the person is designated an interested stockholder and the corporation may not engage in certain business combinations with such person for a period of three years. However, an otherwise prohibited business combination may be permitted if one of three conditions is satisfied. First, if before the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, then the business combination is permitted. Second, a business combination is permitted if the tender offer or other transaction pursuant to which the person acquires 15% stock ownership is attractive enough such that the interested stockholder is able to acquire ownership in the same transaction of at least 85% of the outstanding voting stock (excluding for purposes of determining the number of shares outstanding those shares owned by directors who are also officers and those shares owned by certain employee stock ownership plans). Finally, the business combination is permissible if approved by the board of directors and authorized at an annual or special meeting of stockholders (action by written consent is not permitted) by the affirmative vote of at least two-thirds of the outstanding voting shares held by disinterested stockholders. As in Minnesota, only certain Delaware corporations are subject to the business combination provisions of Delaware corporation law. A corporation is subject to the statute if it is incorporated under the laws of Delaware and has a class of voting stock that is listed on a national securities exchange, quoted on the NASDAQ stock market, or held of record by more than 2,000 shareholders. Because VioQuest Delaware will not meet any of these conditions, it will not be subject to the Delaware business combination statute.

The “business combinations” prohibited under Delaware law include any of the following: any merger or consolidation with the interested stockholder; any sale, transfer or other disposition of assets to the interested stockholder if the assets have a market value equal to or greater than 10% of the aggregate market value of all of the corporation’s assets; any transfer of stock of the corporation to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution; and any receipt by the interested stockholder of any loans, advances, guarantees, pledges, and other financial benefits, except in connection with a pro rata transfer. The Delaware statute does not apply to any business combination in which the corporation, with the support of a majority of those directors who were serving as directors before any person became an interested stockholder, proposes a merger, sale, lease, exchange or other disposition of at least 50% of its assets, or supports (or does not oppose) a tender offer for at least 50% of its voting stock. In such a case, all interested stockholders are not required to comply with the three year prohibition and may compete with the corporation-sponsored transaction.

Minnesota law is somewhat more restrictive than Delaware law with respect to a prospective takeover attempt. In Minnesota, an interested shareholder is one who owns 10% of the outstanding shares while in Delaware 15% is the share ownership threshold. An interested shareholder must wait four years in Minnesota to engage in prohibited business combinations, compared to a three-year waiting period in Delaware. Minnesota also has a potentially broader definition of a business combination which arguably encompasses a larger variety of transactions. Another difference between the two business combination statutes is the method by which prohibited transactions become permissible. In Delaware, an otherwise prohibited business combination may be permitted by board approval, by stockholder approval, or by an acquisition of 85% of the outstanding shares of voting stock. In Minnesota, a prohibited transaction is permitted only by advance board committee approval. In addition, the Delaware statute provides that if the corporation proposes a merger or sale of assets, or does not oppose a tender offer, all interested stockholders are not required to comply with the three year prohibition and in certain circumstances may compete with such proposed transaction. The Minnesota statute does not have a comparable provision. Both the Minnesota and Delaware provisions permit a corporation to “opt out” of the business combination statute by electing to do so in its articles or certificate of incorporation within a specified time period. Neither the Bylaws nor the Articles of Incorporation of the Company contain such an “opt out” provision. Similarly, neither the Certificate of Incorporation nor the Bylaws of VioQuest Delaware contain such an “opt out” provision.

The MBCA includes other provisions relating to takeovers that are not included in the DGCL. Some of these provisions address a corporation’s use of golden parachutes, greenmail and the standard of conduct of the Board of Directors in connection with the consideration of takeover proposals. The MBCA contains a provision which prohibits a publicly-held corporation from entering into or amending agreements (commonly referred to as golden parachutes) that increase current or future compensation of any officer or director during any tender offer or request or invitation for tenders. The MBCA provides that a publicly-held corporation is prohibited from purchasing or agreeing to purchase any shares from a person who beneficially owns more than 5% of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase will not violate the statute if the purchase is approved at a meeting of the shareholders by a majority of the voting power of all shares entitled to vote or if the corporation’s offer is of at least equal value per share and made to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted. In considering the best interests of the corporation with respect to a proposed acquisition of an interest in the corporation, the MBCA authorizes the board of directors to consider the interest of the corporation’s employees, customers, suppliers and creditors, the economy of the state and nation, community and social considerations and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Directors’ Standard of Care and Personal Liability

Minnesota law provides that a director must discharge the director’s duties in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A director who complies with such standards may not be held liable by reason of being a director or having been a director of the corporation. Delaware law provides that the business and affairs of a Delaware corporation are to be managed by or under the direction of its board of directors. The directors of a company owe fiduciary duties to the company and its stockholders. These fiduciary duties require directors in making a business decision to act on an informed basis, in good faith, and in the honest belief that the action to be taken is in the best interests of the company and its stockholders. In general, directors owe two distinct fiduciary duties: the duty of care and the duty of loyalty.

Limitation or Elimination of Director’s Personal Liability

Minnesota law provides that the personal liability of a director for breach of fiduciary duty may be eliminated or limited if the articles of incorporation so provide, but the articles may not limit or eliminate such liability for (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, (d) any transaction in which the director received an improper personal benefit, (e) certain violations of the Minnesota securities laws, and (f) any act or omission that occurs before the effective date of the provision in the articles eliminating or limiting liability. The Company’s Articles of Incorporation provide that, to the fullest extent permitted by the MBCA, a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of a directors’ fiduciary duty. Delaware law provides that if the certificate of incorporation so provides, the personal liability of a director for breach of fiduciary duty as a director may be eliminated or limited, but that the liability of a directors is not limited or eliminated for (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, or (d) any transaction in which the director received an improper personal benefit. VioQuest Delaware’s Certificate of Incorporation contains a provision eliminating the personal liability of its directors for breach of fiduciary duty, subject to the foregoing limitations. The Company is not aware of any pending or threatened litigation to which the limitation of directors’ liability would apply.

Indemnification

Minnesota law generally provides for mandatory indemnification of persons acting in an official capacity on behalf of the corporation if such a person acted in good faith, did not receive any improper personal benefit, acted in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Delaware law permits a corporation to indemnify its officers, directors, employees and agents and expressly provides that such indemnification shall not be deemed exclusive of any indemnification right provided under any bylaw, vote of shareholders or disinterested directors or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against parties entitled to indemnity for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner such person reasonably believed was in or not opposed to the best interests of the corporation. In Delaware indemnification is available in a criminal action only if the person seeking indemnity had no reasonable cause to believe that the person’s conduct was unlawful. Delaware law does not allow indemnification for directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) as to which such director shall have been adjudged to be liable to the corporation unless indemnification (limited to expenses) is ordered by a court. The Certificate of VioQuest Delaware provides for indemnification to the fullest extent permitted by Delaware law.

Stockholder Voting

Under both Minnesota law and Delaware law, action on certain matters, including the sale, lease or exchange of all or substantially all of the corporation’s property or assets, mergers, and consolidations and voluntary dissolution, must be approved by the holders of a majority of the outstanding shares. In addition, both states’ laws provide that the articles or certificate of incorporation may provide for a supermajority of the voting power of the outstanding shares to approve such extraordinary corporate transactions. Neither the Company’s Articles nor VioQuest Delaware’s Certificate contain such a provision.

Action by Directors Without a Meeting

Minnesota and Delaware law permit directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting. Minnesota law provides that a corporation’s articles of incorporation may provide for such written action, other than an action requiring shareholder approval, by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present. The Company’s Articles of Incorporation contain such a provision allowing an action to be taken by written consent of less than all of the directors. Delaware law contains no such provision and, thus, written actions by the directors of VioQuest Delaware must be unanimous. Minnesota law also states that if the articles of incorporation or bylaws so provide, a director may give advance written consent or opposition to a proposal to be acted on at a board meeting; however, such consent or opposition of a director not present at a meeting does not constitute presence for determining the existence of a quorum. The Company’s Bylaws contain such a provision. Delaware law does not contain any advance written consent or opposition provision.

Conflicts of Interest

Under both Minnesota law and Delaware law, a contract or transaction between a corporation and one or more of its directors, or an entity in or of which one or more of the corporation’s directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable solely because of such reason, provided that the contract or transaction is fair and reasonable at the time it is authorized, such contract or transaction is ratified by the corporation’s disinterested stockholders after disclosure of the relationship or interest, or such contract or transaction is authorized in good faith by a majority of the disinterested members of the board of directors after disclosure of the relationship or interest. However, if such contract or transaction is authorized by the board, under Minnesota law the interested director may not be counted in determining the presence of a quorum and may not vote on such contract or transaction. Delaware law permits the interested director to be counted in determining whether a quorum of the directors is present at the meeting approving the contract or transaction, and further provides that the contract or transaction shall not be void or voidable solely because the interested director’s vote is counted at the meeting which authorizes the contract or transaction.

Number of Directors

Minnesota law provides that the number of directors shall be fixed by or in the manner provided in the articles of incorporation or bylaws, and that the number of directors may be changed at any time by amendment to or in the manner provided in the articles of incorporation or bylaws. The Company’s Bylaws provide that the Board of Directors shall consist of a seven directors. Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. Under the Bylaws and the Certificate of Incorporation of VioQuest Delaware, the number of directors may be fixed by resolution of the Board of Directors.

Classified Board of Directors

Both Minnesota and Delaware permit a corporation’s bylaws to provide for a classified board of directors. Delaware permits a maximum of three classes; Minnesota law does not limit the number of classes. The Company currently has a classified board of directors and the Certificate of Incorporation and the Bylaws of VioQuest Delaware provide for a classified board of directors.

Removal of Director

Under Minnesota law, unless a corporation’s articles of incorporation provide otherwise, a director may be removed with or without cause by the affirmative vote of a majority of the shareholders or, if the director was named by the board to fill a vacancy, by the affirmative vote of a majority of the other directors. Under Delaware law a director of a corporation may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote for the election of directors. However, a director of a Delaware corporation that has a classified board may be removed but only for cause, unless the certificate of incorporation provides otherwise. The Bylaws of VioQuest Delaware provide that a director may be removed at any time but only for cause by the stockholders.

Vacancies on Board of Directors

Under Minnesota law, unless the articles of incorporation or bylaws provide otherwise, (a) a vacancy on a corporation’s board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum, (b) a newly created directorship resulting from an increase in the number of directors may be filled by the board, and (c) any director so elected shall hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. The Company’s Bylaws follow these provisions. Under Delaware law, a vacancy on a corporation’s board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the affirmative vote of a majority of the outstanding voting shares, unless otherwise provided in the certificate of incorporation or bylaws. The Certificate of Incorporation of VioQuest Delaware provides that a vacancy on a board of directors shall be filled by the affirmative vote of a majority of the remaining directors, and not by the stockholders.

Annual Meetings of Stockholders

Minnesota law provides that if a regular meeting of shareholders has not been held during the immediately preceding 15 months, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders. Delaware law provides that if no date has been set for an Annual Meeting of stockholders for a period of 13 months after the last Annual Meeting, any stockholder or director may request the Delaware court to order a meeting to be held.

Special Meetings of Stockholders

Minnesota law provides that the chief executive officer, the chief financial officer, two or more directors, a person authorized in the articles or bylaws to call a special meeting, or a shareholder holding 10% or more of the voting power of all shares entitled to vote, may call a special meeting of the shareholders, except that a special meeting concerning a business combination must be called by 25% of the voting power. Under Delaware law, only the board of directors or those persons authorized by the corporation’s certificate of incorporation or bylaws may call a special meeting of the corporation’s stockholders. The Bylaws of VioQuest Delaware provide that special meetings of shareholders may be called by the corporation’s President, Board of Directors, Chairman of the Board, Chief Executive Officer or at the request of stockholders owning a majority of the voting power of the outstanding shares entitled to vote.

Voluntary Dissolution

Minnesota law provides that a corporation may be dissolved by the voluntary action of holders of a majority of a corporation’s shares entitled to vote at a meeting called for the purpose of considering such dissolution. Delaware law provides that voluntary dissolution of a corporation first must be deemed advisable by a majority of the board of directors and then approved by a majority of the outstanding stock entitled to vote. Delaware law further provides for voluntary dissolution of a corporation without action of the directors if all of the stockholders entitled to vote on such dissolution consent in writing to such dissolution.

Minnesota law provides that a court may dissolve a corporation in an action by a shareholder where: (a) the situation involves a deadlock in the management of corporate affairs and the shareholders cannot break the deadlock; (b) the directors have acted fraudulently, illegally, or in a manner unfairly prejudicial to the corporation; (c) the shareholders are divided in voting power for two consecutive regular meetings to the point where successor directors are not elected; (d) there is a case of misapplication or waste of corporate assets; or (e) the duration of the corporation has expired. Delaware law provides that courts may revoke or forfeit the charter of any corporation for abuse, misuse or nonuse of its corporate powers, privileges or franchises.

Inspection of Shareholder Lists

Under Minnesota law, any shareholder has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, the corporation’s share register. Under Delaware law, any stockholder, upon written demand under oath stating the purpose thereof, has the right during the usual hours for business to inspect for any proper purpose a list of the corporation’s stockholders and to make copies or extracts therefrom.

Amendment of the Charter

Under Minnesota law, before shareholders may vote on an amendment to the articles of incorporation, either a resolution to amend the articles must have been approved by the affirmative vote of the majority of the directors present at the meeting where such resolution was considered, or the amendment must have been proposed by shareholders holding 3% or more of the voting power of the shares entitled to vote. Amending the articles of incorporation requires the affirmative vote of the holders of the majority of the voting power present and entitled to vote at the meeting (and of each class, if entitled to vote as a class), unless the articles of incorporation require a larger proportion. Minnesota law provides that a proposed amendment may be voted upon by the holders of a class or series even if the articles of incorporation would deny that right, if among other things, the proposed amendment would change the rights or preferences of the class or series, create a new class or series of shares having rights and preferences prior and superior to the shares of that class or series or limit or deny any existing preemptive right of the shares of the class or series. Under Delaware law, the board of directors must adopt a resolution setting forth an amendment to the certificate of incorporation before the stockholders may vote on such amendment. Unless the certificate of incorporation provides otherwise, amendments to the certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares, or would adversely affect the rights, powers or preferences of such class or series, a majority of the outstanding stock of such class or series also must approve the amendment.

Amendment of the Bylaws

Minnesota law provides that unless the articles of incorporation reserve the power to the shareholders, the power to adopt, amend, or repeal a corporation’s bylaws is vested in the board of directors, subject to the power of the shareholders to adopt, repeal, or amend the bylaws. After adoption of initial bylaws, the board of directors of a Minnesota corporation cannot adopt, amend, or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. Delaware law provides that the power to adopt, amend, or repeal bylaws remains with the corporation’s stockholders, but permits the corporation, in its certificate of incorporation, to place such power in the board of directors. Under Delaware law, the fact that such power has been placed in the board of directors neither divests nor limits the stockholders’ power to adopt, amend, or repeal bylaws.

Proxies

Both Minnesota and Delaware law permit proxies of definite duration. If the proxy is indefinite as to its duration, under Minnesota law it is valid for 11 months, under Delaware law, the proxy is valid for three years.

Preemptive Rights

Under Minnesota law, shareholders have preemptive rights to acquire a certain fraction of the unissued securities or rights to purchase securities of a corporation before the corporation offers them to other persons, unless the corporation’s articles of incorporation otherwise provide. The Company’s Articles provide that the Company’s shareholders do not have preemptive rights. Under Delaware law, preemptive rights do not exist unless the corporation’s certificate of incorporation specifies otherwise. VioQuest Delaware’s Certificate does not provide for any such preemptive rights.

Dividends

Generally, a Minnesota corporation may pay a dividend if its board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend and if, among other things, the dividend payment does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of the shares having preferential rights, unless the payment is made to those shareholders in the order and to the extent of their respective priorities. A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, except that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Stock Repurchases

A Minnesota corporation may acquire its own shares if, after the acquisition, it is able to pay its debts as they become due in the ordinary course of business and if enough value remains in the corporation to satisfy all preferences of senior securities. Under Delaware law, a corporation may purchase or redeem shares of any class except when its capital is impaired or such purchase would cause impairment of capital, except that a corporation may purchase or redeem any of its preferred shares if such shares will be retired upon the acquisition and the capital of the corporation will be reduced by such retirement of shares.

Treasury Shares

The MBCA does not allow treasury shares. Under the DGCL, the Company may hold treasury shares and such shares may be held, sold, loaned, pledged or exchanged by the Company. Such treasury shares, however, are not outstanding shares and therefore do not receive any dividends and do not have voting rights.

Dissenting Shareholder Rights

 In some circumstances under Minnesota law and Delaware law, shareholders have the right to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value of the shares as determined by agreement with the corporation or by a court in an action timely brought by the dissenting shareholders. Minnesota law, in general, affords dissenters’ rights upon certain amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, upon the sale of substantially all corporate assets and upon merger or exchange by a corporation. However, no such appraisal rights exist for the holders of any shares listed on the New York Stock Exchange, the American Stock Exchange or designated as a national market system security on an interdealer quotation system. Delaware law allows for dissenters’ rights only in connection with certain mergers or consolidations. No such appraisal rights exist, however, for corporations whose shares are listed on a national securities exchange or held of record by more than 2,000 stockholders unless the certificate of incorporation provides otherwise (the VioQuest Delaware Certificate does not provide otherwise) or the shareholders are to receive in the merger or consolidation anything other than (a) shares of stock of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or (d) any combination of clauses (a), (b), or (c). The procedures for asserting dissenters’ rights in Delaware impose most of the initial costs of such assertion on the dissenting shareholder, whereas the Minnesota procedures pose little financial risk to the dissenting shareholder in demanding payment in excess of the amount the corporation determined to be the fair value of its shares.

Abandonment of Reincorporation Merger

Notwithstanding shareholder approval, the Board of Directors may abandon the proposed Reincorporation at any time before the effective time of the Reincorporation if the Board of Directors of the Company determines that in its judgment the Reincorporation does not appear to be in the best interests of the Company or its shareholders. In the event the Board of Directors abandons the Reincorporation, or the Company’s shareholders fail to approve the Reincorporation, the Company would remain a Minnesota corporation.

Required Vote for the Reincorporation Merger

The affirmative vote of a majority of all shares of VioQuest common stock entitled to vote at the Meeting is required to authorize the Reincorporation. The enclosed form of Proxy provides a means for shareholders (i) to vote for the Reincorporation and its resulting effects, (ii) to vote against the Reincorporation and its resulting effects, or (iii) to abstain from voting with respect to the Reincorporation and its resulting effects. Each properly executed proxy received in time for the Meeting will be voted at such meeting as specified therein. If a shareholder executes and returns a proxy but does not specify otherwise, the shares represented by such shareholder’s proxy will be voted for the Reincorporation and all its resulting effects. A vote for the proposal will constitute specific approval of the Reincorporation and its resulting effects, VioQuest Delaware’s Certificate of Incorporation and Bylaws, and all transactions and proceedings related to the Reincorporation described in this proxy statement.

Board Recommendation and Voting Requirements

The Board of Directors recommends a vote FOR approval of the proposal to change the state of incorporation from Minnesota to Delaware. Provided a quorum is present, the affirmative vote of holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on this item and present, in person or by proxy, at the Special Meeting is required for approval of the proposal to change the state of incorporation from Minnesota to Delaware. Proxies solicited by our Board of Directors will be voted for approval of the amendment, unless shareholders specify otherwise in their proxies.

Dissenters’ Rights

Under Minnesota law, you have the right to dissent from the proposed Reincorporation and receive the fair value of your shares in cash. See “Summary of Dissenters’ Rights.”

Federal Income Tax Consequences of Reincorporation

The Reincorporation is intended to be tax free under the Internal Revenue Code. Accordingly, the Company believes that no gain or loss will be recognized by shareholders for federal income tax purposes as a result of the consummation of the Reincorporation. Each shareholder will have a tax basis in the shares of capital stock of VioQuest Delaware deemed received upon the effective time of the Reincorporation equal to the tax basis of the shareholder in the shares of capital stock deemed exchanged therefore, and, provided that the shareholder held the shares of capital stock as a capital asset, such shareholder’s holding period for the shares of capital stock of VioQuest Delaware deemed to have been received will include the holding period of the shares of capital stock deemed exchanged therefore. No gain or loss will be recognized for federal income tax purposes by the Company or VioQuest Delaware and VioQuest Delaware will succeed, without adjustment, to the tax attributes of the Company.

NOTWITHSTANDING THE FOREGOING, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE REINCORPORATION UNDER APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

THE MERGER

Background of Merger

Greenwich is a company founded by Lindsay A. Rosenwald, M.D. and his associates. Dr. Rosenwald is the chairman and chief executive officer of Paramount BioCapital, Inc., a New York-based merchant and investment bank and venture capital firm that focuses on biotechnology companies. Among other business activities, with its affiliates, Paramount BioCapital creates new companies to then in-license novel drug and therapeutic technologies to develop and commercialize.

Under this model, Paramount founded Greenwich in October 2004 and shortly thereafter began negotiating with academic and research institutions to in-license the rights to develop and commercialize novel drug and therapeutic technologies. Aside from Dr. Rosenwald and various trusts established for his benefit, who collectively own approximately 48 percent of Greenwich’s outstanding common stock, the rest of Greenwich’s common stock is owned substantially by employees and other associates of Paramount BioCapital, including Stephen C. Rocamboli and Michael Weiser, M.D., Ph.D., both of whom are directors of VioQuest.

In February 2005, Daniel Greenleaf, the President and Chief Executive Officer of VioQuest, became aware that Greenwich was in negotiations with both the Cleveland Clinic to in-license the rights to develop and commercialize sodium stibogluconate, or SSG, and with the Moffitt Cancer Center at the University of South Florida to in-license the rights to develop and commercialize triciribine, or TCN. Mr. Greenleaf initiated preliminary discussions with Dr. Jeffrey Serbin, an analyst employed by Paramount BioCapital who was involved in conducting due diligence research relating to SSG and TCN on behalf of Paramount and Greenwich to determine if the technologies were available for sale to VioQuest. On several occasions from February into March 2005, Mr. Greenleaf also had similar discussions with Dr. Jason Stein, a senior analyst at Paramount, who is also vice president of Greenwich and a member of its board of directors.

On March 22, 2005, Mr. Greenleaf informed the VioQuest board of directors of his discussions with Greenwich concerning acquiring the rights to its two drug candidates and made a summary presentation of SSG and TCN. No action by the VioQuest board was taken at this time.

Following the March 22, 2005 VioQuest board meeting, Mr. Greenleaf continued in discussions with Drs. Stein and Serbin and J. Jay Lobell, Paramount BioCapital’s chief operating officer and the president of Greenwich, concerning the terms and form of a proposed transaction whereby VioQuest would acquire the rights to SSG and TCN.

On April 4, 2005, at a meeting of the VioQuest board of directors, Dr. Serbin and Dr. Matthew Wykoff made a presentation to the VioQuest board concerning SSG and TCN, which included a lengthy question and answer session with VioQuest’s board. The VioQuest board took no action at the meeting.

On April 14, 2005, Greenwich sent a preliminary term sheet to VioQuest’s management, which outlined the terms of a proposed merger transaction between the two companies. On April 19, 2005, the VioQuest board of directors met telephonically to consider the term sheet. Mr. Rocamboli and Dr. Weiser did not participate in this meeting as a result of their interest in Greenwich. The board did not take any action at the meeting, but agreed to appoint a committee of disinterested directors to consider and, if warranted, approve the term sheet. Following this board meeting, a written consent of the VioQuest board approving resolutions that appointed a special committee consisting of Kenneth W. Brimmer, David M. Tanen and Mr. Greenleaf.

On April 26, 2005, VioQuest engaged CRA International, a business valuation consultant to undertake to render a fairness opinion to VioQuest.

Through the remainder of April, Mr. Greenleaf, Mr. Lenz and VioQuest’s legal counsel held numerous discussions with representatives of Greenwich, including Mr. Lobell, Dr. Stein and its counsel. VioQuest’s special committee of the board also met several times to discuss and consider various proposed terms of the transaction. On May 2, 2005, the VioQuest special committee authorized VioQuest’s management to enter into a non-binding term sheet that outlined the terms and conditions of a proposed merger transaction whereby a wholly-owned subsidiary of VioQuest would merge with and into Greenwich, with Greenwich becoming a wholly-owned subsidiary of VioQuest following the transaction. The term sheet was executed on the evening of May 3, 2005, which VioQuest publicly announced on May 4, 2005.

Following the execution of the term sheet, the parties proceeded to negotiate a definitive merger agreement and commenced due diligence. From early May through the end of June 2005, the parties conducted negotiations of the terms of a definitive merger agreement, with both sides being assisted by its respective legal counsel.

On April 28, 2005, Mr. Greenleaf met with representatives of the Cleveland Clinic in Cleveland, Ohio to discuss the development plans for SSG, and on May 17, 2005, Mr. Greenleaf met with representatives of the Moffitt Cancer Center in Tampa, Florida to discuss the development plans relating to TCN.

On June 17, 2005, CRA International delivered an oral report to the VioQuest board of directors concerning its analysis of the financial terms of the Merger. The VioQuest board of directors approved the terms of the merger at that date.

However, following that date, additional negotiations were required with respect to certain terms. On June 28, 2005, VioQuest’s management informed its board of directors of the additional items that remained open. The next day, Mr. Greenleaf met with Mr. Lobell in New York to finalize the agreement on these open terms. The definitive merger agreement was signed July 1, 2005.

The officers and directors of VioQuest have known the founders and principals of Greenwich for, in some cases, several years.

VioQuest’s Reasons for the Merger

In August 2004, VioQuest determined to expand its business into biotechnology and drug development, in addition to its chiral products and services business. VioQuest then began searching for a chief executive officer candidate with experience in biotechnology and drug development, particularly with the development of therapeutics for use in oncology, immunology and metabolic diseases. In February 2005, the Company hired Mr. Greenleaf as its President and CEO, who was then charged with finding and acquiring the rights to one or more promising drug candidates for the Company to develop and commercialize. As indicated above, shortly after his hiring, Mr. Greenleaf became aware that Greenwich had just acquired the rights to SSG and was about to acquire the rights to TCN. Following research and due diligence of these two drug candidates, as well as approximately two dozen other drug candidates held by various unaffiliated third parties, VioQuest’s management believed the Greenwich drugs offered exciting potential as oncology therapeutics. The Company continued its scientific due diligence, which concluded that SSG and TCN are promising drug candidates. VioQuest’s management believes that the Merger and resulting acquisition of SSG and TCN will help fulfill VioQuest’s objective of developing a therapeutics business, which it believes will enhance shareholder value.

The Merger Agreement

General Terms of the Merger

Pursuant to an Agreement and Plan of Merger dated July 1, 2005 (the “Merger Agreement”), between the Company, VQ Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary (“SubCo”), and Greenwich, we have agreed to effect a merger transaction in which SubCo will merge with and into Greenwich, with Greenwich remaining as the surviving corporation and our wholly-owned subsidiary (the “Merger”). In exchange for their shares of common stock, the stockholders of Greenwich will be entitled to receive such number of shares of VioQuest common stock representing approximately 47 percent of the outstanding fully-diluted common shares of VioQuest after giving effect to the Merger. Upon completion of the Merger, Greenwich will continue its current operations as a wholly owned operating subsidiary of VioQuest.

Manner and Basis of Converting Greenwich Shares

At the effective time of the Merger, each of the issued and outstanding shares of Greenwich common stock, other than shares held by persons who exercise dissenters’ rights, will be converted into a number of shares of VioQuest common stock (the “Merger Shares”) determined by applying an exchange ratio calculated by dividing:

(1)	the product of:

(a)	the fraction 49/51, multiplied by

(b)	the number of shares of VioQuest common stock issued and outstanding immediately prior to the effective time of the Merger; by

(2)	the number of shares of Greenwich Common Stock issued and outstanding immediately prior to the Effective Time on a fully diluted basis.

In addition to the Merger Shares, the Greenwich stockholders will collectively receive five-year warrants to purchase an aggregate of 4,000,000 shares of VioQuest common stock at an exercise price of $1.41 per share (the “Merger Warrants”), which approximates the blended terms of the currently outstanding options and warrants to purchase VioQuest common stock. As of the date of this proxy statement, there were 17,827,924 shares of VioQuest common stock issued and outstanding and 4,000,000 shares of Greenwich common stock issued and outstanding. Assuming no additional shares of either company are issued prior to the closing of the Merger, each share of Greenwich common stock will automatically convert into and be exchangeable for 4.2822 shares of VioQuest common stock (or approximately 17,128,800 shares of VioQuest common stock in the aggregate) and one Merger Warrant. Based on the foregoing, the Greenwich stockholders will hold 49 percent of the issued and outstanding shares of VioQuest common stock, or approximately 47 percent of VioQuest’s common stock on a fully-diluted basis (i.e., assuming the issuance of all shares subject to outstanding options, warrants and other rights to acquire VioQuest common stock).

Escrow of Merger Consideration

Pursuant to the Merger Agreement, one-half of both the Merger Shares and Merger Warrants issuable to the stockholders of Greenwich will be placed in escrow (the “Escrowed Securities”) with an unaffiliated escrow agent pursuant to an escrow agreement to be entered into among VioQuest, Greenwich, a third party escrow agent, and a representative appointed by the stockholders of Greenwich. The Escrowed Securities shall be released from escrow after closing and delivered to the Greenwich stockholders as follows:

(i)
thirty-five percent (35%) of the Escrowed Securities shall be released immediately upon the conclusion of a Phase I clinical trial pursuant to an investigational new drug, or IND, application accepted by the U.S. Food and Drug Administration, or FDA, for Sodium Stibogluconate, or SSG;

(ii)
fifteen percent (15%) of the Escrowed Securities shall be released immediately upon conclusion of a Phase II clinical trial for SSG under a VioQuest-sponsored IND; provided that a majority of the members of VioQuest’s then existing medical advisory board conclude that such trial yielded results which, in the opinion of such advisory board, warrant initiation of Phase III trial(s) (provided that this milestone shall be deemed to have been satisfied in the event a new drug application, or NDA, relating to SSG has been accepted for review by the FDA prior to any determination by the medical advisory board to initiate a Phase III trial);

(iii)
thirty-five percent (35%) of such Escrowed Securities shall be released immediately upon the conclusion of a Phase I clinical trial pursuant to a VioQuest-sponsored IND application accepted by the FDA for Triciribine, or TCN; and

(iv)
fifteen percent (15%) of such Escrowed Securities shall be released immediately upon conclusion of a Phase II clinical trial for TCN under a VioQuest-sponsored IND; provided that a majority of the members of VioQuest’s then existing medical advisory board conclude that such trial yielded results which, in the opinion of such advisory board, warrant initiation of Phase III trial(s) (provided that this milestone shall be deemed to have been satisfied in the event an NDA relating to TCN has been accepted for review by the FDA prior to any determination by the medical advisory board to initiate a Phase III trial;

Notwithstanding the foregoing, all Escrowed Securities will be released to the Greenwich stockholders upon a “change of control” of VioQuest or Greenwich after closing of the Merger. For purposes of the Merger Agreement, a “Change of Control” means (a) the merger or consolidation of VioQuest or Greenwich with or into another entity in which the stockholders of VioQuest or Greenwich, as applicable, immediately prior to such merger or consolidation own less than 60 percent of the voting securities of the surviving entity, (b) any other transaction or series of transactions as a result of which the shareholders of VioQuest or Greenwich, as applicable, immediately prior to such transaction or series of transactions own less than 60 percent of the voting securities of VioQuest or Greenwich, as applicable, or other surviving entity following such transaction (other than the sale of equity securities by Parent in a capital raising transaction) or (c) the sale or license of all or substantially all of the assets of Parent or Greenwich, as applicable, provided that in the case of Greenwich such sale is not to a wholly owned subsidiary of VioQuest.

In the event that the Escrowed Securities relating to the milestones described above have not been released to Greenwich stockholders by June 30, 2008, any Escrowed Shares still remaining in the escrow shall be released and delivered to VioQuest for cancellation, and the Greenwich shareholders will have no further right, title or interest to such Escrowed Shares. Notwithstanding the foregoing, the Escrowed Securities shall be deemed to be issued and outstanding for economic purposes while such Escrowed Securities are in escrow, and all cash dividends or other consideration or distributions (including without limitation additional securities) declared by VioQuest on any Escrowed Securities and or otherwise received by VioQuest for payment or distribution to shareholders of record of VioQuest at any point that any Escrowed Securities are in escrow, will be credited to such Escrowed Shares on a pro rata basis and immediately deposited by VioQuest with the escrow agent as additional Escrowed Securities or as additional consideration or distributions to be held and distributed by the escrow agent in accordance with the terms hereof.

Registration Rights; Lockup Agreement

VioQuest has agreed to grant “piggy-back” registration rights with respect to the Merger Shares issuable to Greenwich’s stockholders. This means that, in connection with the next registration statement to be filed by VioQuest under the Securities Act (other than registrations on Forms S-4 or S-8), VioQuest will include the Merger Shares in such registration. Notwithstanding this obligation, however, the Greenwich stockholders will not be permitted to sell or otherwise transfer their Merger Shares (subject to limited exceptions) for a period of one year from the closing of the Merger.

Representations and Warranties

The Merger Agreement contains various customary representations and warranties made by the Company and VQ Acquisition Corp., and by Greenwich, relating to their respective organization, capital structures, litigation, financial and tax conditions, intellectual property, environmental matters, contractual arrangements, employees, compliance with certain laws and other matters, and their respective authority to enter into the Merger Agreement and to consummate the Merger.

Closing Conditions

The closing of the Merger is subject to the following conditions: (i) the Company’s shareholders will have approved the Reincorporation; (ii) the Company will have succeeded in raising $5,000,000 in proceeds through a private placement; (iii) holders of 98 percent of Greenwich’s common stock having completed a stockholder questionnaire; (iv) the parties to the Merger Agreement will have executed a registration rights agreement and an escrow agreement; (v) no more than 2 percent of Greenwich stockholders will have exercised their statutory appraisal rights under Delaware law; (vi) receipt by VioQuest of a fairness opinion from its financial advisor; and (vii) customary officer certificates and tax and legal opinions will have been delivered.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

(1) by either VioQuest or Greenwich if:

•	the Merger shall not have been completed by August 31, 2005; or

•	a governmental authority or court shall have issued an order or taken other action prohibiting the Merger;

(2) by VioQuest if:

•	the Reincorporation proposal is not approved by VioQuest’s shareholders;

•
any of the conditions precedent to VioQuest’s obligation to complete the Merger become incapable of satisfaction prior to August 31, 2005, provided that the failure of such condition is not the fault of VioQuest;

•	Greenwich materially breaches or fails to perform any representation, warranty or covenant made by Greenwich in the Merger Agreement;

•
the board of directors of Greenwich withdraws its approval of the Merger or takes any other adverse action relating to the Merger or the Greenwich board of directors fails to reaffirm in writing its recommendation to the Greenwich stockholders that they approve the Merger within five days of VioQuest’s request to do so;

(3) by Greenwich if:

•
any of the conditions precedent to Greenwich’s obligation to complete the Merger become incapable of satisfaction prior to August 31, 2005, provided that the failure of such condition is not the fault of Greenwich;

•	VioQuest materially breaches or fails to perform any representation, warranty or covenant made by VioQuest in the Merger Agreement;

•	the board of directors of VioQuest withdraws its approval of the Merger or takes any other adverse action relating to the Merger;

Interest of Certain VioQuest Directors in Greenwich

Stephen C. Rocamboli and Michael Weiser, M.D., Ph.D., both of whom are directors of VioQuest, are stockholders of Greenwich. Mr. Rocamboli owns 144,000 shares of Greenwich common stock and Dr. Weiser owns 280,000 shares of Greenwich common stock. Accordingly, upon completion of the Merger, Mr. Rocamboli will receive approximately 616,320 Merger Shares (assuming a merger conversion ratio of approximately 4.28 shares of VioQuest common stock for each share of Greenwich common stock owned) and 144,000 Merger Warrants, and Dr. Weiser will receive approximately 1,198,400 Merger Shares and 280,000 Merger Warrants. Mr. Rocamboli’s and Dr. Weiser’s interests in Greenwich were made known to VioQuest’s board of directors at the outset of the negotiating process between the companies and neither attended or otherwise participated in any meeting and other discussion of the VioQuest board in all matters relating to the Merger.

Each of Mr. Rocamboli and Dr. Weiser are also employed by Paramount BioCapital, Inc., of which Dr. Lindsay Rosenwald is the chairman and sole stockholder. Together with various trusts established for the his and his family’s benefit, Dr. Rosenwald owns approximately 48 percent of Greenwich’s outstanding common stock and approximately 16 percent of VioQuest’s common stock. See “SHAREHOLDER PROPOSAL: REINCORPORATION UNDER DELAWARE LAW - Reasons for the Reincorporation - Condition to Completing the Merger with Greenwich.”

Management of Company after the Merger

Those individuals serving as directors and officers of the Company prior to the Merger will continue to serve as directors and officers of the Company following the Merger.

Regulatory Approval

No federal or state regulatory approvals are required in connection with the Merger.

Material Federal Income Tax Consequences

Pursuant to the merger agreement, a wholly-owned subsidiary of VioQuest will be merged with and into Greenwich, with Greenwich as the surviving corporation, in exchange for approximately 49 percent of the issued and outstanding common stock of VioQuest on apost-transaction basis, plus warrants to purchase an additional 4,000,000 shares of VioQuest common stock. For federal income tax purposes, it is expected that no gain or loss will be recognized by VioQuest or VioQuest shareholders as a result of the Merger.

CERTAIN INFORMATION REGARDING VIOQUEST

General

VioQuest Pharmaceuticals, Inc. has two subsidiaries - VioQuest Drug Development, Inc., which was created for the purpose of acquiring, developing and eventually commercializing human therapeutics in the areas of oncology, metabolic and inflammatory diseases and disorders that are current unmet medical needs, and Chiral Quest, Inc., which continues our historical business of providing chiral products, technology and services to pharmaceutical and fine chemical companies in all stages of the product lifecycles with innovative chiral products and services. Chiral Quest has two main lines of products and services - proprietary chiral catalysts and chiral building blocks or client-defined molecules. We have the rights to certain chemical compounds known as chiral ligands which, with the introduction of a metal, serve as catalysts in facilitating the production of chiral molecules in such a manner that there is a preferential manufacture of the desired molecule versus the unwanted mirror-image molecule. We provide pharmaceutical and fine chemical manufacturers and other prospective clients with broad access to our technologies for testing purposes at a low upfront cost, coupled with the opportunity to gain access to such technologies for specific applications for fees, royalties and certain manufacturing and development rights. Our ligands may also find use in producing fine chemicals other than pharmaceuticals - chiral molecules are used in flavors, fragrances, agrochemicals, animal health, food and feed additives (including vitamins) and nutraceuticals. In connection with our chiral technology, we provide specialized services to pharmaceutical, biotechnology and fine chemical companies relating to the development of chiral manufacturing processes for their products.

Our proprietary chiral technology was developed by Dr. Xumu Zhang, a professor at Pennsylvania State University (“Penn State”) and is owned by the Penn State Research Foundation (“PSRF”), the technology development arm of Penn State. In November 2000, we obtained from the PSRF an exclusive, worldwide license to certain patents based on Dr. Zhang’s research relating to asymmetrical catalysis. This license gives us the right to, among other things, sub-license technology rights on a non-exclusive basis to clients, or sell molecule groups, known as ligands, to pharmaceutical and fine chemical company clients for both research and commercial applications.

Through Chiral Quest, we are also engaged in developing and making client-defined building blocks and drug candidate fragments, mainly in the chiral area. With this process chemistry offering to life sciences companies, we develop new synthetic routes or optimize existing ones and produce certain quantities of material for further processing at the clients’ needs either for further elaboration, clinical trials or beyond.

We are a Minnesota corporation that resulted from the reverse merger of Chiral Quest, LLC, a Pennsylvania limited liability company that commenced operations in October 2000, and Surg II, Inc., a Minnesota corporation, on February 18, 2003.

Chiral Business

Chiral Quest has the rights to certain chemical compounds known as chiral ligands which, with the introduction of a metal, serve as catalysts in facilitating the production of chiral molecules in such a manner that there is a preferential manufacture of the desired molecule. Our products include bulk chiral catalysts, proprietary building blocks / client-defined targets and a proprietary “Chiral ToolKit”, comprised of a diverse set of chiral ligands that when combined with transition metals to catalyze reactions leading to chiral molecules.

A molecule is considered “chiral” because it exists in two “enantiomers,” or non-superimposable mirror images of each other analogous to one’s left and right hands. Most drugs interact with biological targets in a specific manner, requiring the drug to be of a specific shape and orientation. Contaminating “wrong-handed” enantiomers of the active drug molecule will probably not interact with the biological drug target, or worse, interact with a different biological molecule in an unintended and often toxic manner. Thalidomide, the morning sickness drug used by pregnant women in the 1960’s, is a notorious example of an impure chiral drug. One enantiomer of the drug’s chiral molecules treated morning sickness, while its undesired enantiomer impurity caused birth defects. Pharmaceutical companies are typically required, at great expense, to purify the active mirror-image form of the drug molecule away from its contaminating or inactive counterpart, to maximize both safety and efficacy.

We also use our technology to provide specialized services to pharmaceutical, biotechnology and fine chemical companies relating to the development of chiral manufacturing processes for their products. Furthermore, Chiral Quest offers a variety of services covering specialized chiral transformation screening, chiral synthetic or process support and chiral manufacturing solutions to be delivered on a partnership/contract basis with client firms.

Over 50 percent of the 500 top-selling pharmaceutical drugs on the market are comprised of chiral molecules, including drugs used to treat anxiety, depression, indigestion, heartburn, cancer, arthritis, AIDS and allergies. In 2004, chiral drug sales were over $175 billion, based on a report in SRI Consulting, which represents over one third of the complete drug market of over $470 billion. The majority of new drug candidates under development by pharmaceutical companies consist of chiral chemicals.

Our Technology

The Chiral Quest “Chiral Library” depicted below identifies the current commercial portfolio of proprietary ligands from which clients order both the Chiral ToolKit selection sets for Research and Development testing as well as bulk quantities for larger scale uses and commercialization.

Our Products and Services

Chiral ToolKit. We currently sell products that represent several of the proprietary families of our chiral ligands to which the Company has exclusive rights. These ligands are sold in research quantities that are packaged in convenient Chiral ToolKit sets for exclusive use in research applications by client companies. These innovative, patent protected ligands are screened by clients for applications in the manufacturing of their chiral molecules. Clients use this screening process to determine which ligands may prove optimal for their chiral manufacturing needs. The sale of research quantities of ligands allows clients to gain initial access to our technology and to independently validate the advantages provided by that technology.

Screening Services. We also provide focused screening of client supplied target compounds using our proprietary ligands. In addition to the select ligands included in the Chiral ToolKit, we have several families of chiral ligands that are used to “screen” target compounds. In other words, we “test” our ligands with target compounds to determine whether our ligands can be used efficiently to manufacture a desired building block or compound for a client. Accordingly, we will identify and prepare individual ligands optimized for particular client needs. Sometimes, because of their expertise and know-how, our chemists can develop a “higher yield” manufacturing process using our ligands with a client target than outside chemists using our Chiral Toolkit independently on the same chiral targets. We work with our clients to help optimize the conditions under which our ligands are used and also produce certain molecules of customer interest. This may involve the development of novel manufacturing processes.

Bulk Ligands. We also sell larger quantities of proprietary chiral ligands to which we have exclusive rights, including some that are not included in our Chiral ToolKit. These ligands are sold individually to clients in amounts specified by the client according to their research, development or semi-commercial needs. One of our objectives is to provide clients with their required ligands and catalysts, either from our own laboratories or through third party manufacturers, for research, clinical and commercial purposes.

Proprietary Building Blocks / Client-Defined Targets. We may also produce and sell certain selected chiral products defined by our clients such as chiral building blocks or intermediates. “Building Blocks” or “intermediates” are completed parts or refined raw material used to ultimately manufacture a finished product.

Sales and Marketing

We sell our products and services directly to clients both in the pharmaceutical and fine chemical areas. In January 2005, we hired a senior executive and Vice President of Business Development respectively, who are focused on sales and marketing activities. We intend to hire additional marketing personnel in the near future.

Competition

Competition in the traditional area of separation manufacture of chiral molecules comes from a few distinct sources, including Chiral Technologies Inc., ChromTech Ltd., NovaSep, Inc. and Advance Separation Technologies Inc. Traditional methods of manufacturing chiral molecules involve the production of a mixture of both chiral forms of molecules of interest, followed by a process which separates the desired enantiomer from the undesired enantiomer. This methodology, though still commonly used, is extremely cost-ineffective, as it results in the loss of greater than 50 percent of the intermediate product at each chiral purification step. We believe we have a competitive advantage over companies using traditional methods of separation because our technology drives the preferential manufacture of chiral enantiomers of interest, which can result in 95 to 99 percent yields. This can result in significant cost savings in the manufacturing process, particularly for chiral molecules that may require several chiral separation steps by traditional methods.

In the area of chemical catalysts for chiral drug manufacturing, we compete with pharmaceutical and fine chemical companies, including our current and potential clients and collaborators, as well as academic and research institutions. Some of these companies include the Dow Chemical Company, Degussa AG, Rhodia ChiRex Inc. and Solvias AG. Many of these companies are developing or marketing technologies and services similar to the ones developed or offered by us. We anticipate continued competition from other manufacturers of chiral catalysts in the future.

Some of our competitors, such as Codexis, a wholly owned subsidiary of Maxygen, or Diversa Corporation, attempt to genetically modify biological enzymes for the purpose of serving as biological catalysts for asymmetric chiral manufacturing. While this approach works in certain circumstances, it is extremely time-consuming to develop for each individual manufacturing process. We believe our technology has the competitive advantage of being more broadly applicable to a number of common asymmetric transformations.

Proposed Drug Development Business

In 2004, we determined to also pursue a drug development business. Accordingly, we are seeking to acquire, develop and bring to market therapies for oncological, metabolic and inflammatory diseases. Pursuant to these ends, on July 1, 2005, we entered into a definitive agreement to acquire Greenwich Therapeutics, which holds exclusive rights to develop and commercialize two oncology drug candidates. Below is a summary of relevant information relating to each of these product candidates.

Market for Company Common Stock

Since August 27, 2004, VioQuest’s common stock has traded on the OTC Bulletin Board under the symbol “VQPH.OB”. From February 18, 2003, VioQuest’s common stock traded on the OTC Bulletin Board under the symbol “CQST.OB.” From October 4, 2002 to February 18, 2003, it traded under the symbol “SURG.OB.” The following table lists the high and low bid price for VioQuest’s common stock as quoted, in U.S. dollars, by the OTC Bulletin Board, as applicable, during each quarter within the last two completed fiscal years and the first two completed quarters of fiscal 2005. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. Trading on our common stock has been sporadic, exemplified by the low trading volume and many days upon which no trades occurred.

	Price Range
Quarter Ended	High	Low
March 31, 2003	1.65	1.62
June 30, 2003	2.50	1.55
September 30, 2003	2.23	2.00
December 31, 2003	1.83	1.50
March 31, 2004	1.76	1.76
June 30, 2004	1.05	1.05
September 30, 2004	1.25	1.25
December 31, 2004	0.95	0.80
March 31, 2005	0.95	0.60
June 30, 2005	1.01	0.59

As of July 11, 2005, VioQuest had approximately 1,500 shareholders of record. It is believed that approximately 2,500 additional shareholders own shares of VioQuest common stock in street name.

Where You Can Find More Information; Incorporation by Reference

We are allowed to “incorporate by reference” certain information which we file with the Securities and Exchange Commission (the “SEC”). This means that we can provide important information regarding the Company to you by referring to documents previously filed with the SEC. Any new information that we may provide in any filing with the SEC will automatically update and supersede the information contained in this Proxy Statement. All information filed or to be filed with the SEC is considered a part of this Proxy Statement.

We incorporate by reference the documents listed below, and any additional filing we may make with the SEC, under Sections 13 and 14 of the Securities Exchange Act of 1934:

• Form 10-KSB annual report for the period ended December 31, 2004;

• Quarterly Rerport on Form 10-QSB for the quarter ended March 31, 2005; and

• Current Reports on Form 8-K filed on January 12, 2005 and February 7, 2005, respectively.

We will provide you with a copy of any document incorporated by reference in this Proxy Statement if you request it by writing us at VioQuest Pharmaceuticals, Inc., 7 Deer Park Drive, Suite E, Monmouth Junction, New Jersey 08852, Attention: Secretary, or by calling us at (732) 274-0399, ext. 17. Upon such request, the document will be sent to you by first class mail within one business day of our receipt of the request.

You may also read and copy any materials we file with SEC at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

INFORMATION REGARDING GREENWICH THERAPEUTICS

Overview

Greenwich is a corporation formed on October 28, 2004 under the laws of the State of Delaware. Since inception, it has been focused on acquiring the rights to develop and commercialize pharmaceutical drig candidates, particularly candidates for use in oncology. Greenwich currently has the exclusive rights to develop and commercialize two oncology drug candidates - Sodium Stibogluconate, also called “SSG,” and Triciribine, or “TCN.”

To date, Greenwich is only in the early stages of development of its product candidates, which is a very lengthy and expensive process. None of its product candidates have been approved for sale by the U.S. Food and Drug Administration or any other regulatory body, and neither Greenwich nor us, assuming completion of the Merger, expects to have obtained such approvals for several years, if ever. Accordingly, Greenwich has not received any commercial revenues to date and, until the necessary regulatory approvals for Greenwich’s drug candidates are obtained, Greenwich’s business will not generate any commercial revenues. Further, Greenwich (or our company, assuming completion of the Merger) will need substantial additional capital in the future in order to fund the development of Greenwich’s product candidates to completion. Greenwich has a history of losses since its inception and expects to continue incurring substantial losses and negative operating cash flow for the foreseeable future.

Greenwich’s principal executive office is located at 787 Seventh Avenue, 48th Floor, New York, New York 10019 and its telephone number is (212) 554-4300.

Oncology Overview

Cancer is the second leading cause of death in America. In the U.S., half of all men and one third of all women will develop cancer at some point in their lives. Since 1990, over 17 million new cancer cases have been diagnosed. A number of drugs are used in the treatment of cancer. These drugs are used to reduce pain, prolong the life of the patient, send the cancer into remission or eliminate the cancer completely. There is great opportunity for improvement in all types of cancer treatment. Recognizing this vast health and commercial opportunity, Greenwich was established as a biopharmaceutical company that acquires, develops, and commercializes innovative products for the treatment of important unmet medical needs in cancer and immunological diseases.

Definition of Cancer

Cancer develops when abnormal cells in the body begin to grow out of control. These cancer cells will out live normal cells and go on to form additional cancerous cells. The danger is that these cells will often travel to other parts of the body and replace normal tissue, a process called metastasis. Frequently, these metastases ultimately lead to a patient’s death. Although the exact cause of cancer is still uncertain, it is believed that genetics and environmental toxins play a role.

Cancer Statistics and Market Overview

The American Cancer Society estimates that 1,334,100 new cases of cancer will be diagnosed in 2003 alone. The National Institute of Health estimated an overall cost of cancer to be $171.6 billion in 2002. This cost includes $60.9 billion in direct medical expenses, $15.5 billion in indirect morbidity costs, and $95.2 billion in indirect mortality costs. This year, 556,500 deaths are expected to be due to cancer or one in four deaths in the US. For all types of cancer combined, the 5-year relative survival rate is 62%.1  A list of incidence rates of leading cancers in the US can be found on the following page.

Summary of Cancer Incidence and Mortality and 5-Year Relative Survival Rates

	Estimated	Actual	5-Year Relative
	Cancer	Cancer	Survival Rates
	Cases	Deaths	(Percent)
Primary Site	in 2000	in 2000	1950-54	1992-99
Oral cavity and Pharynx	30,200	7,492	46	59.7
Esophagus	12,300	12,232	4	15.4
Stomach	21,500	12,645	12	21.4
Colon and Rectum	130,200	57,477	37	63.0
Colon	93,800	48,570	41	63.0
Rectum	36,400	8,907	40	63.0
Liver and Intrahep	15,300	16,582	1	6.8
Pancreas	28,300	29,331	1	4.4
Larynx	10,100	3,861	52	66.6
Lung and Bronchus	164,100	155,788	6	15.1
Males	89,500	90,676	5	13.4
Females	74,600	65,112	9	17.2
Melanoma of the skin	47,700	7,420	49	89.8
Breast(females)	182,800	41,872	60	87.9
Cervix uteri	12,800	4,200	59	72.9
Corpus and Uterus, NOS	36,100	6,585	72	86.3
Ovary	23,100	14,453	30	52.4
Prostate	180,400	31,078	43	98.4
Testis	6,900	338	57	95.8
Urinary bladder	53,200	12,306	53	82.6
Kidney and Renal pelvis	31,200	12,038	34	62.9
Brain and Other nervous	16,500	12,655	21	32.1
Thyroid	18,400	1,328	80	96.1
Hodgkin lymphoma	7,400	1,287	30	85.0
Non-Hodgkin lymphoma	54,900	22,553	33	57.2
Myeloma	13,600	10,697	6	30.9
Leukemia	30,800	21,339	10	47.6
Childhood(0-14 yrs)	8,600	1,526	20	78.7
All Sites	1,220,100	553,080	35	64.4
Source: SEER Cancer Statistics Review 1975-2000.

Greenwich Therapeutics’ Product Candidates - Sodium Stibogluconate

Sodium Stibogluconate, or SSG, is a pentavalent antimonial drug that has been used safely for over 50 years in parts of Africa and Asia for the treatment of leishmaniasis, a protozoan disease. Recent research at the Cleveland Clinic has revealed the mechanism of action of SSG. Based on such research, we believe that SSG acts by inhibiting the enzymatic action of multiple protein tyrosine phosphatases, or PTPases, specifically, the SRC homology PTPase (SHP-1). PTPases are enzymes involved in the intracellular signaling pathways of a number of receptor tyrosine kinases involved in controlling cell growth, proliferation and differentiation. SHP-1 is a PTPase involved in the regulation of intracellular signaling in hematopoietic cells, and mutations in this enzyme in cancerous cells leads to hyper-responsiveness to normal stimuli, and thus cancerous transformation. By inhibiting the enzymatic action of the SHP-1 protein tyrosine phosphatase, it is believed that SSG may be effective in triggering apoptosis, or cell death, in malignant cancer cells.

Preclinical Data

We believe, based on the results of in vivo testing of SSG in mice to date, that SSG has anti-proliferative effects against a broad number of tumor cell lines, including melanoma and renal cell carcinoma. These effects were seen whether used as part of a combination therapy with existing treatments, including interferon and interleukin-2. In addition, based on preclinical data, we believe that SSG has promise as a monotherapy to treat certain other tumor types, including prostate cancer. The preclinical data suggests that SSG utilizes multiple modes of action, including having a direct effect on cancer cells, as well as generally empowering the immune system. These multiple modes of action, along with SSG’s historical modest toxicity profile, indicate to us that SSG is an ideal drug to evaluate as an anti-cancer agent.

Potential Lead Indication of SSG

The standard of care for solid tumors, lymphoma, myeloma and certain other hematological malignancies, such as low-grade lymphoma and chronic myelogenous leukemia, includes Interferon alpha-2b, or IFN a-2b. However, many patients treated with IFN a-2b become refractory, or non-responsive to continued treatment. In addition, the toxicity profile of IFN a-2b often limits its clinical efficacy. We believe that the effectiveness of this existing treatment may be improved by utilizing SSG as a combination therapy with IFN a-2b. Specifically, we believe that SSG, due to its demonstrated ability to inhibit PTPases, will augment the anti-proliferative activity and improve the efficacy of IFN a-2b therapy. Therefore, we believe that the efficacy shown in preclinical studies by SSG in combination therapy with IFN a-2b, when considered with its acceptable historical safety profile, may position it well as a combination therapy effective in treating solid tumors and certain other hematological malignancies.

Clinical Development

SSG is currently being studied in a twenty-four patient phase I/II clinical trial at the Cleveland Clinic Taussig Cancer Center for combination therapy using IFN a-2b paired with SSG in the treatment of refractory solid tumors, lymphoma and melanoma. The primary objective of this clinical trial is to confirm the tolerance, safety and maximum tolerated dose, or MTD, of SSG in combination with IFN a-2b. In addition, the trial will also provide pharmacokinetic data and may provide us with anecdotal indicators of efficacy, although the trials will not be designed to measure or demonstrate efficacy. This clinical trial is expected to be completed by the second quarter of 2006. The Cleveland Clinic intends to fund all costs associated with this clinical trial although we may incur costs relating to the completion of this trial as the Cleveland Clinic has no specific obligation to us to fund this trial. Pending a successful completion of this Phase I/II clinical trial, we anticipate initiating a Phase II trial in the second half of 2006.

Advantages Over Existing Developmental Therapeutics

Potential advantages of SSG over existing therapies include SSG’s long history of use, favorable toxicity and side effect profiles, and efficacy in refractory preclinical cancer models. As previously discussed, SSG has been utilized in the treatment of leishmaniasis for over fifty years in parts of Africa and Asia. In connection with such use, SSG has demonstrated favorable toxicity and side effect profiles, at dosages well in excess of the dosages we intend to utilize in our clinical trials using SSG in the treatment of cancer. Also, based on preclinical in vivo cancer models, we believe that SSG may have better efficacy in treating refractory cancer than existing standards of care.

Competition

To the knowledge of Vioquest or Greenwich, no clinically feasible inhibitors of such PTPases have previously been demonstrated to be effective to treat cancer. CombinatoRx, Incorporated, a privately held biotechnology company, is developing a clinical drug candidate containing Pentamidine + Thorazine. Pentamidine may also be a PTPase inhibitor and has also previously been used for the treatment of leishmaniasis. Hoffman-La Roche Inc. and Wyeth are investigating PTPase inhibitors for the potential treatment of non-insulin dependent diabetes.

Greenwich Therapeutics’ Product Candidates - Triciribine

Triciribine, or TCN, is a nucleoside analog that had been under development for many years as an anti-cancer therapy and as an anti-viral therapy. The National Cancer Institute, or NCI, previously advanced TCN into clinical trials in oncology in the 1980s and 1990s. While an anti-cancer signal was seen in these clinical trials in various tumor types, including sarcoma, colorectal, hepatic and breast cancers, the drug was limited by its side effect profile (specifically, hyperglycemia and hepatotoxicity). Recently, investigators at the Moffitt Cancer Center at the University of South Florida screened a library of over 2,000 compounds for Akt (Protein Kinase B) inhibition, and TCN had the strongest signal at low dose concentrations. We believe that this discovery shows that the anti-cancer mechanism of action of TCN involves the inhibition of Akt. Though not normally active in human cells, Akt, a serine/threonine protein kinase, is typically hyperactivated, or hyperphosphorylated, in many tumor types. Since Akt has been shown to play a critical role in malignant transformation by inducing cell survival, growth, migration, and angiogenesis, and since research demonstrates disruption of the Akt pathway leads to apoptosis and inhibition of tumor growth, we believe that Akt is an attractive therapeutic target. Therefore, if TCN inhibits Akt, as available research indicates, we believe that TCN may be effective in the treatment of certain malignancies.

Preclinical Data

We believe that the in vitro preclinical experiments performed to date on human tumor cell lines and in vivo experiments in nude mice xenograft experiments demonstrate that TCN inhibits cancer cell growth and induces apoptosis, or cell death, in cancer cells that express elevated Akt. Moreover, since TCN had little effect in these preclinical models on cancer cell lines in which Akt was not overexpressed, or elevated, we believe that TCN’s anticancer mechanism is through the inhibition of Akt in tumors that express elevated Akt levels, by directly and irreversibly binding the Akt receptor. Furthermore, the effectiveness of the low doses used in these preclinical experiments suggest that the side effects prevalent in previous clinical trials conducted by the NCI may be minimized.

Potential Lead Indication of Triciribine

The efficacy of TCN as an anti-cancer drug in previous clinical trials was limited by the side effects associated with its usage. We believe, however, that these side effects were closely related to the high dosage levels used in these trials. In addition, we believe that the hyperglycemia seen as a side effect may have resulted from TCN’s mechanism of action on Akt, as recent preclinical studies have shown that a deficiency of Akt impairs the ability of insulin to lower blood glucose, which could lead to a hyperglycemic condition. The previous NCI-sponsored clinical trials used dosages that ranged up to 256mg/m2, and these trials targeted tumors without regard to whether such tumors overexpressed Akt, since, at the time of such trials, the mechanism of action for TCN was not fully understood. We believe that, based on the preclinical studies conducted to date, TCN effectively and selectively induces apoptosis and inhibits growth in tumor cells with elevated levels of Akt at doses lower than those used in the previous clinical trials. Therefore, we believe that by selectively screening and treating only those patients with tumors that overexpress Akt, TCN in low doses could achieve tumor inhibition and regression without the significant side effects previously associated with its usage at higher dose levels. As a result, our initial potential lead indication for TCN will be for the treatment of solid tumors known to overexpress Akt, which constitute a significant percentage of all colorectal, ovarian, pancreatic and breast tumors.

Additional Potential Indications for TCN

While TCN continues in clinical development for solid tumors that overexpress Akt, we intend to continue evaluating, in consultation with our Scientific Advisory Board, management team and other consultants, TCN’s potential in treatment for hematological and other malignancies. We intend to continue the preclinical and clinical development of TCN in those indications in which we believe it shows potential.

Clinical Development

Greenwich is currently finalizing a protocol for a Phase I/II clinical trial to be conducted at the Moffitt Cancer Center at the University of South Florida for TCN in the treatment of metastatic colorectal, pancreatic, breast and ovarian tumors. Each patient enrolled in the clinical trial will have refractory solid tumors that have demonstrated hyperphosphorylated, or overexpressed, Akt on archived pathology samples. The primary objective of this clinical trial will be to confirm the tolerance, safety and maximum tolerated dose, or MTD, of TCN. In addition, the trial will also provide pharmacokinetic data and may provide us with anecdotal indicators of efficacy, although the trials will not be designed to measure or demonstrate efficacy. It is expected that this clinical trial will begin in late 2005 and will take approximate 6 to 9 months to complete. Pending a successful completion of this Phase I/II clinical trial, we anticipate initiating a Phase II trial in the second half of 2006.

Advantages over Existing Developmental Therapeutics

The planned clinical trials utilizing TCN in patients that have demonstrated tumors that express elevated Akt is a strategy that we believe offers significant advantages over classic anticancer therapies. Our research indicates to us that low dose treatment with TCN directly binds the Akt molecule. This will target cancer cells specifically, while sparing healthy cells, resulting in fewer side effects. This “targeted therapy” takes advantage of the biologic differences between cancer cells and healthy cells. We expect this approach to result in a decreased number of patients required to see a clinical effect, as we predict that a larger percentage of the patients treated will benefit from treatment with TCN. We expect that this will decrease both the clinical trial regulatory time period, and also the costs associated with such clinical trials, as compared to other anticancer products currently in clinical development.

Competition

There is currently no approved Akt inhibitor on the market. Keryx Biopharmaceuticals, Inc., a public company, is developing Perifosine. Perifosine is an alkylphospholipid that has been shown to inhibit the PI3K/Akt pathway, but research to date has not demonstrated that it directly binds the Akt molecule. Multiple pharmaceutical companies have Akt inhibitors in the early discovery stage of development, including Abbott Laboratories, Merck & Co., Inc. and Eli Lilly.

License Agreements & Intellectual Property

General

Greenwich’s goal is to obtain, maintain and enforce patent protection for its products, formulations, processes, methods and other proprietary technologies, preserve its trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Greenwich’s policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for its current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. However, even patent protection may not always afford complete protection against competitors who seek to circumvent its patents. See “Risk Factors - If we fail to adequately protect or enforce Greenwich’s intellectual property rights or secure rights to patents of others, the value of those intellectual property rights would diminish” above.

SSG

In February 2005, Greenwich entered into an exclusive, worldwide license agreement with the Cleveland Clinic Foundation for certain intellectual property rights and associated know-how relating to Sodium Stibogluconate, or SSG. As consideration for the license of these rights to SSG, Greenwich paid the Cleveland Clinic Foundation an initial license fee of $500,000, reimbursed the Cleveland Clinic Foundation for certain costs and expenses incurred by it and agreed to pay the Cleveland Clinic Foundation an annual license maintenance fee of $35,000 until the first commercial sale of the licensed product. In addition, the license agreement requires Greenwich to make substantial payments upon the achievement of certain clinical and regulatory milestones. Should SSG become commercialized, Greenwich will be obligated to pay to the Cleveland Clinic Foundation an annual royalty based on net sales of the product. In the event that Greenwich sublicenses SSG to a third party, Greenwich will be obligated to pay the Cleveland Clinic Foundation a portion of fees and royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

TCN

In April 2005, Greenwich entered into an exclusive, worldwide license agreement with the University of South Florida Research Foundation, Inc., for certain intellectual property rights and associated know-how relating to Triciribine, or TCN. As consideration for the license of these rights to Triciribine, Greenwich paid the University of South Florida Research Foundation an initial license fee of $40,000, reimbursed the University of South Florida Research Foundation for certain costs and expenses incurred and agreed to sponsor a Research Project involving the licensed technology in the amount of $25,000 annually. In connection with the License Agreement, Greenwich has agreed to make substantial payments to the University of South Florida Research Foundation, payable upon the achievement of certain clinical and regulatory milestones. Should a product incorporating the licensed technology be commercialized, Greenwich is obligated to pay to the University of South Florida Research Foundation an annual royalty based on net sales of the product. In the event that the Company sublicenses TCN to a third party, Greenwich is obligated to pay the University of South Florida Research Foundation a portion of fees and royalties received from the sublicense. The license agreement contains other customary clauses and terms as are common in similar agreements in the industry.

Legal Proceedings

Greenwich is not a party to any material legal proceedings.

Plan of Operation

Research and Development. Over the next 12 months, Greenwich expects to develop and initiate clinical Phase I/II trials for both the licensed anti-cancer treatment compounds. Greenwich believes its planned development activities for the next 12 months will require additional financing of approximately $5,000,000.

Purchases of Facilities and Significant Equipment.  Greenwich has no operating facilities or equipment. Assuming completion of the Merger, VioQuest’s management intends to move Greenwich’s offices for administration and corporate development to new offices in Basking Ridge, New Jersey at a rental cost of approximately $4,000 per month.

Employees. As of June 30, 2005, Greenwich had no employees. Management anticipates hiring a Chief Medical Officer and has extended an offer which has been accepted for a Vice President of Corporate Business Development role.

Information Concerning Greenwich Stock

Shares of Greenwich’s common stock are not publicly traded. Greenwich’s certificate of incorporation authorize it to issue 25,000,000 shares of capital stock, of which 20,000,000 shares are authorized as common stock and 5,000,000 shares are authorized as preferred stock. As of the date of this proxy statement, 4,000,000 shares of Greenwich’s common stock were outstanding and no shares of preferred stock were outstanding. Greenwich does not have outstanding any options, warrants or other rights to purchase shares of its common stock.

As of the date of this proxy statement, there were 50 holders of Greenwich common stock. Greenwich has not paid or declared any dividends on its common stock and does not anticipate doing so in the near future.

Selected Historical Financial Data

The following table summarizes certain selected historical financial data of Greenwich, which should be read in conjunction with the audited financial statements of Greenwich attached to this proxy statement as Appendix C. The statement of operations data set forth below for the quarter ended March 31, 2005, and the balance sheet data as of March 31, 2005, are derived from the unaudited financial statements of Greenwich attached to this Proxy Statement as Appendix C. Historical results are not necessarily indicative of the results to be expected in the future.

	Quarter Ended March 31, 2005	Period from October 28 2004 (inception) to March 31, 2005
Statement of Operations Data:
Revenues	$—	$—
Operating expenses	596,459	665,011
Loss from operations	(596,459)	(665,011)
Interest expense	(3,072)	(3,487)
Net loss	(599,531)	(668,498)
Basic and diluted net loss per share	$(0.15)	$(0.17)

March 31, 2005
Balance Sheet Data:
Total assets	$—
Current liabilities	30,228
Total liabilities	668,498
Stockholders’ deficiency	(668,498)
Shares outstanding	4,000,000

Officers and Directors of Greenwich

Biographical information concerning each of Greenwich’s current officers and directors is set forth below. None of Greenwich’s officers and directors, all of whom are also employed by Paramount BioCapital or an affiliate of Paramount BioCapital, will continue as an officer, director or other employee of either VioQuest or Greenwich following the completion of the Merger.

Name	Age	Positions
J. Jay Lobell	42	President and Director
Jason Stein, M.D.	32	Vice President and Director
John Liatos	36	Treasurer
Louis Smookler	27	Secretary

J. Jay Lobell has been President and a member of Greenwich’s Board of Directors since February 16, 2005. Mr. Lobell has served as President and Chief Operating Officer of Paramount Biosciences, LLC, an affiliate of Paramount BioCapital, since January 2005. From January 1995 to December 2004, Mr. Lobell was a partner at Covington & Burling, a law firm where he provided business, litigation and regulatory advice. Mr. Lobell received a B.A. from Queens College and a J.D. from Yale Law School.

Jason Stein, M.D. has been Vice President and a director of Greenwich since February 16, 2005. Dr. Stein has served as the Senior Analyst at Paramount BioCapital Asset Management, Inc., an affiliate of Paramount BioCapital, where he is responsible for medical, scientific, and financial research of pharmaceutical products and technologies, since January 2000. Dr. Stein also serves as an officer and/or director of several other privately held development-stage biotechnology companies. Dr. Stein received his undergraduate degree from the University of Michigan and his medical degree from Saba University.

John Liatos  has served as Greenwich’s Treasurer since February 16, 2005.   Mr. Liatos is the Vice President of Finance of Paramount BioCapital, where he has worked since 2005.  Previously, he served as Vice President at Gefinor USA, Inc. since October 1997. Prior to joining Gefinor he served as Senior Associate at RJR Nabisco in Financial Reporting and Consolidations from May 1995 through October 1997. From October 1991 through May 1995 he served as an auditor at Eisner LLP (f/k/a Richard A. Eisner & Company, LLP). Mr. Liatos received his Bachelors degree in Business from The Citadel in May 1991.

Louis Smookler has served as Greenwich’s Secretary since February 16, 2005. Mr. Smookler is Associate General Counsel at Paramount BioCapital. Prior to joining Paramount BioCapital, from February 2003 until March 2004, Mr. Smookler served as an in-house attorney in the Private Client Litigation Department of Merrill Lynch & Co. Inc.’s Office of General Counsel. Mr. Smookler received his B.S.B.A. degree summa cum laude in Corporate Finance from West Virginia University and his J.D. from Brooklyn Law School. Mr. Smookler is admitted to the bars of both New York and New Jersey.

Each of these individuals will resign from their directorships and offices, respectively, upon completion of the Merger.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of Greenwich common stock by (i) each person beneficial owning more than 5 percent of outstanding Greenwich common stock, (ii) each director of Greenwich; (iii) each executive officer of Greenwich and (iv) each director or executive of VioQuest.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage Ownership
Lester Lipschutz	1,633,000	(1)	40.8
Jeffrey Serbin	300,000		7.5
Jason Stein, M.D.	280,000		7.0
Michael Weiser, M.D.	280,000		7.0
Lindsay Rosenwald, M.D.	270,000		6.8
J. Jay Lobell	220,000		5.5
Matthew Wyckoff	200,000		5.0
Stephen Rocamboli	144,000		3.6
Louis Smookler	31,500		*
John Liatos	19,000		*
* Represents less than 1%.

(1)
Mr. Lipschutz is the trustee or investment advisor of four trusts established for the benefit of Lindsay Rosenwald, M.D. which collectively own 701,000 shares of Greenwich common stock. Mr. Lipschutz also serves as the trustee for the Rosenwald 2000 Family Trust, a trust established for the benefit of Dr. Rosenwald’s minor children, which owns 932,000 shares of Greenwich common stock. Mr. Lipschutz may be deemed to beneficially own the shares held by the aforementioned trusts as he has sole control over the voting and disposition of any shares held by such trusts.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Dr. Weiser and Mr. Rocamboli both of whom are directors of our company, are employees of Paramount BioCapital, Inc. or its affiliates, a corporation of which Dr. Lindsay A. Rosenwald is the chairman and sole shareholder. Dr. Rosenwald beneficially owns approximately 5.5 percent of our outstanding common stock and various trusts for the benefit of Dr. Rosenwald or members of his immediate family (the “Rosenwald Trusts”) beneficially own approximately 14 percent of our outstanding common stock. Dr. Weiser and Mr. Rocamboli collectively own approximately 3 percent of our outstanding common stock. Paramount BioCapital participated as a placement agent in connection with our February 2004 private placement, for which it received aggregate commissions of approximately $300,000.

In addition, Dr. Rosenwald, the Rosenwald Trusts, Dr. Weiser and Mr. Rocamboli hold 6.8 percent, 40.8 percent, 7.0 percent and 3.6 percent of the outstanding shares of Greenwich, respectively. As a result of their ownership interests in Greenwich and their relationship with Paramount, both Dr. Weiser and Mr. Rocamboli have recused themselves from our board of directors’ consideration of the Merger with Greenwich.

SUMMARY OF DISSENTERS’ RIGHTS

Pursuant to the relevant sections of the Minnesota Business Corporation Act (the “MBCA”), you have the right to an appraisal of the value of your shares of VioQuest common stock in connection with the Reincorporation proposal.

Sections 302A.471 and 302A.473 of the MBCA entitle any shareholder of the Company who objects to the Reincorporation proposal and who follows the procedures prescribed by Section 302A.473 to receive cash equal to the “fair value” of such shareholder’s shares of the Company. Set forth below is a summary of the procedures relating to the exercise of such dissenters’ rights. This summary does not purport to be a complete statement of dissenters’ rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as Appendix E attached to this proxy statement and to any amendments to such provisions as may be adopted after the date of this proxy statement.

Any shareholder contemplating the possibility of dissenting from the Reincorporation proposal should carefully review the text of Appendix E (particularly the specified procedural steps required to perfect the dissenters’ rights, which are complex) and should also consult such shareholder’s legal counsel. Such rights will be lost if the procedural requirements of Section 302A.473 of the MBCA are not fully and precisely satisfied.

The MBCA provides dissenters’ rights for any shareholder of the Company who objects to the Reincorporation proposal and who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any shareholder of the Company who (i) files with the Company a written notice of his, her or its intent to demand the fair value of such shareholder’s shares of stock if the Reincorporation proposal is approved and the actions contemplated by the Reincorporation proposal is consummated, which notice is filed with the Company on or before the vote is taken at the Special Meeting, and (ii) does not vote such shares of stock at the Special Meeting in favor of the Reincorporation proposal, shall be entitled, if the Reincorporation proposal is approved and the actions contemplated by the Reincorporation proposal is consummated, to receive a cash payment of the fair value of such shareholder’s shares of Company stock upon compliance with the applicable statutory procedural requirements. A failure by any shareholder of the Company to vote against the Reincorporation proposal will not in and of itself constitute a waiver of the dissenters’ rights of such shareholder under the MBCA. In addition, a shareholder’s vote against the Reincorporation proposal will not satisfy the notice requirement referred to in clause (i) above.

Any written notice of a shareholder’s intent to demand payment for such shareholder’s shares if the Reincorporation proposal is approved and the actions contemplated by the Reincorporation proposal are consummated must be filed with the Company at 7 Deer Park Drive, Suite E, Monmouth Junctions, New Jersey 08852, Attention: Brian Lenz, prior to the vote on the Proposal at the Special Meeting. A shareholder who votes for the Proposal will have no dissenters’ rights with respect thereto. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder’s shares of Company stock under the dissenters’ rights provisions of the MBCA and will be bound by the terms governing the subject transaction.

If the Reincorporation proposal is approved, the Company must send written notice to all shareholders who have given written notice of their intent to demand the fair value of their shares and who have not voted in favor of the Reincorporation proposal as described above. The notice will contain: (i) the address where the demand for payment and certificates representing shares of the Company’s stock (each a “Certificate”) must be sent and the date by which they must be received, (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the MBCA set forth in Appendix E with a brief description of the procedures to be followed under those provisions. A shareholder of the Company who is sent a notice and who wishes to assert dissenters’ rights must demand payment and deposit his or her Certificate or Certificates within 30 days after such notice is given by the Company. Prior to the effective time of the consummation of the actions contemplated by the Reincorporation proposal, a shareholder exercising dissenters’ rights retains all other rights of a shareholder of the Company. From and after such effective time, dissenting shareholders will no longer be entitled to any rights of a shareholder of the Company, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the MBCA.

After the effective time of the consummation of the actions contemplated by the Reincorporation proposal, or upon receipt of a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount the Company estimates to be the fair value of such shareholder’s shares of stock, plus interest accrued from the effective time of the sale to the date of payment. The payment also must be accompanied by certain financial data relating to the Company, the Company’s estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting shareholder may decline the offer and demand payment for the fair value of the Company’s stock. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered. If the Company fails to remit payment within 60 days of the deposit of the Certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited Certificates and cancel all transfer restrictions; provided, however, that the Company may again give notice regarding the procedure to exercise dissenters’ rights and require deposit or restrict transfer at a later time. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Company’s stock plus interest, such dissenting shareholder may give written notice to the Company of his or her own estimate of the fair value of the shares, plus interest, within 30 days after the Company mails its remittance, and demand payment of the difference.

If the Company receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with the Company or file in court a petition requesting that the court determine the fair value of the Company’s stock.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by the Company, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to the Company if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

Costs of the court proceeding shall be determined by the court and assessed against the Company, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

If the court finds that the Company did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against the Company. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in such shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder of the Company has no right, at law or in equity, to set aside the approval of the Proposal or the consummation of the actions contemplated thereby except if such adoption or consummation was fraudulent with respect to such shareholder or the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of VioQuest common stock as of the record date for the Special Meeting by (i) each person known by us to be the beneficial owner of more than 5 percent of VioQuest’s outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 7 Deer Park Drive, Suite E, Monmouth Junction, New Jersey 08852.

	Before Merger			Assuming Completion of the Merger(11)
Name and Address	Number of Shares Beneficially Owned(1)		Percentage of Class	Number of Shares Beneficially Owned		Percentage of Class
Vincent M. Aita, Ph.D.	233,774	(2)	1.3	233,774		*
Kenneth W. Brimmer	154,300	(2) (3)	*	154,300		*
Stephen C. Rocamboli	111,999	(2) (4)	*	868,335	(12)	2.5
Stephen A. Roth, Ph.D.	37,633	(2) (5)	*	37,633		*
David M. Tanen	111,999	(2) (4)	*	111,999		*
Michael Weiser, M.D., Ph.D.	417,353	(2)	2.3	1,892,068	(13)	5.4
Daniel Greenleaf	20,000	(6)	*	20,000		*
Brian Lenz	13,333	(7)	*	13,333		*
Michael Cannarsa	0		--	0		--
Xumu Zhang, Ph.D.	2,943,268	(8)	16.2	2,943,268		8.3
All Executive Officers and Directors as a group (10 persons)	4,038,659		22.0	6,274,710		17.7
Lester Lipschutz 1650 Arch Street - 22nd Floor Philadelphia, PA 19103	1,915,534	(9)	10.7	10,641,364	(14)	28.9
Lindsay A. Rosenwald, M.D. 787 Seventh Avenue, 48th Floor New York, NY 10019	990,678	(10)	5.5	2,863,300	(15)	8.1

* Less than 1%.

(1)	Assumes in each case that the shareholder exercised all options or warrants available to the person that have vested or will vest within 60 days of July 1, 2005.

(2)
Includes 4,300 shares issuable upon the exercise of a vested portion of an option and does not include the remaining 8,600 unvested shares subject thereto, which vest in equal installments in October 2005 and October 2006.

(3)
Includes 7,500 shares which are owned by Mr. Brimmer’s Individual Retirement Account, 2,500 shares which are owned by the Individual Retirement Account of Mr. Brimmer’s spouse (to which he disclaims any beneficial interest), and 100,000 shares issuable upon the exercise of a vested option.

(4)	Represents 5,000 shares issuable upon the exercise of a warrant.

(5)	Represents 33,334 shares issuable upon exercise (at a price of $1.70 per share) of the vested portion of an option; the remaining 16,666 shares subject to such option vest in July 2006.

(6)
Does not include 891,396 shares issuable (at a price of $0.88 per share) upon the exercise of an option vesting in three equal annual installments commencing February 2006. Does not include any options which may be subsequently issued to Mr. Greenleaf pursuant to the terms of his employment agreement in order to maintain his beneficial ownership (assuming the exercise of all stock options issued to him) at five percent (5%) percent of the Company’s outstanding Common Stock

(7)
Represents shares issuable upon the exercise of vested options. Pursuant to such options, an additional 10,000 shares will vested in two installments on each of October 2005 and October 2006, and an additional 16,667 will vest in two equal installments on each of April 2006 and April 2007. Does not include any shares issuable pursuant to an option to purchase 60,000 shares, none of which has vested to date, but vests in three equal annual installments commencing January 2006.

(8)	Includes 325,026 shares issuable upon the exercise of the vested portion of an option. The remaining 325,026 shares subject to such option vest in two equal installments on June 2006 and June 2007.

(9)
Based on Schedule 13G filed with the SEC on December 17, 2004. Represents shares owned equally by several trusts established for the benefit of Dr. Lindsay A. Rosenwald or members of his immediate family, for which Mr. Lipschutz is the trustee/investment manager, and over which he has voting control and investment power. Dr. Rosenwald disclaims beneficial ownership of these shares.

(10)	Based on a Schedule 13G filed February 11, 2005. Includes 102,871 shares issuable upon the exercise of a warrant for purposes of determining beneficial ownership prior to giving effect to the Merger.

(11)	Assumes the issuance of an aggregate of approximately 17,128,800 Merger Shares and the Merger Warrants to purchase an additional 4,000,000 shares of common stock in connection with the Merger.

(12)	Includes an additional 144,000 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger.

(13)	Includes an additional 280,000 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger.

(14)	Includes an additional 1,633,000 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger.

(15)
Includes an additional 372,871 shares issuable upon the exercise of Merger Warrants issued in connection with the Merger and approximately 446,429 shares issuable upon the conversion, in accordance with the terms of the Merger, of a portion of the outstanding indebtedness under promissory note issued to Paramount BioCapital Investments LLC by Greenwich.

PRO FORMA FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

In consideration for their shares of Greenwich common stock and in accordance with the Merger Agreement, the stockholders of Greenwich will receive a number of shares of VioQuest common stock such that, upon the effective time of the Merger, the Greenwich stockholders collectively will receive (or be entitled to receive) up to approximately 49% of VioQuest’s outstanding shares (the “Merger Shares”) of common stock and warrants to purchase an aggregate of 4,000,000 shares of VioQuest common stock. Based on the number of outstanding shares of VioQuest common stock on the date of the Merger Agreement, the former stockholders of Greenwich are to receive up to an aggregate of 17,128,790 shares of VioQuest common stock and 4,000,000 warrants (the “Merger Warrants”). At March 31, 2005, Greenwich had outstanding indebtedness of approximately $668,000 resulting principally from a series of promissory notes issued to Paramount BioCapital Investments, LLC, an entity owned and controlled by Dr. Lindsay Rosenwald. The notes will be payable in three equal installments, as follows: (1) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $5 million; (2) one-third will be converted into securities of VioQuest upon the terms and at the completion of the financing referred to in clause (1); and (3) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $10 million, including the proceeds from the financing described in clause (1). The completion of the Merger is conditioned upon obtaining at least $5 million in a financing transaction.

One-half of the Merger Shares and Merger Warrants will be placed in escrow and released upon the achievement of certain milestones relating the the clinical development of Greenwich’s product candidates. Using the share price around the date of the execution of the Merger Agreement, which was $0.70 per share, the release of the escrowed securities would result in an additional purchase price of $5,995,000 and a corresponding increase to In-Process Research and Development.

The Unaudited Pro Forma Condensed Combined Statements of Operations combine the historical consolidated statements of operations of the Company and Greenwich giving effect to the merger as if it had been consummated on January 1, 2004. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of the Company and the historical balance sheet of Greenwich, giving effect to the merger as if it had been consummated on March 31, 2005.

You should read this information in conjunction with the:

•	Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•
Separate historical financial statements of the Company as of and for the year ended December 31, 2004 and as of and for the three months ended March 31, 2005 included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, respectively;

•
Separate historical financial statements of Greenwich as of March 31, 2005 and December 31, 2004 and for the three months ended March 31, 2005 and for the period from October 28, 2004 (inception) to December 31, 2004 which are attached as Appendix C to this proxy statement.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger on March 31, 2005 or on January 1, 2004. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with the Company treated as the acquirer. Accordingly, the Company’s cost to acquire Greenwich will be allocated to the assets acquired and liabilities assumed (substantially in process research and development (“IPR&D”) based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2005
(Unaudited)
($000's)

Assets	VioQuest Pharmaceuticals, Inc.		Greenwich Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined

Current assets:
Cash and cash equivalents	$1,484	$		$(214)	(3)	$1,270
				4,600	(5)	4,600
Accounts receivable	499					499
Inventories	432					432
Prepaid expenses	50					50

Total current assets	2,465		—	4,386		6,851

Property and equipment, net	685					685
Security deposits	52					52
Intellectual property rights, net	552					552

Total assets	$3,754		$—	$4,386		$8,140

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$549	$		$150	(4)	$699
Accrued expenses	66		27			93
Accrued interest - related party			3	(3)	(3)	—
Total current liabilities	615		30	147		792

Note payable - related party			638	(425)	(3)	213
Deferred revenue	575					575

Total liabilities	1,190		668	(278)		1,580

Commitments and contingencies

Stockholders’ equity (deficiency):

Common stock	178		4	89	(3)	356
				(4)	(2)
				89	(5)
Stock subscriptions receivable			(4)	4	(2)	—

Additional paid-in capital	11,509			6,120	(3)	17,629
				4,511	(5)

Deferred consulting expenses	(390)					(390)

Accumulated deficit	(8,733)		(668)	(6,813)	(3)	(15,546)
				668	(2)

Total stockholders’ equity (deficiency)	2,564		(668)	4,664		6,560

Total liabilities and stockholders' equity (deficiency)	$3,754		$—	$4,386		$8,140

See accompanying notes to unaudited condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended March 31, 2005
(Unaudited)
($000's, except per share information)

	VioQuest Pharmaceuticals, Inc.	Greenwich Therapeutics, Inc.		Pro Forma Adjustments	Pro Forma Combined

Revenue	$598	$—	$		$598

Cost of goods sold (excluding depreciation)	397				397

Gross profit	201				201

Operating expenses:
Management and consulting fees	117				117
Research and development	524	596			1,120
Selling, general and administrative	811				811
Depreciation and amortization	54				54

Total operating expenses	1,506	596		—	2,102

Loss from operations	(1,305)	(596)		—	(1,901)

Interest income, (expense), Net	6	(3)			3

Net loss	$(1,299)	$(599)		$—	$(1,898)

Net loss per common share:
Basic and diluted	$(0.07)				$(0.05)

Weighted average shares of common stock outstanding:
Basic and diluted	17,827,924				35,595,249

See accompanying notes to unaudited condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2004
(Unaudited)
($000's, except per share information)

	VioQuest Pharmaceuticals, Inc.	Greenwich Therapeutics, Inc.		Pro Forma Adjustments	Pro Forma Combined

Revenue	$1,485	$—	$		$1,485

Cost of goods sold (excluding depreciation)	838				838

Gross profit	647				647

Operating expenses:
Management and consulting fees	627				627
Research and development	902	69			971
Selling, general and administrative	1,612				1,612
Compensation	1,389				1,389
Depreciation and amortization	179				179

Total operating expenses	4,709	69		—	4,778

Loss from operations	(4,062)	(69)		—	(4,131)

Interest income, Net	38				38

Net loss	$(4,024)	$(69)		$—	$(4,093)

Net loss per common share:
Basic and diluted	$(0.24)				$(0.12)

Weighted average shares of common stock outstanding:
Basic and diluted	17,100,582				34,867,907

See accompanying notes to unaudited condensed combined financial statements.

Notes To Unaudited Condensed Combined Financial Statements

(1) Description of Transaction and Basis of Presentation

On July 1, 2005, VioQuest entered into the Merger Agreement with Greenwich Therapeutics, Inc., a Delaware corporation. In consideration for their shares of Greenwich common stock and in accordance with the Merger Agreement, the stockholders of Greenwich will receive a number of shares of the Company’s common stock such that, upon the effective time of the Merger, the Greenwich stockholders collectively will receive (or be entitled to receive) up to approximately 49% of the Company’s outstanding common stock. Based on the number of outstanding shares of the Company’s common stock on the date of the Merger, the former stockholders of Greenwich are to receive up to an aggregate of 17,128,790 shares of the Company’s common stock and warrants to purchase 4,000,000 shares of the Company’s common stock. At March 31, 2005, Greenwich had outstanding indebtedness of approximately $668,000 resulting principally from a series of promissory notes issued to Paramount BioCapital Investments, LLC owned and controlled by Dr. Lindsay Rosenwald. The notes will be payable in three equal installments, as follows: (1) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $5 million; (2) one-third will be converted into securities of VioQuest upon the terms and at the completion of the financing referred to in clause (1); and (3) one-third will be payable at such time as VioQuest completes a financing(s) resulting in aggregate gross proceeds of at least $10 million, including the proceeds from the financing described in clause (1). The completion of the Merger is conditioned upon obtaining at least $5 million in a financing transaction.

The Merger will be accounted for as a purchase by the Company under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the liabilities of Greenwich will be recorded as of the acquisition date, at their respective fair values, and combined with those of the Company. The reported financial condition and results of operations of the Company after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Greenwich. The estimated purchase price has been preliminarily allocated to acquired in-process research and development.

As required by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”, the Company will record a charge upon the closing of the transaction of $6,813,000 for the preliminary estimate of the portion of the purchase price allocated to acquired in-process research and development.

One-half of the Merger Shares and Merger Warrants will be placed in escrow and released upon the achievement of certain milestones relating the the clinical development of Greenwich’s product candidates. Using the share price around the date of the execution of the Merger Agreement, which was $0.70 per share, the release of the escrowed securities would result in an additional purchase price of $5,995,000 and a corresponding increase to In-Process Research and Development.

A valuation using the guidance in SFAS No. 141, “Business Combinations” and the AICPA Practice Aid “Assets Acquired in a Business Combination to Be Used in Research and Development Activities: A Focus on Software, Electronic Devices and Pharmaceutical Industries” is being performed to determine the fair value of research and development projects of Greenwich which were in-process but not yet completed.

Notes To Unaudited Condensed Combined Financial Statements

(2)	To eliminate the stockholders’ deficiency accounts of Greenwich.

(3)
To reflect the issuance of 8,838,754 shares, including 274,359 shares for the repayment of $214,000 of the indebtedness, of the Company’s $.01 par value common stock to the stockholders of Greenwich and repayment of certain indebtedness of the Company to Greenwich.

The components of the preliminary purchase price are summarized as follows ($000’s):

Common stock issued	$5,995
Liabilities assumed	668
Estimated transaction costs	150
Total purchase price	$6,813

The preliminary purchase price does not include any of the achievement based milestone payments described above.

(4)	To reflect estimated transaction costs.

(5)
To reflect the proposed minimum sale of shares of the Company's capital stock for net proceeds of $4,600,000. If the maximum number of shares of capital stock is sold the proceeds received would be $10,180,000. If the maximum number of shares is sold the pro forma net loss per share would be $.04 for the three months ended March 31, 2005, and $.09 for the year ended December 31, 2004.

Such shares of common stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

INDEX TO
APPENDICES TO PROXY STATEMENT

Appendix    Description

A	Agreement and Plan of Merger dated July 1, 2005 by and among VioQuest Pharmaceuticals, Inc., Greenwich Therapeutics, Inc. and VQ Acquisition Corp.

B	[Intentionally left blank]

C	Financial Statements of Greenwich Therapeutics, Inc.

D	Certificate of Incorporation of VioQuest Delaware, Inc.

E	Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

Appendix A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VIOQUEST PHARMACEUTICALS, INC.,
GREENWICH THERAPEUTICS, INC.
AND
VQ ACQUISITION CORP.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 1, 2005, among VioQuest Pharmaceuticals, Inc., a Minnesota corporation (“Parent”), Greenwich Therapeutics, Inc., a Delaware corporation (“Greenwich”) and VQ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“VQ Merger Sub”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Minnesota Business Corporation Act (“MBCA”), Parent, Greenwich and VQ Merger Sub intend to enter into a business combination transaction.

B. Lindsay A. Rosenwald, M.D., and certain trusts established for the benefit of Dr. Rosenwald collectively own approximately 48 percent of the outstanding capital stock of Greenwich and substantially all of the remaining capital stock of Greenwich is owned by employees of Paramount BioCapital, Inc., a corporation owned and controlled by Dr. Rosenwald. In addition, Dr. Rosenwald, together with such trusts, beneficially owns approximately 16 percent of the outstanding common stock of Parent.

C. The Board of Directors of Greenwich (i) has determined that the Merger (as defined in Section 1.1 below) is consistent with and in furtherance of the long-term business strategy of Greenwich and fair to, and in the best interests of, Greenwich and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the stockholders of Greenwich adopt this Agreement.

D. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has approved the issuance of the Merger Consideration (as defined below) pursuant to the Merger.

E. The Board of Directors of VQ Merger Sub (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of VQ Merger Sub, respectively, and fair to and in the best interests of, VQ Merger Sub and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the sole stockholder of VQ Merger Sub adopt this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

I.1  The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, VQ Merger Sub shall be merged with and into Greenwich (the “Merger”), the separate corporate existence of VQ Merger Sub shall cease and Greenwich shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Greenwich Surviving Corporation.”

I.2  Effective Time. Unless this Agreement is earlier terminated pursuant to ARTICLE VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Greenwich, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in ARTICLE VI hereof. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the times at which the Merger has become fully effective (or such later time as may be agreed in writing by Greenwich and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

I.3  Effect of the Merger.

(a)  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Greenwich and VQ Merger Sub shall vest in the Greenwich Surviving Corporation, and all debts, liabilities and duties of Greenwich and VQ Merger Sub shall become the debts, liabilities and duties of the Greenwich Surviving Corporation.

(b)  Prior to or at the Effective Time, the properties and assets of VQ Merger Sub will be free and clear of any and all encumbrances, charges, claims equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), other than those Encumbrances set forth in the Parent Financials or, as to Parent, which would not reasonably be expected to have a Parent Material Adverse Effect (as defined below).

(c)  Prior to or at the Effective Time, the properties and assets of Greenwich will be free and clear of any and all Encumbrances, other than those Encumbrances set forth in the Greenwich Financials or which would not reasonably be expected to have a Greenwich Material Adverse Effect (as defined below).

I.4  Certificates of Incorporation; Bylaws.

(a)  At the Effective Time, the certificate of incorporation of VQ Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Greenwich Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the DGCL and the terms of such certificate of incorporation.

(b)  The Bylaws of VQ Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Greenwich Surviving Corporation at and after the Effective Time, until thereafter amended in accordance with the DGCL and the terms of certificate of incorporation of the Greenwich Surviving Corporation and such bylaws.

I.5  Greenwich Directors and Officers.

(a)  The directors of VQ Merger Sub immediately prior to the Effective Time shall be the directors of the Greenwich Surviving Corporation at and after the Effective Time, each to hold the office of a director of the Greenwich Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Greenwich Surviving Corporation until their successors are duly elected and qualified.

(b)  The officers of VQ Merger Sub immediately prior to the Effective Time shall be the officers of the Greenwich Surviving Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Greenwich Surviving Corporation.

I.6  Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Greenwich and VQ Merger Sub or the holders of any of the following securities, the following shall occur:

(a)  Capital Stock of VQ Merger Sub. Each issued and outstanding share of capital stock of VQ Merger Sub shall be automatically converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Conversion of Greenwich Capital Stock. Each share of common stock, par value $0.001 per share, of Greenwich (the “Greenwich Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares (as defined below)) will be automatically converted (subject to the terms hereof, including Sections 1.6(c), 1.6(e) and 1.6(f)) into a number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (as defined below). In addition, holders of Greenwich Common Stock will receive on a pro rata basis warrants to purchase an aggregate of 4,000,000 shares of Parent Common Stock (the “Warrants,” and together with the aggregate shares of Parent Common Stock referred to in the preceding sentence, the “Merger Consideration”), with a per warrant exercise price of $1.41 and otherwise substantially in the form attached hereto as Annex I. If any shares of Greenwich Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Greenwich, then the shares of Parent Common Stock issued in exchange for such shares of Greenwich Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The term “Exchange Ratio” shall mean the quotient resulting from dividing (A) the product resulting from multiplying the Merger Ratio (as defined below) by the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares issued in connection with the Offering, by (B) the number of shares of Greenwich Common Stock issued and outstanding immediately prior to the Effective Time on a fully diluted basis. The term “Merger Ratio” shall mean the quotient resulting from dividing 49 percent by 51 percent.

(c)  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Greenwich Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 1.6(b), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be treated as if they had been converted as of the Effective Time into Merger Consideration as provided in Section 1.6(b).

(d)  Greenwich Stock Options. There are not currently, and at the Effective Time, there will not be, any outstanding options or other rights to acquire any shares of Greenwich Common Stock.

(e)  Adjustments to Merger Consideration. Except as described in Section 1.8, the Merger Consideration shall be adjusted, if necessary, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Greenwich Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Greenwich Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(f)  Escrow of Merger Consideration. On the Closing Date, Parent shall deposit into escrow with a bank or other financial institution to be mutually agreed to by the parties to serve as escrow agent (the “Escrow Agent”) under the Escrow Agreement to be entered into among the parties hereto and such Escrow Agent, substantially in the form attached hereto as Annex II (the “Escrow Agreement”), fifty percent (50%) of the Parent Common Stock and the Warrants comprising the Merger Consideration (the “Escrowed Securities”). The Escrowed Securities shall be released from escrow in accordance with the terms and provisions of the Escrow Agreement.

(g)  Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with 0.5 being rounded up).

1.7 Surrender of Certificates.

(a) Parent to Provide Common Stock. Except for the Escrowed Shares, promptly after the Effective Time, Parent shall make available in accordance with this ARTICLE I, the shares of Parent Common Stock issuable pursuant to Section 1.6(b) in exchange for outstanding shares of Greenwich Common Stock.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall mail, or cause the transfer agent and registrar for the Parent Common Stock to mail, to each holder of record as of the Effective Time of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Greenwich Common Stock (the “Certificates”) (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Parent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and Warrants pursuant to Section 1.6(b). Upon surrender of Certificates for cancellation to the Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock and Warrants into which their shares of Greenwich Common Stock were converted pursuant to Section 1.6(b), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock and Warrants into which such shares of Greenwich Common Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the articles or certificate of incorporation or bylaws of Parent or under the DGCL).

(c) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Parent nor the Greenwich Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Greenwich Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)  Withholding of Tax. Parent or Parent’s transfer agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Greenwich Common Stock such amounts as Parent (or any affiliate thereof) or Parent’s transfer agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent (or any affiliate thereof) or Parent’s transfer agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Greenwich Common Stock in respect of whom such deduction and withholding was made by Parent (or any affiliate thereof) or Parent’s transfer agent.

1.8 No Further Ownership Rights in Greenwich Common Stock. All shares of Parent Common Stock and Warrants issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Greenwich Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of Greenwich Surviving Corporation of shares of Greenwich Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Greenwich Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Parent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Greenwich Common Stock represented by such Certificates were converted pursuant to Section 1.6(b); provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct or otherwise provide indemnity against any claim that may be made against Parent or Greenwich Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party's books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Greenwich Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Greenwich and VQ Merger Sub, the officers and directors of Parent and the Greenwich Surviving Corporation shall be fully authorized (in the name of VQ Merger Sub, Greenwich and otherwise) to take all such necessary action.

1.12 Restrictions on Transfer; Legends. Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent that is knowledgeable in securities laws matters to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends must be placed on all certificates representing Merger Consideration, substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GREENWICH

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Parent by Greenwich on or prior to entering into this Agreement and incorporated herein by this reference (the “Greenwich Schedule”), Greenwich hereby represents and warrants to Parent and VQ Merger Sub that:

2.1 Organization of Greenwich.

(a) Greenwich is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Greenwich Material Adverse Effect. As used in this Agreement, the term “Greenwich Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Greenwich, or on the ability of the Greenwich to consummate the transactions contemplated by this Agreement; it being understood, however, that Greenwich's continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Greenwich Material Adverse Effect.

(b) Greenwich has no subsidiaries.

(d) Greenwich has delivered or made available to Parent a true and correct copy of the certificate of incorporation and bylaws of Greenwich, each as amended to date (the “Greenwich Charter Documents”), and each such instrument is in full force and effect. Greenwich is not in violation of any of the provisions of the Greenwich Charter Documents.

2.2 Greenwich Capital Structure. The authorized capital stock of Greenwich consists of 25,000,000 shares of Common Stock, par value $0.001 per share, of which there are 4,000,000 shares issued and outstanding as of the date hereof and 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding as of the date hereof. All outstanding shares of Greenwich Common Stock are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Greenwich Charter Documents, or any agreement or document to which Greenwich is a party or by which it is bound.

2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2 of the Greenwich Schedule, there are no equity securities, partnership interests or similar ownership interests, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding, with respect to Greenwich. Except as set forth in Section 2.2 of the Greenwich Schedule, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Greenwich is a party or by which it is bound obligating Greenwich to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Greenwich or obligating Greenwich to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Greenwich there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Greenwich.

2.4 Authority.

(a) Greenwich has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Greenwich, subject only to the adoption of this Agreement by Greenwich's stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Greenwich Common Stock is required for Greenwich's stockholders to approve and adopt this Agreement and approve the Merger. No “control share acquisition”, state takeover statute or similar statute or regulation applies or purports to apply to Greenwich with respect to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by Greenwich and, assuming the due authorization, execution and delivery by Parent and VQ Merger Sub, constitutes the valid and binding obligation of Greenwich, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by Greenwich does not, and the performance of this Agreement by Greenwich will not (i) conflict with or violate the Greenwich Charter Documents, (ii) subject to compliance with the requirements set forth in Section 2.4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Greenwich or by which its or any of its respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Greenwich's rights or alter the rights or obligations of any third party under, or to Greenwich's knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Greenwich pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Greenwich is a party or by which Greenwich or its or any of its respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Greenwich Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent Greenwich from performing its obligations under this Agreement in any material respect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required by or with respect to Greenwich in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Greenwich Material Adverse Effect.

2.5 Greenwich Financial Statements. Prior to the Effective Time, Greenwich shall provide to Parent, an audited balance sheet of Greenwich as of December 31, 2004 (the “Greenwich Balance Sheet”), together with the related statements of income and cash flows for the year ended December 31, 2004 (the “Greenwich Financial Statements”). Each of the Greenwich Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents and will fairly present the financial position of Greenwich as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated. Except as disclosed in the Greenwich Financial Statements, Greenwich does not have any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Greenwich, except Liabilities incurred since the date of the Greenwich Financial Statements in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Greenwich Material Adverse Effect. For purposes hereof, “Liabilities” shall mean any and all liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute or contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise.

2.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the Greenwich Balance Sheet, Greenwich has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a Greenwich Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Greenwich, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Greenwich, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Greenwich in accounting principles, practices or methods. Since the date of the Greenwich Balance Sheet, there has not been any increase in the compensation payable or that could become payable by Greenwich to officers or key employees or any amendment of the Greenwich Option Plan other than increases or amendments in the ordinary course of business or (y) as required by any relevant employment agreement, option agreement or (z) which, individually or in the aggregate, would not reasonably be expected to have a Greenwich Material Adverse Effect.

2.7 Taxes.

(a) For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or Liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers' compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any Governmental Entity including all decisions of any court having the effect of law), and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b) Greenwich has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). Between the date of the Greenwich Balance Sheet and the Closing Date, Greenwich has not incurred (or will not incur) a Tax Liability other than a Tax Liability in the ordinary course of business and in accordance with past custom and practice. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Greenwich Financial Statements and the Greenwich Balance Sheet and, to Greenwich's knowledge, there are no material unresolved questions or claims concerning Greenwich's Tax Liability. Greenwich's Tax Returns have not been reviewed or audited by any Taxing Authority, and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Greenwich that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Greenwich.

(c) Greenwich has no outstanding agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(d) Greenwich is not a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) Greenwich shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(f) Neither Greenwich nor any of its affiliates has made, with respect to Greenwich, any consent under Section 341 of the Code; no property of Greenwich is “tax exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of Greenwich is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(g) Greenwich has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(h) The net operating losses (“NOLs”) of Greenwich are not, as of the date hereof, subject to Sections 382 or 269 of the Code, Regulations Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Greenwich.

(i) Greenwich is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(j) As of the date hereof, to the knowledge of Greenwich, Greenwich has not taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(k) Any deficiency resulting from any audit or examination relating to Taxes of Greenwich by any Taxing Authority has been timely paid.

(l) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Greenwich.

2.8 Patents and Trademarks.

(a)  Greenwich owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of its business as presently conducted. To Greenwich’s knowledge, except as set forth in Section 2.8 of the Greenwich Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations and Encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights, (iii) the use of all such intellectual property by Greenwich does not infringe or violate the intellectual property rights of any person or entity, and (iv) Greenwich has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. Greenwich has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

(b)  Section 2.8 of the Greenwich Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Greenwich’s intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)) and (ii) all intellectual property that Greenwich uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

(c)  Greenwich has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

2.9 Compliance; Permits; Restrictions.

(a) Greenwich is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Greenwich or by which its or any of its respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Greenwich is a party or by which Greenwich or its or any of its properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Greenwich Material Adverse Effect. To the knowledge of Greenwich, no investigation or review by any Governmental Entity is pending or threatened against Greenwich, nor has any Governmental Entity indicated in writing an intention to conduct the same other than those which would not reasonably be expected to have a Greenwich Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Greenwich which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Greenwich, any acquisition of material property by Greenwich or the conduct of business by Greenwich as currently conducted.

(b) Greenwich holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of its business except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Greenwich Material Adverse Effect (collectively, the “Greenwich Permits”). Greenwich is in compliance in all material respects with the terms of the Greenwich Permits.

2.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Greenwich or as to which Greenwich has received any written notice of assertion nor, to Greenwich's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Greenwich seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Greenwich Material Adverse Effect.

2.11 Brokers' and Finders' Fees. Greenwich has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Greenwich.

2.12 Labor Agreements and Actions; Employee Benefit Plans.

(a) Greenwich is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Greenwich, has sought to represent any of the employees, representatives, or agents of Greenwich. There is no strike or other labor dispute involving Greenwich pending or, to the knowledge of Greenwich, threatened, nor is Greenwich aware of any labor organization activity involving its employees.

(b) Greenwich has not and does not sponsor, maintain, contribute to, or is required to contribute to, or has any Liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding for any current or former employee or any current or former director or consultant of Greenwich, or of any trade or business, whether or not incorporated, that together with Greenwich would be deemed a “single employer” within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the rules and regulations promulgated thereunder, except those that may be terminated without penalty on thirty (30) days notice.

(c) Greenwich has never represented, promised or contracted (whether in oral or written form) to or with any employee(s) that such employee(s) would be provided with retiree health or life benefits.

(d) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Greenwich or its subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any cash or equity compensation or benefit plan maintained by Greenwich or any subsidiary or any agreement between Greenwich or any subsidiary and any employee or director of Greenwich or a subsidiary or (z) result in any breach or violation of, or a default under, any such plans or agreements.

(e) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Greenwich, who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), under any employment arrangement or cash or equity compensation or benefit plan maintained by Greenwich or a subsidiary would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

2.13 Absence of Encumbrances. Greenwich has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except (i) as reflected in the Greenwich Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and Encumbrances, if any, which would not be reasonably expected to have a Greenwich Material Adverse Effect.

2.14 Environmental Matters.

(a) Hazardous Materials Activities. To its knowledge, except as would not reasonably be likely to result in a material Liability to Greenwich (in any individual case or in the aggregate), (i) Greenwich has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to pollutants, contaminants, hazardous wastes, or any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) and (ii) Greenwich has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”), in either case, in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Greenwich's knowledge, threatened against Greenwich concerning (i) any Greenwich Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Greenwich. Greenwich is not aware of any fact or circumstance which could reasonably involve Greenwich in any environmental litigation or impose upon Greenwich any Liability related to Hazardous Materials or Hazardous Materials Activity.

(c) Compliance with Environmental Laws. Each of Greenwich and its predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

2.15 Agreements.

(a) Section 2.15(a) of the Greenwich Schedule lists all written agreements between Greenwich and any of its officers, directors, employees or stockholders or any affiliate thereof.

(b) Section 2.15(b) of the Greenwich Schedule lists all written agreements to which Greenwich is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, Greenwich in excess of $25,000, (ii) are material to the conduct and operations of Greenwich's business or properties (including, without limitation, the license of any intellectual property to or from Greenwich), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of Greenwich's products or services, (iv) relate to the employment or compensation of any employee or consultant, (v) are of duration of six months or more and not cancelable without penalty by Greenwich on 30 days or less notice or (vi) relate to the sale, lease, pledge or other disposition of any material assets of or to Greenwich.

(c) Neither Greenwich, nor to Greenwich's knowledge any other party to a Greenwich Contract (as defined below), is in breach, violation or default under, and Greenwich has not been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Greenwich is a party or by which it is bound that are required to be disclosed in Sections 2.15(a) or 2.15(b) of the Greenwich Schedule (any such agreement, contract or commitment, a “Greenwich Contract”) in such a manner as would permit any other party to cancel or terminate any such Greenwich Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Greenwich Contracts are legal, valid, binding and enforceable and in full force and effect with respect to Greenwich and, to Greenwich’s knowledge, with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Greenwich Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Greenwich has not been notified that any party to any of the Greenwich Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of Greenwich Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is Greenwich aware of any intention by any party to any Greenwich Contract to effect any of the foregoing.

2.16 Board Approval. The Board of Directors of Greenwich has, as of or prior to the date of this Agreement, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger and the transactions contemplated thereby are fair to and in the best interests of Greenwich and its stockholders, (iii) recommending that that the stockholders of Greenwich adopt this Agreement and (iv) declaring that this Agreement and the Merger are advisable.

2.17 Regulatory Compliance.

(a) Neither Greenwich nor any officer, employee, agent or affiliate of Greenwich has made any untrue statement of a material fact or fraudulent statement to the U. S. Food and Drug Administration (“FDA”) or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Greenwich nor any officer, employee, agent or affiliate of Greenwich has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

(b) Greenwich has not received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by Greenwich, or enter into a consent decree or permanent injunction with Greenwich which would have a Greenwich Material Adverse Effect.

(c) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials conducted or being conduced by Greenwich.

(d) Greenwich has provided or made available to Parent all documents in its possession concerning communication to or from FDA or prepared by FDA which bear in any material respect on compliance with FDA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

2.18 Insurance. Greenwich does not maintain any insurance policies.

2.19 Disclosure. No representation or warranty of the parties to this Agreement and no statement in the Greenwich Schedule, taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND VQ MERGER SUB

Except as set forth in the corresponding sections or subsections of the letter of exceptions delivered to Greenwich by Parent on or prior to entering into this Agreement and incorporated herein by this reference (the “Parent Schedule”), each of Parent and VQ Merger Sub, jointly and severally, hereby represents and warrants to Greenwich that:

3.1 Organization of Parent and Subsidiaries.

(a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its subsidiaries as a whole or on the ability of Parent or VQ Merger Sub to consummate the transactions contemplated by this Agreement; it being understood, however, that Parent's continuing incurrence of losses, as long as such losses are in the ordinary course of business shall not, alone, be deemed to be a Parent Material Adverse Effect.

(b) Section 3.1 of the Parent Schedule lists each subsidiary of Parent and its respective jurisdiction of organization. Except for the capital stock of its subsidiaries, Parent does not own, directly or indirectly, any capital stock or ownership interest in any person. VQ Merger Sub has no subsidiaries.

(c) Parent has delivered or made available to Greenwich a true and correct copy of the articles or certificate of incorporation and bylaws of each of Parent and VQ Merger Sub, each as amended to date (the “Parent Charter Documents” and the “Merger Sub Charter Documents”, respectively), and the comparable charter and organizational documents of each other subsidiary of Parent, and each such instrument is in full force and effect. Neither Parent nor VQ Merger Sub is in violation of any of the provisions of their respective Charter Documents.

3.2 Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, par value $0.01 per share, of which there are 17,827,924 shares issued and outstanding as of the date hereof. The authorized capital stock of VQ Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, of which there are 100 shares issued and outstanding as of the date hereof. The authorized capital stock of each other subsidiary of Parent is as set forth in Section 3.2 of the Parent Schedule. All outstanding shares of the capital stock of Parent and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Parent Charter Documents, the Merger Sub Charter Documents or the charter documents of such subsidiary or any agreement or document to which Parent or such subsidiary is a party or by which it is bound. All of the outstanding capital stock of each subsidiary of Parent is directly or indirectly owned by Parent, free and clear of any Encumbrance. Except as set forth in Section 3.2 of the Parent Schedule, neither Parent nor any of its subsidiaries has any options or warrants to purchase capital stock or other equity interests outstanding.

3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 of the Parent Schedule, there are no equity securities, partnership interests or similar ownership interests of any class of capital stock, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding with respect to Parent or any of its subsidiaries. Except as set forth in Section 3.2 of the Parent Schedule, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. None of the options set forth in Section 3.2 of the Parent Schedule qualify as “incentive stock options” as defined under Section 422 of the Internal Revenue Code of 1986, as amended. There are no registration rights and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security, partnership interest or similar ownership interest with respect to Parent or any of its subsidiaries.

3.4 Authority.

(a) Each of Parent and VQ Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and VQ Merger Sub, subject only to the approval of the Reincorporation Proposal by Parent shareholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. No “control share acquisition,” state takeover statute or similar statute or regulation applies or purports to apply to Parent or VQ Merger Sub with respect to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by each of Parent and VQ Merger Sub and, assuming the due authorization, execution and delivery by Greenwich, constitutes the valid and binding obligation of each of Parent and VQ Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and VQ Merger Sub, do not, and the performance of this Agreement by each of Parent and VQ Merger Sub, will not (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or VQ Merger Sub, respectively, or by which its or any of their respective properties is bound or affected or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent's or VQ Merger Sub's rights or alter the rights or obligations of any third party under, or to Parent's knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or VQ Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or VQ Merger Sub is a party or by which Parent or VQ Merger Sub, or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or delay consummation of the Merger in any material respect or otherwise prevent Parent or VQ Merger Sub from performing its obligations under this Agreement in any material respect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to either Parent or VQ Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5 Parent SEC Filings; Parent Financial Statements.

(a) Since February 18, 2003, Parent has timely filed all forms, reports and documents required to be filed with the SEC by applicable law. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports” and Parent has provided or made available to Greenwich copies thereof and of all correspondence to or from the SEC with respect to the Parent. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Parent as of December 31, 2004 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, the Parent does not have any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent, except Liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has heretofore furnished to Greenwich a complete and correct copy of any amendments or modifications to the Parent SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or VQ Merger Sub, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Parent in accounting principles, practices or methods. Since the date of the Parent Balance Sheet, there has not been any increase in the compensation payable or that could become payable by Parent or any of its subsidiaries to officers or key employees or any amendment of the Parent Option Plan (as defined below) other than increases or amendments in the ordinary course of business or (y) as required by any relevant employment agreement, option agreement or (z) which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

3.7 Tax Matters.

(a) Parent has (i) timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes), and (ii) timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). Between the date of the Parent Balance Sheet and the Closing Date, neither Parent nor VQ Merger Sub has incurred (or will incur) a Tax Liability other than a Tax Liability in the ordinary course of business and in accordance with past custom and practice. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Parent Financial Statements and the Parent Balance Sheet and, to Parent's knowledge, there are no material unresolved questions or claims concerning Parent's Tax Liability. Parent's Tax Returns have not been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against Parent or VQ Merger Sub that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of Parent or VQ Merger Sub.

(b) Neither Parent nor VQ Merger Sub has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(c) Neither Parent nor VQ Merger Sub is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) Parent shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) Neither Parent nor VQ Merger Sub or affiliates has made, with respect to Parent, any consent under Section 341 of the Code; no property of Parent is “tax exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of Parent is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(f) Parent has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) The NOLs of Parent or VQ Merger Sub are not, as of the date hereof, subject to Sections 382 or 269 of the Code, Regulations Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of Parent or VQ Merger Sub.

(h) Parent is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(i) As of the date hereof, to the knowledge of Parent, neither Parent nor VQ Merger Sub has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(j) Any deficiency resulting from any audit or examination relating to Taxes of Parent by any Taxing Authority has been timely paid.

(k) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Parent.

(l) The total adjusted tax basis of the assets of each of Parent and VQ Merger Sub equals or exceeds the sum of any Liabilities of Parent.

(m) As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Parent to continue, either in the form of Greenwich as a wholly owned subsidiary of Parent or through a member of Parent’s “qualified group” (as defined in Regulations Section 1.368-1(d)(4)), at least one significant historic business line of Greenwich, or to use at least a significant portion of Greenwich's historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d). As of the date of the Merger, (i) Parent will own all of the outstanding stock or other equity interests in VQ Merger Sub, and (ii) Parent will be in “control” of VQ Merger Sub within the meaning of Code Section 368(c). Parent has no plan or present intention to sell, transfer or otherwise dispose of any of the stock of Greenwich following the Merger, and Parent has no present plan or intention to cause Greenwich to issue additional stock following the Merger, that in either case would result in Parent’s not having “control” of Greenwich within the meaning of Code Section 368(c).

3.8 Patents and Trademarks.

(a) Parent and each of its subsidiaries owns, or has the right to use pursuant to valid license, sublicense, agreement, or permission, all intellectual property rights used in or necessary for the operation of its business as presently conducted. To Parent’s knowledge, except as set forth in Section 3.8 of the Parent Schedule, (i) such intellectual property rights are owned free and clear of royalty obligations and Encumbrances, (ii) the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights, (iii) the use of all such intellectual property by Parent and each of its subsidiaries does not infringe or violate the intellectual property rights of any person or entity, and (iv) neither Parent nor any of its subsidiaries has granted any person or entity any rights, pursuant to written license agreement or otherwise, to use such intellectual property. Parent and each of its subsidiaries has taken, and shall continue to take through the Closing Date, all necessary action to maintain and protect each item of intellectual property that it owns or uses.

(b) Section 3.8 of the Parent Schedule identifies (i) each patent, trademark, trade name, service name or copyright with respect to any of Parent’s or its subsidiaries’ intellectual property, all applications and registration statements therefor and renewals thereof (and sets forth correct and complete copies of all such patents, registrations and applications (as amended to date)) and (ii) all intellectual property that Parent and each of its subsidiaries uses pursuant to license, sublicense, agreement, or permission, all of which are valid and in full force and effect, and the execution and delivery of this Agreement and the closing of the transaction contemplated hereby will not alter or impair any such rights.

(c) Parent and each of its subsidiaries has at all times used reasonable efforts to protect all trade secrets related to its intellectual property.

3.9 Compliance; Permits; Restrictions.

(a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or such subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or any of its subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same; other than those which would not reasonably be expected to have a Parent Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted.

(b) Parent and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of its business except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and each of its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, or as to which Parent or any of its subsidiaries has received any written notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.11 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than finders’ fees, the payment for which will be the sole responsibility of Parent.

3.12 Labor Agreements and Actions, Employee Benefit Plans.

(a) Neither Parent nor any of its subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Parent, has sought to represent any of the employees, representatives, or agents of Parent or any of its subsidiaries. There is no strike or other labor dispute involving Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened, nor is Parent aware of any labor organization activity involving its employees.

(b) Neither Parent nor any of its subsidiaries sponsors, maintains, contributes to, or is required to contribute to, and has any Liabilities or responsibilities for, any pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding for any current or former employees or any current or former director or consultant of Parent or any of its subsidiaries, or of any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001(a)(14) of ERISA, and the rules and regulations promulgated thereunder (collectively, “Parent Benefit Plans”), except those that may be terminated without penalty on thirty (30) days notice.

(c) No claim against any current or former Parent Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving any current or former Parent Benefit Plan, is pending, or to the knowledge of Parent, threatened.

(d) Neither Parent nor any of its subsidiaries has engaged in a transaction with respect to any current or former Parent Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Parent or such subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(e) No current or former Parent Benefit Plan or any of its subsidiaries, or any ERISA Affiliate, is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan constitutes a multiemployer plan within the meaning of Section 3(37) of ERISA.

(f) All contributions required to be made under the terms of any current or former Parent Benefit Plan have been timely made or have been reflected on the audited financial statements of Parent.

(g) Neither Parent nor any of its subsidiaries has any obligations for retiree health and life benefits under any current or former Parent Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on Parent, except as required under Section 601 of ERISA.

(h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Parent or any of its subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Parent Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Parent Benefit Plans.

(i) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Parent or any of its subsidiaries, who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), under any employment arrangement or Parent Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(j) All current or former Parent Benefit Plans covering current or former non-U.S. employees complies in all material respects with applicable law. No unfunded Liabilities exist with respect to any Parent Benefit Plan that covers such non-U.S. employees.

3.13 Absence of Encumbrances. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Encumbrances except (i) as reflected in the Parent Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.14 Environmental Matters.

(a) Hazardous Materials Activities. To its knowledge, except as would not reasonably be likely to result in a material Liability to Parent (in any individual case or in the aggregate), (i) neither Parent nor any of its subsidiaries has transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to Hazardous Materials and (ii) neither Parent nor any of its subsidiaries has engaged in, Hazardous Materials Activities, in either case in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened against Parent or any of its subsidiaries concerning (i) any Parent Permit relating to any environmental matter, (ii) any Hazardous Material or (iii) any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could reasonably involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent or any of its subsidiaries any Liability related to Hazardous Materials or Hazardous Materials Activity.

(c) Compliance with Environmental Laws. Each of Parent, each of its subsidiaries, and their respective predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

3.15 Agreements.

(a) Section 3.15(a) of the Parent Schedule lists all written agreements between Parent and any of its officers, directors, employees or stockholders or any affiliate thereof, and copies of each such agreement have been provided or made available to Greenwich or Greenwich's counsel.

(b) Section 3.15(b) of the Parent Schedule lists all written agreements, to which Parent or any of its subsidiaries is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, Parent or such subsidiary in excess of $100,000, (ii) are material to the conduct and operations of Parent’s business or properties (including, without limitation, the license of any intellectual property to or from Parent or any of its subsidiaries), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of Parent’s or any of its subsidiary’s products or services, (iv) relate to the employment or compensation of any employee or consultant, (v) are of duration of six months or more and not cancelable without penalty by Parent or any of its subsidiaries on 30 days or less notice or (vi) relate to the sale, lease, pledge or other disposition of any material assets of or to Parent or any of its subsidiaries.

(c) Neither Parent nor any of its subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in Sections 3.15(a) or 3.15(b) of the Parent Schedule (any such agreement, contract or commitment, a “Parent Contract”) in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Parent Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Parent and any of its subsidiaries, and to Parent’s knowledge, with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Parent Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Neither Parent nor any of its subsidiaries have been notified that any party to any of the Parent Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of Parent Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is Parent or any of its subsidiaries aware of any intention by any party to any Parent Contract to effect any of the foregoing.

3.16 Board Approval. The Board of Directors of Parent and VQ Merger Sub have each, as of the date of this Agreement at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger and the transactions completed thereby are fair to and in the best interests of Parent and/or VQ Merger Sub and each of their stockholders, (iii) declaring that this Agreement and the Merger are advisable; (iv) in the case of VQ Merger Sub, recommending that the stockholders of VQ Merger Sub adopt this Agreement; and (v) in the case of Parent, approving the Merger Consideration.

3.17 Interim Operations of VQ Merger Sub. VQ Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

3.18 Regulatory Compliance. Neither Parent nor any of its subsidiaries, nor the business, assets or operations thereof as presently conducted, are subject to the regulatory requirements of the U. S. Food and Drug Administration (“FDA”).

3.19  Valid Issuances. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all Encumbrances and not subject to preemptive rights, and will be, subject to the accuracy of the representations of Greenwich’s stockholders contained in each Stockholder Questionnaire (as defined below), be exempt from the registration requirements of the Securities Act and applicable blue sky laws.

3.20  Insurance. Parent maintains insurance policies that: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Parent’s management, considering Parent’s properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding and enforceable. Neither Parent nor any of its subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

3.21 Disclosure. No representation or warranty of the parties to this Agreement and no statement in the Parent Schedule, taken together, omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Greenwich, Parent and their respective subsidiaries shall carry on their respective business in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization, (ii) keep available the services of each of their present officers and employees, respectively, and (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2 Covenants of Parent. Except as permitted or otherwise contemplated by the terms of this Agreement, without the prior written consent of Greenwich, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit any of its subsidiaries to do any of the following:

(a) Except as required by law or pursuant to the terms of Parent’s 2003 Stock Option Plan (the “Parent Option Plan”) in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Greenwich, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or VQ Merger Sub, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by Parent with employees hired after the date hereof), and (ii) for the purpose of funding or providing benefits under any stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than the issuance, delivery and/or sale of shares of Parent Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement;

(f) Cause, permit or submit to a vote of stockholders any amendments to the Parent Charter Documents, the Merger Sub Charter Documents, or similar governing instruments of any subsidiary, other than in connection with the Reincorporation Proposal;

(g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments;

(h) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition of property or assets which are not material, individually or in the aggregate, to the business of Parent or any subsidiary;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or any subsidiary, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(j) Adopt or amend any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law;

(k) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material Liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities recognized or disclosed in the Parent Balance Sheet or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Parent or any subsidiary is a party or of which Parent or any subsidiary is a beneficiary;

(l) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Parent Contracts or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Greenwich;

(m) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(n) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax Liability or Tax attributes of Parent or any subsidiary, settle or compromise any material Tax Liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(o) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(p) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (o) above.

4.3 Covenants of Greenwich. Except as permitted or otherwise contemplated by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Greenwich shall not do any of the following and shall not permit any of its subsidiaries to do any of the following:

(a) Except as required by law or pursuant to the terms of the Greenwich Option Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Greenwich, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by Greenwich with employees hired after the date hereof), and (ii) for the purpose of funding or providing benefits under any stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than the issuance, delivery and/or sale of shares of Greenwich Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement;

(f) Cause, permit or submit to a vote of stockholders any amendments to the Greenwich Charter Documents;

(g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments;

(h) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition of property or assets which are not material, individually or in the aggregate, to the business of Greenwich;

(i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Greenwich or any subsidiary, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice, which the parties specifically agree will include Greenwich incurring additional indebtedness to PBI (defined in Section 5.7 below) under the PBI Note (as defined in Section 5.7 below) prior to Closing for its expenses and operating requirements;

(j) Adopt or amend any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law; provided, however, that Greenwich may terminate the Greenwich Option Plan;

(k) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material Liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities recognized or disclosed in the Greenwich Balance Sheet or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Parent or any subsidiary is a party or of which Parent or any subsidiary is a beneficiary;

(l) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Greenwich Contracts or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent;

(m) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(n) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax Liability or Tax attributes of Greenwich, settle or compromise any material Tax Liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(o) Take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(p) Agree in writing or otherwise to take any of the actions described in Section 4.3(a) through 4.3(o) above.

4.4 No Solicitation by Greenwich.

(a)  Greenwich shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Greenwich to, (i) directly or indirectly solicit, initiate or encourage the submission of any Greenwich Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Greenwich Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Greenwich Takeover Proposal; provided, however, that, prior to receipt of the Greenwich Stockholder Approval, Greenwich may, to the extent required by the fiduciary obligations of the Board of Directors of Greenwich, as determined in good faith by it based on the advice of outside counsel, in response to a Greenwich Takeover Proposal that was not solicited by Greenwich and that did not otherwise result from a breach or a deemed breach of this Section 4.4(a), and subject to compliance with Section 4.3(c), (x) furnish information with respect to Greenwich to any person pursuant to a customary confidentiality agreement (as determined by Greenwich’s independent counsel) and (y) participate in discussions or negotiations (including solicitation of a revised Greenwich Takeover Proposal) with such person regarding any Greenwich Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of Greenwich or any affiliate, director or investment banker, attorney or other advisor or representative of Greenwich, whether or not such person is purporting to act on behalf of Greenwich or otherwise, shall be deemed to be a breach of this Section 4.4(a) by Greenwich. For purposes of this Agreement, “Greenwich Takeover Proposal” means any proposal or offer for a merger, consolidation, dissolution, recapitalization, or other business combination involving Greenwich, any proposal for the issuance by Greenwich of a material amount of its equity securities as consideration for the assets or securities of another person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of, Greenwich, other than the Merger and other transactions contemplated hereby.

(b)  Neither the Board of Directors of Greenwich nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or VQ Merger Sub, the approval or recommendation by the Board of Directors of Greenwich or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Greenwich Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Greenwich Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Greenwich Stockholder Approval, the Board of Directors of Greenwich receives a Superior Greenwich Proposal (as defined below) and the Board of Directors of Greenwich determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board of Directors of Greenwich may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Greenwich Proposal. For purposes of this Agreement, a “Superior Greenwich Proposal” means any proposal made by a third party to acquire a material portion of the equity securities or assets of Greenwich, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of Greenwich determines in its good faith judgment to be more favorable to the holders of Greenwich Common Stock than the Merger and the transactions contemplated hereby (based on the written opinion, with only customary qualifications, of Greenwich’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement.

(c)  Greenwich promptly shall advise Parent orally and in writing of any Greenwich Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Greenwich Takeover Proposal, and the identity of the person making any such Greenwich Takeover Proposal or inquiry including any change to the material terms of any such Greenwich Takeover Proposal or inquiry. Greenwich shall keep Parent fully informed of the status including any change to the material terms of any such Greenwich Takeover Proposal or inquiry. Greenwich shall not be required to comply with this Section 4.4(c) in any instance to the extent that the Board of Directors of Greenwich determines in good faith, based on the advice of outside counsel, that such compliance would in such instance be inconsistent with its fiduciary duties; provided, however, that Greenwich shall promptly notify Parent of the fact of such determination.

4.5 No Solicitation by Parent or Subsidiaries.

(a)  Parent shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Parent or any of its subsidiaries to, (i) directly or indirectly solicit, initiate or encourage the submission of any Parent Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Parent Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Takeover Proposal; provided, however, that, Parent may, to the extent required by the fiduciary obligations of the Board of Directors of Parent, as determined in good faith by it based on the advice of outside counsel, in response to a Parent Takeover Proposal that was not solicited by Parent and that did not otherwise result from a breach or a deemed breach of this Section 4.5(a), and subject to compliance with Section 4.5(c), (x) furnish information with respect to Parent to any person pursuant to a customary confidentiality agreement (as determined by Parent’s independent counsel) and (y) participate in discussions or negotiations (including solicitation of a revised Parent Takeover Proposal) with such person regarding any Parent Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any affiliate, director or executive officer of Parent or any subsidiary of Parent or any investment banker, attorney or other advisor or representative of Parent or any subsidiary of Parent, whether or not such person is purporting to act on behalf of Parent or any subsidiary of Parent or otherwise, shall be deemed to be a breach of this Section 4.5(a) by Parent. For purposes of this Agreement, “Parent Takeover Proposal” means any proposal for a merger, consolidation, dissolution, dissolution, recapitalization, or other business combination involving Parent or any subsidiary of Parent, any proposal or offer for the issuance by Parent or any subsidiary of Parent of a material amount of its equity securities (other than pursuant to the Offering) as consideration for the assets or securities of another person or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of Parent or any subsidiary of Parent, other than the Merger and the transactions contemplated hereby.

(b)  Neither the Board of Directors of Parent or VQ Merger Sub nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Greenwich, the approval or recommendation by the Board of Directors of Parent, VQ Merger Sub or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Parent Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Parent Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of Parent receives a Superior Parent Proposal (as defined below) and the Parent Board determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board of Directors of Parent may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Parent Proposal. For purposes of this Agreement, a “Superior Parent Proposal” means any proposal made by a third party to acquire a material portion of the equity securities or assets of Parent, pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of Parent determines in its good faith judgment to be more favorable to the holders of Parent Common Stock than the Merger and other transactions contemplated hereby (based on the written opinion, with only customary qualifications, of the Parent’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement.

(c)  Parent promptly shall advise Greenwich orally and in writing of any Parent Takeover Proposal or any inquiry with respect to or that could lead to any Parent Takeover Proposal, and the identity of the person making any such Parent Takeover Proposal or inquiry and the material terms of any such Parent Takeover Proposal or inquiry. Parent shall keep Greenwich fully informed of the status including any change to the material terms of any such Parent Takeover Proposal or inquiry. Parent shall not be required to comply with this Section 4.5(c) in any instance to the extent that the Parent Board determines in good faith, based on the advice outside counsel, that such compliance would in such instance be inconsistent with its fiduciary duties; provided, however, that the Parent shall promptly notify Parent of the fact of such determination.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Public Disclosure. Parent and Greenwich will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.

5.2 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 4.4(b) or 4.5(b), the Board of Directors of Greenwich or the Parent approves or recommends a Superior Greenwich Proposal or Superior Parent Proposal, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in ARTICLE VI to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Parent shall give prompt notice to Greenwich upon becoming aware that any representation or warranty made by it or VQ Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or VQ Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Greenwich shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Greenwich to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Third Party Consents. On or before the Closing Date, Parent and Greenwich will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.4 Conveyance Taxes. Parent, Greenwich and VQ Merger Sub shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in this Section shall be paid equally by Parent and Greenwich.

5.5 Survival after Closing. All of the covenants and obligations of the parties to this Agreement, which by their terms are to be performed or will become effective after the Closing, including without limitation, those contained in Sections 1.6, 1.12, 5.4, 5.6, 5.7 and 5.8 shall survive the Closing. The respective representations and warranties of the parties contained in Articles II and III shall not survive the Closing.

5.6 Tax Covenants of Parent. After the Effective Time of the Merger, Parent, either directly or through Greenwich as long as Greenwich is within Parent’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), will continue at least one significant historic business line of Greenwich, or use at least a significant portion of Greenwich's historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d), except that Greenwich's historic business assets may be transferred (a) to a corporation that is another member of Parent’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Parent’s Qualified Group have active and substantial management functions as a partner with respect to Parent’s historic business or (ii) members of Parent’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in Greenwich's historic business, in each case within the meaning of Regulations Section 1.368-1(d)(4)(iii).

5.7 Assumption of Certain Indebtedness. Parent hereby agrees to assume the obligations of Greenwich under that certain Future Advance Promissory Note, dated as of October 28, 2004 (the “PBI Note”), issued by Greenwich to Paramount BioCapital Investments, LLC (“PBI”), and agrees that, subject to the existing maturity date of the PBI Note, the indebtedness evidenced by such Note shall be repaid in three equal installments as follows: (i) one-third of the principal amount and all interest accrued to such date upon such time as Parent raises at least $5,000,000 in aggregate gross proceeds from the sale of its equity or debt securities in one or more transactions subsequent to the date of this Agreement; (ii) one-third of the principal amount and all interest accrued to such date upon such time as Parent raises at least $10,000,000 in aggregate gross proceeds from the sale of its equity or debt securities (including the amount raised pursuant to clause (i)) in one or more transactions subsequent to the date of this Agreement; and (iii) the remaining one-third of the principal amount shall be converted into shares of Parent Common Stock at the final closing of the Offering upon the terms of the Offering (as defined below).

5.8 Indemnification.

(a) Subsequent to the Effective Time, the Greenwich Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Greenwich (collectively, the “Greenwich Indemnified Parties”) against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law and to the extent Greenwich has such obligation as of the date hereof, whether under the Greenwich Charter Documents, individual indemnity agreements or otherwise (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Greenwich Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Greenwich Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable law) and such obligations shall survive the Merger and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any such claims against such persons.

(b) In the event the Greenwich Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, provision shall be made by the Greenwich Surviving Corporation so that the successors and assigns of the Greenwich Surviving Corporation shall assume the obligations set forth in Section 5.8(a).

(c) The rights of each covered person under this Section 5.8 shall be in addition to any rights such person may have under the Greenwich Charter Documents or the comparable organizational documents of any of Greenwich’s subsidiaries, or under applicable law or under any agreement with Greenwich or any of its subsidiaries. The provisions of and the rights granted under the Greenwich Charter Documents and this Section 5.8 shall survive consummation of the Merger, are expressly assumed by Parent, and are intended to benefit, and shall be enforceable by, each such person and his heirs and representatives.

5.9 Parent Reincorporation.

(a) For purposes of obtaining the approval of Parent’s shareholders to reincorporate Parent under the laws of the State of Delaware (the “Reincorporation”), Parent shall call a meeting of its shareholders as soon as practicable following the date hereof (the “Parent Shareholder Meeting”). Parent shall use its reasonable best efforts to obtain approval of the proposed Reincorporation (the “Reincorporation Proposal”). In connection with the solicitation of proxies for the Parent Shareholder Meeting, the parties hereto shall cooperate in the preparation of an appropriate proxy statement (such proxy statement, together with any and all amendments or supplements thereto, the “Proxy Statement”).

(b) Greenwich shall furnish such information concerning Greenwich as is necessary in order to cause the Proxy Statement, insofar as it relates to Greenwich, to be prepared in accordance with Section 5.9(a). Greenwich shall also furnish to Parent, for purposes of its preparation of the Proxy Statement, any required information regarding any holders of Greenwich Common Stock or their affiliates. Such information provided by Greenwich shall be true and correct in all material respects and shall not omit any material fact necessary to make that information not misleading. Greenwich agrees promptly to advise Parent if at any time prior to the Parent Shareholder Meeting any information provided by Greenwich in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Parent the information needed to correct such inaccuracy or omission.

(c) Subject to the prior approval of this Agreement by the holders of Greenwich Common Stock, Parent shall use all reasonable efforts to promptly prepare and submit the Proxy Statement to the SEC at the earliest practicable date. Greenwich authorizes Parent to utilize in the Proxy Statement the information under Section 5.9(b) provided to Parent for the purpose of inclusion in the Proxy Statement. Parent shall advise Greenwich promptly when the preliminary and definitive Proxy Statement has been filed and shall furnish Greenwich with copies of all such documents.

(d) At the time the Proxy Statement is mailed to the shareholders of Parent in order to obtain the vote of Parent’s shareholders necessary to approve the Reincorporation Proposal (the “Requisite Parent Shareholder Vote”) and at all times subsequent to such mailing until the Requisite Parent Shareholder Vote has been obtained, the Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Parent and its shareholders, this Agreement and all other transactions contemplated hereby, will (i) comply in all material respects with applicable provisions of the Exchange Act, including the rules and regulations promulgated thereunder, and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no such representations shall apply to any information, including financial statements, of or provided or confirmed by Greenwich in writing specifically for such Proxy Statement.

(e) Parent shall bear all printing, filing and mailing costs in connection with the preparation, filing and mailing of the Proxy Statement to its shareholders. Greenwich and Parent shall each bear their own legal and accounting expenses in connection with review and preparation of the Proxy Statement.

5.10 Greenwich Stockholders’ Meeting; Materials to Stockholders.

(a) Greenwich shall, in accordance with Section 251 of the DGCL and the Greenwich Charter Documents, duly call, give notice of, convene and hold a special meeting of Greenwich Stockholders (the “Greenwich Stockholder Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger. Alternatively, Greenwich shall use its best efforts to obtain, in lieu of holding the Greenwich Stockholder Meeting, the written consent of the number of Greenwich stockholders necessary under the Greenwich Charter Documents and the DGCL to approve this Agreement and the Merger. Greenwich shall as promptly as practicable following the date of this Agreement prepare and mail or otherwise deliver to Greenwich stockholders all information as may required to comply with the DGCL.

(b) Upon execution of this Agreement, holders of a majority of the outstanding Greenwich Common Stock shall enter into a voting agreement in substantially the form attached hereto as Annex III (the “Voting Agreement”), pursuant to which such stockholders shall agree to vote all shares of Greenwich Common Stock held by them in favor of approval of the Merger and this Agreement.

5.11 Greenwich Stockholder Questionnaires. Each of Parent and Greenwich shall take all necessary action on its part such that the issuance of the Merger Consideration to the Greenwich stockholders constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, (1) Parent and Greenwich shall provide each Greenwich stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both Parent and Greenwich (a “Stockholder Questionnaire”) and (2) Greenwich shall use its best efforts to cause each Greenwich stockholder to attest that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that such stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Parent and Greenwich to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Greenwich:

(a) Approval of Reincorporation Proposal. Parent’s stockholders shall have approved the Reincorporation Proposal at the Parent Shareholder Meeting in accordance with the applicable provisions of the MBCA, and such reincorporation shall have been effected in accordance with the applicable provisions of the MBCA and the DGCL.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Officers’ Certificate. Each party shall have furnished to the other a certificate of the Chief Executive Officer and the Chief Financial Officer, dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2 or 6.3 (as applicable) have been fulfilled and are true and correct.

(d) Minimum Offering. Parent shall have received irrevocable subscriptions or other irrevocable written commitments from one or more investors obligating such investors to purchase, on terms and conditions satisfactory to Parent in its sole discretion, securities of Parent for aggregate gross proceeds to it of at least $5,000,000 (the “Offering”), whether in a private placement under Regulation D of the Securities Act or otherwise, and the funds relating to such subscriptions or commitments shall have been deposited into an escrow account.

(e) Confidential Investor Questionnaire. Holders of at least ninety-eight percent (98%) of the outstanding shares of Greenwich Common Stock shall have duly executed and delivered the Confidential Investor Questionnaire to Greenwich.

(f) Registration Rights Agreement. The Registration Rights Agreement, substantially in the form attached hereto as Annex IV, shall have been duly executed and delivered by the parties thereto.

(g) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the parties thereto.

(h) Greenwich Appraisal Rights. Holders of not more than two percent (2%) of the outstanding shares of Greenwich Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Section 262 of the DGCL.

6.2 Additional Conditions to Obligations of Greenwich. The obligation of Greenwich to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Greenwich:

(a) Representations and Warranties. The representations and warranties of Parent and VQ Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Greenwich shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and VQ Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Greenwich shall have received a certificate to such effect signed on behalf of each of Parent and VQ Merger Sub by an authorized officer of Greenwich.

(c) OTC Bulletin Board. At the Effective Time, the Parent Common Stock shall be eligible for quotation and in good standing on the OTC Bulletin Board.

(d) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Greenwich shall conclude that it has or could have a Material Adverse Effect on the Parent and Greenwich Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(e) Corporate Documents.  Greenwich shall have received a copy of the certificate of incorporation of each of the Parent and VQ Merger Sub, certified by the Secretary of the State of Delaware evidencing the good standing of Parent and VQ Merger Sub in such jurisdiction.

(f) Federal Tax Opinion. Greenwich shall have received a tax opinion from its counsel, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

(i) Either (A) the Merger will qualify as a reorganization under Section 368(a) of the Code, and Greenwich, VQ Merger Sub and Parent will each be a party to the reorganization within the meaning of Section 368(b) of the Code, or (B) the Merger will qualify as an exchange described in Section 351 of the Code; and

(ii) No gain or loss will be recognized by the stockholders of Greenwich upon their receipt of the Merger Consideration pursuant to either (A) Section 354(a) of the Code, or (B) Section 351(a) of the Code.

(g) Legal Opinion. Parent and VQ Merger Sub shall have received an opinion of Maslon Edelman Borman & Brand, LLP, counsel to Parent and VQ Merger Sub, dated as of the Effective Time to the effect that (1) each of Parent and VQ Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (2) the execution, delivery and performance by Parent and VQ Merger Sub of the Agreement and the consummation by Parent and VQ Merger Sub of the transactions contemplated thereby are within Parent and VQ Merger Sub’s corporate powers and have been duly authorized by all necessary corporate and stockholder action; (3) the execution, delivery and performance by Parent and VQ Merger Sub of the Agreement and the consummation of the Merger by Parent and VQ Merger Sub require no action by or in respect of, or filing with, any Governmental Entity other than actions which have been taken, filings which have been made and the filing of the Certificate of Merger in accordance with Delaware Law and the filings necessary under Regulation D of the Securities Ace and applicable blue sky laws; (4) the execution, delivery and performance by Parent and VQ Merger Sub of the Agreement and the consummation by Parent and VQ Merger Sub of the transactions contemplated thereby do not and will not (x) contravene or conflict with Parent or VQ Merger Sub’s Charter Documents, (y) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction order or decree binding upon Parent or VQ Merger Sub and known to such counsel, or (z) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or VQ Merger Sub or to a loss of any benefit to which Parent or VQ Merger Sub is entitled under any provision of any agreement, contract or other instrument binding upon Parent or VQ Merger Sub filed as an exhibit to the Parent SEC Reports or any license, franchise, permit or other similar authorization held by Parent or VQ Merger Sub and known to such counsel; (5) this Agreement constitutes a valid and binding agreement of Parent and VQ Merger Sub (subject to customary exclusions and limitations); (6) assuming the receipt and accuracy of the attestations referred to in Section 5.11 for each Greenwich Stockholder, the issuance of the Merger Consideration, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all Encumbrances and not subject to preemptive rights, and will be exempt from registration under the Securities Act and applicable blue sky laws.

6.3 Additional Conditions to the Obligations of Parent and VQ Merger Sub. The obligations of Parent and VQ Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of Greenwich set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of Greenwich by the Chief Executive Officer of Greenwich to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Greenwich Material Adverse Effect.

(b) Agreements and Covenants. Greenwich shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Greenwich by an authorized officer of Greenwich.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Greenwich Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Greenwich Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Parent shall conclude that it has or could have a Greenwich Material Adverse Effect; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(d) Corporate Documents. Parent shall have received a copy of the certificate of Incorporation of Greenwich, certified by the Secretary of State of Delaware evidencing the goal standing of Greenwich is such jurisdiction.

(e) Legal Opinion. Parent and VQ Merger Sub shall have received an opinion of Wyrick Robbins Yates & Ponton LLP, counsel to Greenwich dated as of the Effective Time to the effect that (1) Greenwich is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (2) the execution, delivery and performance by Greenwich of the Agreement and the consummation by Greenwich of the transactions contemplated thereby are within Greenwich’s corporate powers and have been duly authorized by all necessary corporate and stockholder action; (3) the execution, delivery and performance by Greenwich of the Agreement and the consummation of the Merger by Greenwich require no action by or in respect of, or filing with, any Governmental Entity other than actions which have been taken, filings which have been made and the filing of the Certificate of Merger in accordance with Delaware Law and the filings necessary under Regulation D of the Securities Act and applicable blue sky laws; (4) the execution, delivery and performance by Greenwich of the Agreement and the consummation by Greenwich of the transactions contemplated thereby do not and will not (x) contravene or conflict with the certificate of incorporation or bylaws of Greenwich, (y) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction order or decree binding upon Greenwich and known to such counsel, or (z) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Greenwich or to a loss of any benefit to which Greenwich is entitled under any provision of any agreement, contract or other instrument binding upon Greenwich, and designated in the Greenwich Schedule or any license, franchise, permit or other similar authorization held by Greenwich and known to such counsel; (5) this Agreement constitutes a valid and binding agreement of Greenwich (subject to customary exclusions and limitations); and (6) assuming the receipt and accuracy of the attestations referred to in Section 5.11 for each Greenwich Stockholder, the issuance of the Merger Consideration will be exempt from registration under the Securities Act and applicable blue sky laws.

(f) Fairness Opinion. Parent shall have received the opinion of CRI International, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid in the Merger by Parent is fair to Parent from a financial point of view, a signed copy of which opinion has been delivered to Parent.

(g) Amendment of PBI Note. PBI shall have agreed in writing to amend the PBI Note in the manner described in Section 5.7.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Greenwich Stockholder Approval:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Greenwich; or

(b) by either Parent or Greenwich if the Merger shall not have been consummated by August 31, 2005 (such date, or such other date that may be agreed by mutual written consent, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or Greenwich if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger;

(d) by Parent, on the one hand, or Greenwich, on the other, if any condition to the obligation of any such party to consummate the Merger set forth in Section 6.2 (in the case of Greenwich) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement;

(e) by Parent if, upon a vote at a duly held meeting to obtain approval of the Parent shareholders of the Reincorporation Proposal, such approval is not obtained;

(f) by Greenwich, if Parent or VQ Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.2, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that Greenwich is not then in material breach of any representation, warranty or covenant in this Agreement);

(g)  by Greenwich:

(i)   if the Board of Directors of Parent or VQ Merger Sub or any committee thereof withdraws or modifies in a manner adverse to Greenwich its approval or recommendation of this Agreement, or the Board of Directors of Parent or VQ Merger Sub or any committee thereof resolves to take any of the foregoing actions;

(ii)  if (A) Parent or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 4.5 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.5(a) or the second sentence of Section 4.5(b) or (B) Parent shall have given Greenwich the notification contemplated by Section 7.5(c)(iii); or

(h) by Greenwich prior to receipt of the Greenwich Stockholder Approval in accordance with Section 7.5(b); provided, however, that Greenwich shall have complied with all provisions thereof, including the notice provisions therein;

(i)  by Parent, if Greenwich breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.3, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Greenwich of such breach (provided that neither Parent nor VQ Merger Sub is then in material breach of any representation, warranty or covenant contained in this Agreement);

(j)  by Parent:

(i)   if the Board of Directors of Greenwich or any committee thereof withdraws or modifies in a manner adverse to Parent its approval or recommendation of this Agreement or fails to recommend to Greenwich’s stockholders that they give the Greenwich Stockholder Approval, or the Board of Directors of Greenwich or any committee thereof resolves to take any of the foregoing actions;

(ii) if the Board of Directors of Greenwich fails to reaffirm in writing its recommendation to Greenwich’s stockholders that they give the Greenwich Stockholder Approval within five (5) days of Parent’s written request to do so (which request may be made at any time that a Greenwich Takeover Proposal is pending), which reaffirmation must also include the unconditional rejection of such Greenwich Takeover Proposal;

(iii)  if (A) Greenwich or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 4.4 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.4(a) or the second sentence of Section 4.4(b) or (B) Greenwich shall have given Parent the notification contemplated by Section 7.5(b)(iii);

(k)  by Parent in accordance with Section 7.5(c); provided, however, that Parent shall have complied with all provisions thereof, including the notice provisions therein.

7.2 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated; provided, however, that in the event that this Agreement is terminated by Greenwich pursuant to Sections 7.1(e) or 7.1(h) or by Parent pursuant to Section 7.1(k), then such terminating party shall promptly reimburse the non-terminating party for all Expenses actually incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby, up to a limit of $25,000. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of Greenwich, there shall not be any amendment that by law requires further approval by the stockholders of Greenwich without the further approval of such stockholders. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Greenwich and VQ Merger Sub.

7.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, duly authorized by such party’s Board of Directors. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. No waiver of any provision of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.5 Procedure for Termination.

(a)  A termination of this Agreement pursuant to Section 7.1 shall, in order to be effective, require in the case of Parent, VQ Merger Sub or Greenwich, action by its Board of Directors or the duly authorized designee of its Board of Directors.

(b)  Greenwich may terminate this Agreement pursuant to Section 7.1(h) only if (i) the Board of Directors of Greenwich has received a Superior Greenwich Proposal, (ii) in light of such Superior Greenwich Proposal the Board of Directors of Greenwich shall have determined (A) in good faith, based upon the advice of outside counsel, that it is necessary for the Board of Directors of Greenwich to withdraw or modify its approval or recommendation of the Merger or this Agreement in order to comply with its fiduciary duty under applicable law or (B) in good faith that there is a substantial possibility that the Greenwich Stockholder Approval will not be obtained by reason of the existence of such Superior Greenwich Proposal, (iii) Greenwich has notified Parent in writing of the determination described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Greenwich Proposal remains a Superior Greenwich Proposal and the Board of Directors of Greenwich has again made the determinations referred to in clause (ii) above, (v) Greenwich is in compliance with Section 4.4, (vi) the Board of Directors of Greenwich concurrently approves, and Greenwich concurrently enters into, a definitive agreement providing for the implementation of such Superior Greenwich Proposal and (vii) Parent is not at such time entitled to terminate this Agreement pursuant to Section 7.1(i).

(c)  Parent may terminate this Agreement pursuant to Section 7.1(k) only if (i) the Board of Directors of Parent has received a Superior Parent Proposal, (ii) in light of such Superior Parent Proposal the Board of Directors of Parent has determined in good faith, based upon the advice of outside counsel, that it is necessary for the Board of Directors of Parent to withdraw or modify its approval or recommendation of the Merger or this Agreement in order to comply with its fiduciary duty under applicable law and, (iii) Parent has notified Greenwich in writing of the determination described in clause (ii) above, (iv) at least five business days following receipt by Greenwich of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Greenwich since receipt of the notice referred to in clause (iii) above, such Superior Parent Proposal remains a Superior Parent Proposal and the Board of Directors of Parent has again made the determinations referred to in clause (ii) above, (v) Parent is in compliance with Section 4.5, (vi) the Board of Directors of Parent concurrently approves, and Parent concurrently enters into, a definitive agreement providing for the implementation of such Superior Parent Proposal and (vii) Greenwich is not at such time entitled to terminate this Agreement pursuant to Section 7.1(f).

ARTICLE VIII
GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or VQ Merger Sub:

VioQuest Pharmaceuticals, Inc.
7 Deer Park Drive, Suite E
Monmouth Junction, New Jersey 08852
Attn: Daniel Greenleaf
Fax: 732-274-0402

With a copy to (which shall not constitute notice):

Maslon Edelman Borman & Brand, LLP
90 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402
Attn: Christopher J. Melsha, Esq.
Fax: 612-642-8343

(b) if to Greenwich, to

Greenwich Therapeutics, Inc.
787 Seventh Avenue
48th Floor
New York, New York 10019
Attn: President
Fax: 212-554-4355

With a copy to (which shall not constitute notice):

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attn: W. David Mannheim, Esq.
Fax: 919-781-4865

8.2 Interpretation.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,”“includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, an “agreement,”“arrangement,”“contract,”“commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

(e) Unless the context requires otherwise, all words use in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Parent Schedule and the Greenwich Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 5.8, nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Assignment. Other than Parent’s assignment of this Agreement by operation of law as a result of the merger contemplated by the Reincorporation, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Without limiting the generality of the foregoing, the term “Parent” as used in this Agreement shall refer to the surviving corporation in the merger contemplated by the Reincorporation.

8.10 Waiver of Jury Trial. EACH OF PARENT, GREENWICH AND VQ MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, GREENWICH AND VQ MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page is blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

VioQuest Pharmaceuticals, Inc.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President and Chief Executive Officer

Greenwich Therapeutics, Inc.

By:	/s/ J. Jay Lobell
Name: J. Jay Lobell
Title: President

VQ Acquisition Corp.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President and Chief Executive Officer

[APPENDIX B]

Appendix C

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

Index

Page

Report of Independent Registered Public Accounting Firm	C-2

Balance Sheets
March 31, 2005 and December 31, 2004	C-3

Statements of Operations
Three Months Ended March 31, 2005, Period from October 28, 2004 (Inception)
to December 31, 2004 and Period from October 28, 2004 (Inception)
to March 31, 2005	C-4

Statements of Changes in Stockholders' Deficiency
Three Months Ended March 31, 2005, Period from October 28, 2004 (Inception)
to December 31, 2004 and Period from October 28, 2004 (Inception)
to March 31, 2005	C-5

Statements of Cash Flows
Three Months Ended March 31, 2005, Period from October 28, 2004 (Inception)
to December 31, 2004 and Period from October 28, 2004 (Inception)	C-6
to March 31, 2005

Notes to Financial Statements	C-7-9

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Greenwich Therapeutics, Inc.

We have audited the accompanying balance sheets of Greenwich Therapeutics, Inc. (A Development Stage Company) as of March 31, 2005 and December 31, 2004, and the related statements of operations, changes in stockholders' deficiency and cash flows for the three months ended March 31, 2005, the period from October 28, 2004 (Inception) to December 31, 2004 and the cumulative amounts for the period from October 28, 2004 (Inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenwich Therapeutics, Inc. as of March 31, 2005 and December 31, 2004, and its results of operations and cash flows for the three months ended March 31, 2005, the period from October 28, 2004 (Inception) to December 31, 2004 and the cumulative amounts for the period from October 28, 2004 (Inception) to March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses from its inception through March 31, 2005 and it had a stockholders' deficiency as of March 31, 2005 of $668,498. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/J.H. Cohn LLP

Roseland, New Jersey
June 4, 2005

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

BALANCE SHEETS
MARCH 31, 2005 AND DECEMBER 31, 2004

	March 31, 2005	December 31, 2004
ASSETS

Totals	$—	$—

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	$26,741	$—
Accrued interest - related party	3,487	415
Total current liabilities	30,228	415

Notes payable - related party	638,270	68,552
Total liabilities	668,498	68,967

Commitments

Stockholders' deficiency:
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 20,000,000 shares authorized; 4,000,000 shares issued and outstanding	4,000	4,000
Less stock subscriptions receivable	(4,000)	(4,000)
Deficit accumulated during the development stage	(668,498)	(68,967)
Total stockholders' deficiency	(668,498)	(68,967)

Totals	$—	$—

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005, PERIOD FROM OCTOBER 28, 2004
(Inception) TO DECEMBER 31, 2004 AND
PERIOD FROM OCTOBER 28, 2004 (Inception) TO MARCH 31, 2005

	Three	Period from	Period from
	Months	October 28, 2004	October 28, 2004
	Ended	(Inception) to	(Inception) to
	March	December	March
	31, 2005	31, 2004	31, 2005

Operating expenses - research and development, principally license fee	$596,459	$68,552	$665,011

Loss from operations	(596,459)	(68,552)	(665,011)

Interest expense	(3,072)	(415)	(3,487)

Net loss	$(599,531)	$(68,967)	$(668,498)

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
THREE MONTHS ENDED MARCH 31, 2005, PERIOD FROM OCTOBER
28, 2004 (Inception) TO MARCH 31, 2004 AND PERIOD FROM
OCTOBER 28, 2004 (Inception) TO MARCH 31, 2005

				Deficit
				Accumulated
			Stock	During the
	Common Stock		Subscriptions	Development
	Shares	Amount	Receivable	Stage	Total

Issuance of common stock to
founders in October 2004
at $.001 per share	4,000,000	$4,000	$(4,000)

Net loss				$(68,967)	$(68,967)

Balance, December 31, 2004	4,000,000	4,000	(4,000)	(68,967)	(68,967)

Net loss				(599,531)	(599,531)

Balance, March 31, 2005	4,000,000	$4,000	$(4,000)	$(668,498)	$(668,498)

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2005,
PERIOD FROM OCTOBER 28, 2004 (Inception) TO DECEMBER 31, 2004 AND
PERIOD FROM OCTOBER 28, 2004 (Inception) TO MARCH 31, 2005

	Three	Period from	Period from
	Months	October 28, 2004	October 28, 2004
	Ended	(Inception) to	(Inception) to
	March	December	March
	31, 2005	31, 2004	31, 2005
Cash flows from operating activities:
Net loss	$(599,531)	$(68,967)	$(668,498)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Expenses paid by related party on
behalf of the Company	569,718	68,552	638,270
Changes in operating assets and
liabilities:
Accounts payable and accrued
expenses	26,741		26,741
Accrued interest - related party	3,072	415	3,487
Net cash provided by
operating activities
and cash, beginning
and end of period	$—	$—	$—

See Notes to Financial Statements.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business, basis of presentation and summary of significant accounting policies:
Business:
Greenwich Therapeutics, Inc. ("Greenwich" or the "Company") was incorporated in the State of Delaware on October 28, 2004. Greenwich is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company's current licensed compound targets the treatment of cancer, conditions stemming from the abnormal regulation of cell growth and other immunological diseases.

Basis of presentation:
The Company's primary activities since incorporation have been organizational activities, payment of a license fee and performing business and financial planning. Accordingly, the Company is considered to be in the development stage.

On May 3, 2005, VioQuest Pharmaceuticals, Inc. ("VIO") entered into a letter of intent ("LOI") with Greenwich. Pursuant to the LOI, VIO will issue up to 49% of its common stock to Greenwich's stockholders in exchange for 100% of the outstanding common stock of Greenwich. VIO is a pharmaceutical company that acquires and develops proprietary prescription drugs.

The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the three months ended March 31, 2005, the Company reported a net loss of $599,531 and it had a loss from inception through March 31, 2005 and a stockholders' deficiency as of March 31, 2005 of $668,498. Management believes that the Company will continue to incur losses for the foreseeable future and will need additional equity or debt financing or will need to generate revenue from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability, if ever. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business, basis of presentation and summary of significant accounting policies (concluded):

Research and development:
Research and development costs are expensed as incurred.

Research and development costs for the three months ended March 31, 2005 and the year ended December 31, 2004 were $596,459 and $68,522, respectively, primarily for license fees (see Note 3).

Income taxes:
Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that deferred tax assets will not be realized.

Note 2 - Notes payable - related party:
In October 2004, the Company entered into an open-ended future advance promissory note whereby Paramount BioCapital Investments, LLC ("PBCI"), an affiliate of a significant stockholder of Greenwich, agreed to advance funds for obligations arising out of the operations of Greenwich's business. The note accrues interest at a fixed rate equal to 5% per annum and becomes payable upon the earlier of two years from the date of issuance of the note or the date on which Greenwich enters into certain specified financing transactions. The amount due PBCI, including accrued interest, was $641,757 and $68,967 as of March 31, 2005 and December 31, 2004, respectively.

Note 3 - License agreements:
In February 2005, the Company entered into an agreement to acquire the rights to an exclusive, world-wide, royalty-bearing sublicense to develop and commercialize technology for treatment of cancer, conditions stemming from the abnormal regulation of cell growth and other immunological diseases (the "Sodium Stibogluconate Technology").

The amount expended under this agreement and charged to research and development expense for the three months ended March 31, 2005 and the period from October 28, 2004 (inception) to December 31, 2004 was $549,718 and $35,000, respectively. Future potential milestone payments under this agreement total approximately $4,550,000. The Company may also owe the licensor royalty payments based on future net sales, as defined, from Sodium Stibogluconate Technology. There are no minimum royalties required under the agreement.

GREENWICH THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
Note 3 - License agreements (concluded):
On April 19, 2005, Greenwich entered into a license agreement with the University of South Florida as the exclusive licensee under certain patent rights relating to technology for anticancer and antiviral therapy (the "Triciribine Technology"). The Company intends to develop, produce, manufacture, market and/or sell products related to the licensed technology. In May 2005, the Company paid a one-time milestone payment of $41,000 under this agreement. Future potential milestone payments under this agreement total approximately $5,800,000. The Company may also owe the licensor royalty payments based on future net sales, as defined, from the Triciribine Technology. There are no minimum royalties required under the agreement.

Note 4 - Stockholders' deficiency:
In 2004, the Company issued 4,000,000 shares of common stock to its founders for subscriptions receivable of $4,000 or $.001 per share.

Note 5 - Income taxes:
There was no current or deferred income tax expense or credit for the three months ended March 31, 2005 and for the period from October 28, 2004 (inception) to December 31, 2004.

The Company's deferred tax assets as of March 31, 2005 and December 31, 2004 are as follows:

	2005	2004

Net operating loss carryforwards - Federal	$204,000	$23,000
Net operating loss carryforwards - state	36,000	4,000
Totals	240,000	27,000
Less valuation allowance	240,000	27,000

Deferred tax assets	$-	$-

At March 31, 2005, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $668,000.

The utilization of the Company's net operating losses may be subject to a substantial limitation due to the "change of ownership provisions" under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

Note 7 - Subsequent events:
During the period from April 1, 2005 through June 4, 2005, the Company received additional advances of $62,090 under the promissory note issued to PBCI (see Note 2).

Appendix D

CERTIFICATE OF INCORPORATION
of
VIOQUEST DELAWARE, INC.

The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies as follows:

1. Name. The name of the corporation is “VioQuest Delaware, Inc.” (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in New Castle County; and the name of its registered agent at such address is The Corporation Trust Company. The Corporation may from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Delaware. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Delaware.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares consisting of: One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (“Common Stock”); and Ten Million (10,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

The Preferred Stock may be divided into, and may be issued from time to time in one or more series. The Board of Directors of the Corporation (“Board”) is authorized from time to time to establish and designate any such series of Preferred Stock, to fix and determine the variations in the relative rights, preferences, privileges and restrictions as between and among such series and any other class of capital stock of the Corporation and any series thereof, and to fix or alter the number of shares comprising any such series and the designation thereof. The authority of the Board from time to time with respect to each such series shall include, but not be limited to, determination of the following:

(a) The designation of the series;

(b) The number of shares of the series and (except where otherwise provided in the creation of the series) any subsequent increase or decrease therein;

(c) The dividends, if any, for shares of the series and the rates, conditions, times and relative preferences thereof;

(d) The redemption rights, if any, and price or prices for shares of the series;

(e) The terms and amounts of any sinking fund provided for the purchase or redemption of the series;

(f) The relative rights of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g) Whether the shares of the series shall be convertible into shares of any other class or series of shares of the Corporation, and, if so, the specification of such other class or series, the conversion prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(h) The voting rights, if any, of the holders of such series; and

(i) Such other designations, powers, preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Christopher J. Melsha, Esq., 90 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402.

6. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7. Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

8. Indemnification.

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).

8.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3 Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

8.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.7 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws.

10. Powers of Incorporators. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The name and mailing address of the person who is to serve as the initial director of the Corporation, or until his successor is duly elected and qualified, are:

Daniel Greenleaf
7 Deer Park Drive, Suite E
Monmouth Junction, NJ 08852

11. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section.

WITNESS the signature of this Certificate of Incorporation this [ ] day of [ ], 2005.

     Christopher J. Melsha, Incorporator

Appendix E

SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT

Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which provide that shareholders may dissent from and, and obtain the fair value of their shares in the event of certain corporate actions, and establish procedures for the exercise of such dissenters’ rights.

302A.471  Rights of dissenting shareholders.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) The applicability of clause (1) is determined as of: (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or (ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473  Procedures for asserting dissenters' rights.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

VioQuest Pharmaceuticals, Inc.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS - [                             ], 2005

The undersigned, a shareholder of VioQuest Pharmaceuticals, Inc., hereby appoints Daniel Greenleaf and Brian Lenz, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Special Meeting of Shareholders of VioQuest Pharmaceuticals, Inc. to be held on [                ], 2005 at [          ] (Eastern time) at [                             ], and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

To approve and adopt a proposal to reincorporate the Company under the laws of the State of Delaware by merging the Company with and into VioQuest Delaware, Inc., a Delaware corporation and wholly owned subsidiary of the Company, as more fully described in the Company’s Proxy Statement relating to the Special Meeting.

FOR ❑	AGAINST ❑	ABSTAIN ❑

The Board of Directors Recommends a Vote FOR this Proposal.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Special Meeting of Shareholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the Agreement and Plan of Merger.

Dated ___________, 2005

×

×

 (When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. If shares are held in joint tenancy, both joint tenants must sign.)